As filed with the Securities and Exchange Commission on September 28, 1994

                                                     Registration No. 33-_____
==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            _______________________
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            _______________________
                         CRESTAR FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

     Virginia                           6711                    54-0722175
(State  or other                 (Primary Standard           (I.R.S. Employer
jurisdiction of incorporation  Industrial Classification    Identification No.)
of organization)                    Code Number)

                              919 East Main Street
                                 P.O. Box 26665
                         Richmond, Virginia  23261-6665
                                 (804) 782-5000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JOHN C. CLARK, III
         Corporate Senior Vice President, General Counsel and Secretary
                         Crestar Financial Corporation
                              919 East Main Street
                                 P.O. Box 26665
                         Richmond, Virginia  23261-6665
                                 (804) 782-7445
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies To

            LATHAN M. EWERS, JR.                      HAROLD I. FREILICH
             Hunton & Williams                       Davis, Graham & Stubbs
             951 E. Byrd Street                 1225 New York Avenue, NW #1200
         Riverfront Plaza, East Tower              Washington, D. C.  20005
        Richmond, Virginia 23219-4074                  (202) 822-8660
              (804) 788-8269

Approximate date of commencement of the proposed sale of the securities to the public:
   As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ( )

                        CALCULATION OF REGISTRATION FEE

         Title of Each Class of            Maximum Amount       Proposed Maximum          Proposed Maximum           Amount of
     Securities To Be Registered          To Be Registered   Offering Price Per Unit   Aggregate Offering Price  Registration Fee
Common Stock, $5.00 par value per share   312,426 shares(1)          $17.63 (2)              $5,508,000 (2)            $1,900
Preferred Share Purchase Rights(3)        312,426 rights              N/A                         N/A                    N/A

(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant which are expected to be issued inconnection with the transactions described herein.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) using the book value of Independent Bank common stock at June 30, 1994, and assuming no cash will be paid by Registrant in the exchange.

(3) The Rights to purchase Participating Cumulative Preferred Stock, Series C will be attached to and will trade with shares of the Common Stock of Crestar Financial Corporation.

                            _______________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CRESTAR FINANCIAL CORPORATION

                             CROSS-REFERENCE SHEET


Item of Form S-4                        Location in Prospectus
1.  Forepart of Registration            Facing Page; Cross Reference Sheet;
    Statement and Outside               Outside Front Cover Page of Prospectus
    Front Cover Page of
    Prospectus

2.  Inside Front and Outside            Inside Front Cover Page of Prospectus;
    Back Cover Pages of                 Table of Contents; Available
    Prospectus                          Information; Incorporation of Certain
                                        Information by Reference

3.  Risk Factors, Ratio of              Summary; Comparative Per Share Data
    Earnings to Fixed Charges
    and Other Information

4.  Terms of the Merger                 Summary; The Merger; Comparative
                                        Rights of Shareholders; Annex I;
                                        Annex II

5.  Pro Forma Financial                 Not Applicable
    Information

6.  Material Contracts with             Not Applicable
    the Company Being
    Acquired

7.  Additional Information              Not Applicable
    Required for Reoffering
    by Persons and Parties
    Deemed to be Underwriters

8.  Interests of Named                  Not Applicable
    Experts and Counsel

9.  Disclosure of                       Not Applicable
    Commission's Position on
    Indemnification for
    Securities Act
    Liabilities

10. Information with Respect            Available Information; Incorporation
    to S-3 Registrants                  of Certain Information by Reference;
                                        Summary
11. Incorporation of Certain            Incorporation of Certain Information
    Information by Reference            by Reference

12. Information with Respect            Not Applicable
    to S-2 or S-3 Registrants

Item of Form S-4                        Location in Prospectus

13. Incorporation of Certain            Not Applicable
    Information by Reference

14. Information with Respect            Not Applicable
    to Registrants Other than
    S-2 or S-3 Registrants

15. Information with Respect            Not Applicable
    to S-3 Companies

16. Information with Respect            Not Applicable
    to S-2 or S-3 Companies

17. Information with Respect            Summary; Supervision and Regulation;
    to Companies other than             Business of Independent; Market for
    S-2 or S-3 Companies                and Dividends Paid on Independent
                                        Common Stock; Independent Management's
                                        Discussion and Analysis of Financial
                                        Condition and Results of Operations;
                                        Experts; Financial Statements of
                                        Independent

18. Information if Proxies,             Incorporation of Certain Information
    Consents or                         By Reference; Summary -- Shareholder
    Authorizations are to be            Meeting; The Merger
    Solicited

19. Information if Proxies,             Not Applicable
    Consents or
    Authorizations are not to
    be Solicited, or in an
    Exchange Offer

                             Independent Bank
                             8751 Sudley Road
                      Manassas, Virginia  22110-1827


                             October __, 1994


Dear Shareholders:

     You are cordially invited to attend a Special Meeting of Shareholders of Independent Bank ("Independent") on November __, 1994 at __:__ _.m., Eastern Time, at the Hampton Inn, Manassas, Virginia. This is a very important meeting regarding your investment in Independent.

     The purpose of the meeting is to consider and vote upon the Agreement and Plan of Reorganization, dated as of August 26, 1994, by and among Crestar Financial Corporation ("Crestar"), Crestar Bank and Independent, and related Plan of Merger (together, the "Agreement"), pursuant to which, among other things, Independent will be merged with and into Crestar Bank (the "Merger"). In connection with the Merger, each share of common stock of Independent outstanding immediately prior to consummation of the Merger (other than shares held of record by Crestar) will be converted into and represent the right to receive shares of common stock of Crestar and/or, subject to certain limitations, cash, as described in the accompanying Proxy Statement/Prospectus. In the Merger, each share of Independent common stock shall be converted into the number of shares of Crestar common stock determined by dividing $12.25 by the average closing price of Crestar Common Stock prior to the Merger. Alternatively, holders of up to 40% of the outstanding shares of Independent Common Stock may elect to exchange their shares for $12.25 per share in cash.

     Your Board of Directors recommends that you vote in favor of the Agreement and the Merger, which the Board believes is in the best interests of the shareholders of Independent.

     Enclosed is a Notice of Special Meeting of Shareholders, a Proxy Statement/Prospectus containing a discussion of the Agreement and the Merger and a proxy card. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If you decide to attend the special meeting, you may vote your shares in person whether or not you have previously submitted a proxy. It is important to understand that the Agreement and Merger must be approved by the holders of more than two-thirds of all outstanding shares of common stock of Independent and that the failure to vote will have the same effect as a vote against the Merger. On behalf of the Board, thank you for your attention to this important matter.

                                     Very truly yours,



Eugene F. Peters                                            Gary R. English
Chairman of the Board                                             President

                             INDEPENDENT BANK
                             8751 Sudley Road
                       Manassas, Virginia 22110-1827

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      To Be Held on November __, 1994


TO THE SHAREHOLDERS OF INDEPENDENT BANK:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders has been called by the Board of Directors of Independent Bank ("Independent") and will be held at the Hampton Inn, Manassas, Virginia, on November __, 1994 at __:__ _.m. for the purpose of considering and voting upon the following matters:

     1. Proposed Merger. To consider and vote upon the Agreement and Plan of Reorganization dated as of August 26, 1994 (the "Agreement") and a related Plan of Merger providing for the merger of Independent with and into Crestar Bank (the "Merger"). The Agreement is attached to the accompanying Proxy Statement/Prospectus as Annex I.

     2. Other Business. To consider and vote upon such other matters as may properly come before the meeting.

     Only those Independent shareholders of record at the close of business on ________ __, 1994 shall be entitled to notice of and to vote at the meeting. The affirmative vote of the holders of more than two-thirds of the issued and outstanding shares of Independent common stock entitled to vote at the meeting is required to approve the Merger.

                              By Order of the Board of Directors,



                              Stanley M. Keys, Secretary

October __, 1994
Manassas, Virginia



THE BOARD OF DIRECTORS OF INDEPENDENT RECOMMENDS THAT THE HOLDERS OF INDEPENDENT COMMON STOCK VOTE TO APPROVE THE PROPOSED MERGER.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.
SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED.

                              PROXY STATEMENT
                                    FOR
                      SPECIAL MEETING OF SHAREHOLDERS
                                    OF
                             INDEPENDENT BANK

                      To Be Held On November __, 1994
                              _______________

                               PROSPECTUS OF
                       CRESTAR FINANCIAL CORPORATION
                               Common Stock
                              par value $5.00
                              _______________

     This Proxy Statement/Prospectus is being furnished to the holders of common stock, par value $1.00 per share (the "Independent Common Stock") of Independent Bank, a Virginia banking corporation ("Independent" or the "Bank"), in connection with the solicitation of proxies by the Independent Board of Directors (the "Independent Board") for use at a special meeting of Independent shareholders to be held at __:__ _.m. on November __, 1994, at the Hampton Inn, Manassas, Virginia (the "Independent Shareholder Meeting").

     At the Independent Shareholder Meeting, the shareholders of record of Independent Common Stock as of the close of business on ________ __, 1994, will consider and vote upon a proposal to approve the Agreement and Plan of Reorganization (the "Agreement"), dated as of August 26, 1994, by and among Crestar Financial Corporation ("Crestar"), Crestar Bank, a Virginia banking corporation wholly owned by Crestar ("Crestar Bank"), and Independent, pursuant to which, among other things, Independent will merge with and into Crestar Bank (the "Merger"). Upon consummation of the Merger, which is expected to occur in mid- December 1994, each outstanding share of Independent Common Stock (other than shares held of record by Crestar) shall be converted into either (i) $12.25 in cash (provided that the number of shares of Independent Common Stock for which shareholders elect to receive cash shall not exceed 40% of the outstanding shares of Independent Common Stock); or (ii) the number of shares of Crestar Common Stock determined by dividing the $12.25 price per share (the "Price Per Share") by the average closing price of Crestar Common Stock (the "Average Closing Price") as reported on the New York Stock Exchange ("NYSE") for each of the 10 trading days ending on the tenth day prior to the day of the Effective Time of the Merger (the quotient determined by dividing the Price Per Share by the Average Closing Price and rounded to the nearest ten thousandths decimal point being hereinafter called the "Exchange Ratio"), subject to adjustment as set forth in the Agreement, but in no case shall the Exchange Ratio be less than .2269 shares or greater than .3063 shares of Crestar Common Stock for each share of Independent Common Stock. Based on the closing price of Crestar Common Stock on the NYSE on September 7, 1994 of $48.375, each share of Independent Common Stock would have been exchanged for .2532 shares of Crestar Common Stock. Such number of shares of Crestar Common Stock may increase or decrease depending on the Average Closing Price as described herein. See "The Merger -- Determination of Exchange Ratio and Exchange for Crestar Common Stock." For a description of the Agreement, which is included herein in its entirety as Annex I to this Proxy Statement/Prospectus, see "The Merger."

                              _______________

     This Proxy Statement/Prospectus and the accompanying proxy appointment cards are first being mailed to shareholders of Independent on or about _________ __, 1994.

                              _______________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              _______________

The date of this Proxy Statement/Prospectus is October __, 1994.

     No person has been authorized to give any information or to make any representation other than as contained herein in connection with the offer contained in this Proxy Statement/Prospectus, and if given or made, such information or representation must not be relied upon. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to or solicitation of any person in any jurisdiction to whom it would be unlawful to make such an offer or solicitation. The delivery of this Proxy Statement/Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.

                             TABLE OF CONTENTS


                                                                       Page

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .   1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . . .   1

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     Parties to the Merger. . . . . . . . . . . . . . . . . . . . . . .   3
     Shareholder Meeting. . . . . . . . . . . . . . . . . . . . . . . .   4
     Vote Required; Record Date . . . . . . . . . . . . . . . . . . . .   4
     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     The Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . .   5
     Cash Election. . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . .   6
     Conditions to Consummation . . . . . . . . . . . . . . . . . . . .   6
     Conduct of Business Pending the Merger . . . . . . . . . . . . . .   6
     Interests of Certain Persons in the Merger . . . . . . . . . . . .   6
     Resale of Crestar Common Stock . . . . . . . . . . . . . . . . . .   6
     Certain Federal Income Tax Consequences of the Merger. . . . . . .   7
     Market Prices Prior to Announcement of the Merger. . . . . . . . .   7
     Comparative Per Share Data . . . . . . . . . . . . . . . . . . . .   8
     Selected Financial Data. . . . . . . . . . . . . . . . . . . . . .  10

GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . .  14

THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     Background of the Merger . . . . . . . . . . . . . . . . . . . . .  16
     Reasons and Basis for the Merger . . . . . . . . . . . . . . . . .  16
     Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . .  17
     Effective Time of the Merger . . . . . . . . . . . . . . . . . . .  21
     Determination of Exchange Ratio and Exchange for Crestar Common
          Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Cash Election; Election Procedures . . . . . . . . . . . . . . . .  23
     Business of Independent Pending the Merger . . . . . . . . . . . .  24
     Conditions to Consummation of the Merger . . . . . . . . . . . . .  25
     Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . .  27
     Operations After the Merger. . . . . . . . . . . . . . . . . . . .  28
     Interest of Certain Persons in the Merger. . . . . . . . . . . . .  28
     Effect on Independent Employee Benefits Plans. . . . . . . . . . .  30
     Certain Federal Income Tax Consequences. . . . . . . . . . . . . .  31
     No Dissenters' Rights of Appraisal . . . . . . . . . . . . . . . .  35

BUSINESS OF CRESTAR . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     Recent Developments. . . . . . . . . . . . . . . . . . . . . . . .  36

BUSINESS OF INDEPENDENT . . . . . . . . . . . . . . . . . . . . . . . .  38

INDEPENDENT MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . .  39
     Comparison of Financial Condition and Operating Results for the Six
          Months Ended June 30, 1994 and 1993 . . . . . . . . . . . . .  39
     Comparison of Financial Condition and Operating Results for the
          Years Ended December 31, 1993 and 1992. . . . . . . . . . . .  44
     Comparison of Financial Condition and Operating Results for the
          Years Ended December 31, 1992 and 1991. . . . . . . . . . . .  49

MARKET FOR AND DIVIDENDS PAID
ON INDEPENDENT COMMON STOCK . . . . . . . . . . . . . . . . . . . . . .  52

INDEPENDENT SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS . . . . . . . . . . . . . . . . . . . . . . .  52

SUPERVISION AND REGULATION OF CRESTAR . . . . . . . . . . . . . . . . .  53
     Bank Holding Companies . . . . . . . . . . . . . . . . . . . . . .  54
     Capital Requirements . . . . . . . . . . . . . . . . . . . . . . .  55
     Limits on Dividends and Other Payments . . . . . . . . . . . . . .  56
     Banks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     Other Safety and Soundness Regulations . . . . . . . . . . . . . .  59

DESCRIPTION OF CRESTAR CAPITAL STOCK. . . . . . . . . . . . . . . . . .  60
     Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
     Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . .  60
     Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     Virginia Stock Corporation Act . . . . . . . . . . . . . . . . . .  62

COMPARATIVE RIGHTS OF SHAREHOLDERS. . . . . . . . . . . . . . . . . . .  63
     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .  64
     Amendment of Articles or Bylaws. . . . . . . . . . . . . . . . . .  64
     Required Shareholder Vote for Certain Actions. . . . . . . . . . .  64
     Director Nominations . . . . . . . . . . . . . . . . . . . . . . .  65
     Directors and Classes of Directors; Vacancies and Removal of
          Directors . . . . . . . . . . . . . . . . . . . . . . . . . .  65
     Anti-Takeover Provisions . . . . . . . . . . . . . . . . . . . . .  66
     Preemptive Rights. . . . . . . . . . . . . . . . . . . . . . . . .  67
     Assessment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     Conversion; Redemption; Sinking Fund . . . . . . . . . . . . . . .  67
     Liquidation Rights . . . . . . . . . . . . . . . . . . . . . . . .  67
     Dividends and Other Distributions. . . . . . . . . . . . . . . . .  68
     Special Meetings of Shareholders . . . . . . . . . . . . . . . . .  68
     Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . .  68
     Shareholder Proposals. . . . . . . . . . . . . . . . . . . . . . .  69
     Shareholder Inspection Rights; Shareholder Lists . . . . . . . . .  69
     Shareholder Rights Plan. . . . . . . . . . . . . . . . . . . . . .  70

RESALE OF CRESTAR COMMON STOCK. . . . . . . . . . . . . . . . . . . . .  70

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

LEGAL OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

INDEX TO FINANCIAL STATEMENTS OF INDEPENDENT. . . . . . . . . . . . . . F-1

ANNEX I        --  Agreement and Plan of Reorganization
ANNEX II       --  Fairness Opinion of Baxter Fentriss and Company

                           AVAILABLE INFORMATION

     Crestar is subject to the reporting and informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511 and Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. As permitted by the Rules and Regulations of the SEC, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, and exhibits thereto (together with the amendments thereto, the "Registration Statement"), which has been filed by Crestar with the SEC under the Securities Act of 1933 (the "1933 Act") with respect to Crestar Common Stock and to which reference is hereby made.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS RELATING TO CRESTAR THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. CRESTAR DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM CRESTAR'S INVESTOR RELATIONS DEPARTMENT, CRESTAR FINANCIAL CORPORATION, 919 EAST MAIN STREET, RICHMOND, VIRGINIA 23261-6665, (804) 782-7152. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY NOVEMBER __, 1994.

             INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by Crestar are incorporated by reference in this Proxy Statement/Prospectus: (i) Crestar's Annual Report on Form 10-K for the year ended December 31, 1993; (ii) Crestar's Quarterly Reports on Form 10-Q for the periods ended March 31, 1994 and June 30, 1994; (iii) the description of Crestar Common Stock and the associated preferred share purchase rights in Crestar's registration statements filed under the Exchange Act with respect to Crestar Common Stock and the associated preferred share purchase rights, including all amendments and reports filed for the purpose of updating such description; and (iv) Crestar's Current Report on Form 8-K, dated March 10, 1994.
     All documents filed by Crestar pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Independent Shareholder Meeting are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus or any supplement hereto.

     Also incorporated by reference herein is the Agreement and Plan of Reorganization among Crestar, Crestar Bank, and Independent, which is attached to this Proxy Statement/Prospectus as Annex I.

                                  SUMMARY

     The following summary is not intended to be a complete description of all material facts regarding Crestar, Independent and the matters to be considered at the Independent Shareholder Meeting and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus, the Annexes hereto and the documents referred to herein.

Parties to the Merger

     Crestar. Crestar is the holding company for Crestar Bank, Crestar Bank N.A. of Washington, D.C. and Crestar Bank MD of Maryland. At June 30, 1994, Crestar had approximately $14.3 billion in total assets, $11.4 billion in total deposits and $1.1 billion in total shareholders' equity.

     In 1963, six Virginia banks combined to form United Virginia Bankshares Incorporated ("UVB"), a bank holding company formed under the Bank Holding Company Act of 1956 (the "BHCA"). UVB (parent company of United Virginia
Bank) extended its operations into the District of Columbia by acquiring NS&T Bank, N.A. on December 27, 1985 and into Maryland by acquiring Bank of Bethesda on April 1, 1986. On September 1, 1987, UVB became Crestar Financial Corporation and its bank subsidiaries adopted their present names.

     Crestar serves customers through a network of 332 banking offices and 272 automated teller machines (as of June 30, 1994). Crestar offers a broad range of banking services, including various types of deposit accounts and instruments, commercial and consumer loans, trust and investment management services, bank credit cards and international banking services. Crestar's subsidiary, Crestar Insurance Agency, Inc., offers a variety of personal and business insurance products. Securities brokerage and investment banking services are offered by Crestar's subsidiary, Crestar Securities Corporation. Mortgage loan origination, servicing and wholesale lending are offered by Crestar Mortgage Corporation, and investment advisory services are offered by Capitoline Investment Services Incorporated, both of which are subsidiaries of Crestar Bank. These various Crestar subsidiaries provide banking and non-banking services throughout Virginia, Maryland and Washington, D.C., as well as certain non-banking services to customers in other states.

     The executive offices of Crestar are located in Richmond, Virginia at Crestar Center, 919 East Main Street. Regional headquarters are located in Norfolk and Roanoke, Virginia and in Washington, D.C. Crestar's principal Operations Center is located in Richmond.

     Independent. Independent, a Virginia banking corporation, offers general banking services, including accepting demand, savings, and time accounts; accepting certificates of deposit; and granting and collecting installment loans, time and demand loans, consumer loans, commercial loans, real estate loans and lines of credit. Independent offers safe deposit boxes and drive-up teller facilities.

     Independent commenced operations on July 1, 1978 and has four branches, and four automated teller machines, in Prince William County, Virginia. At June 30, 1994, Independent had total assets of $92.6 million, total deposits of $85.4 million and total shareholders' equity of $5.5 million.

Shareholder Meeting

     The Independent Shareholder Meeting will be held on November __, 1994 at __:__ _.m. at the Hampton Inn, Manassas, Virginia, for the purpose of considering and voting upon a proposal to approve the Agreement and a related Plan of Merger.

Vote Required; Record Date

     Only Independent shareholders of record at the close of business on ________ __, 1994 (the "Record Date") will be entitled to notice of and to vote at the Independent Shareholder Meeting. The affirmative vote of the holders of more than two-thirds of the shares of Independent Common Stock outstanding on such date is required to approve the Merger. As of the Record Date, there were 1,020,000 shares of Independent Common Stock entitled to be voted, held by approximately __ shareholders of record.

     A majority of the directors of Independent, who beneficially owned, as of the Record Date, 340,788 shares or approximately 33.4% of the 1,020,000 outstanding shares of Independent Common Stock, have agreed to vote such shares in favor of the Merger. See "Independent Security Ownership of Certain Beneficial Owners."

     The Board of Directors of Crestar has approved the Merger and approval of the Merger by Crestar shareholders is not required by the Virginia Stock Corporation Act ("VSCA").

The Merger

     Pursuant to the Agreement, at the Effective Time of the Merger, Independent will merge into Crestar Bank in accordance with the Plan of Merger whereby the separate existence of Independent will cease. At the Effective Time of the Merger, each outstanding share of Independent Common Stock (other than shares held of record by Crestar) shall be converted into and represent the right to receive (upon a shareholder's election) either
(i) $12.25 in cash (provided that the number of shares of Independent Common Stock for which shareholders elect to receive cash shall not exceed 40% of the outstanding shares of Independent Common Stock) or (ii) a number of shares of Crestar Common Stock, determined by the Exchange Ratio, subject to adjustment as set forth in the Agreement.

The Exchange Ratio

     For the purpose of determining the Exchange Ratio, each share of Independent Common Stock has been valued at $12.25. The number of shares of Crestar Common Stock to be delivered for each share of Independent Common Stock will be determined by dividing $12.25 by the Average Closing Price of Crestar Common Stock as reported on the NYSE for each of the 10 trading days ending on the tenth day prior to the Effective Time of the Merger but in no case shall the Exchange Ratio be less than .2269 shares or greater than .3063 shares of Crestar Common Stock for each share of Independent Common Stock. The Exchange Ratio would be appropriately adjusted in the event of any distribution (other than cash dividends) with respect to Crestar Common Stock which occurs prior to the Effective Date of the Merger.

Cash Election

     Holders of Independent Common Stock will be given the option of exchanging all or any part of their shares for $12.25 cash per share of Independent Common Stock. The number of shares exchanged for cash may not exceed 40% of the outstanding shares of Independent Common Stock.

     IF AN INDEPENDENT SHAREHOLDER ELECTS TO SURRENDER SHARES FOR CASH, HE/SHE MUST SUBMIT TO CRESTAR THE CASH OPTION FORM ACCOMPANYING THIS PROXY STATEMENT/PROSPECTUS PRIOR TO OR AT THE INDEPENDENT SHAREHOLDER MEETING. ANY INDEPENDENT SHAREHOLDER WHO DOES NOT COMPLETE AND RETURN A CASH OPTION FORM PRIOR TO OR AT THE INDEPENDENT SHAREHOLDER MEETING CAN ONLY RECEIVE CRESTAR COMMON STOCK IN THE MERGER. ONCE THE VOTE ON THE MERGER HAS BEEN TAKEN AT THE INDEPENDENT SHAREHOLDER MEETING, THE CASH ELECTION IS IRREVOCABLE. THE CASH OPTION FORM MUST BE ACCOMPANIED BY THE STOCK CERTIFICATES TO BE EXCHANGED FOR CASH, AND WILL BE HELD IN ESCROW BY CRESTAR BANK IN ACCORDANCE WITH THE AGREEMENT.

     See "The Merger -- Cash Election; Election Procedures."

Effective Time

     The Merger is expected to be consummated in mid-December 1994. Independent and Crestar each has the right, acting unilaterally, to terminate the Agreement should the Merger not be consummated by March 31, 1995. See "The Merger -- Termination."

Opinion of Financial Advisor

     Independent has received an opinion of Baxter Fentriss and Company ("Baxter Fentriss") that the terms of the Merger are fair to the Independent shareholders from a financial point of view. For additional information concerning Baxter Fentriss and its opinion, see "The Merger -- Opinion of Financial Advisor" and the opinion of such firm attached as Annex II to this Proxy Statement/Prospectus.

Conditions to Consummation

     Consummation of the Merger would be accomplished by the   statutory
merger of Independent into Crestar Bank. The Merger is contingent upon the approvals of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Bureau of Financial Institutions of the Virginia State Corporation Commission (the "SCC"), which approvals have been applied for and are expected to be received. The Merger is also subject to other usual conditions, including receipt by Crestar and Independent of the legal opinion of Hunton & Williams that the Merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code (the "Code"). See "The Merger -- Conditions to Consummation of the Merger."

Conduct of Business Pending the Merger

     Pursuant to the terms of the Agreement, Independent has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of Crestar, except as otherwise permitted by the Agreement. See "The Merger -- Business of Independent Pending the Merger."

Interests of Certain Persons in the Merger

     Certain members of Independent's management and the Independent Board of Directors have interests in the Merger in addition to their interests as shareholders of Independent generally. These include, among other things, provisions in the Agreement relating to indemnification and eligibility for certain Crestar employee benefits. See "The Merger -- Interests of Certain Persons in the Merger."

Resale of Crestar Common Stock

     Shares of Crestar Common Stock received in the Merger will be freely transferable by the holders thereof, except for shares held by those holders who may be deemed to be "affiliates" (generally including certain directors, executive officers and 10% or greater shareholders) of Independent or Crestar under applicable federal securities laws. See "Resale of Crestar Common Stock."

Certain Federal Income Tax Consequences of the Merger

     The Merger is intended to be a tax-free "reorganization" as defined in
Section 368(a) of the Code, but the receipt of cash by an Independent shareholder for any shares of Independent Common Stock or in lieu of a fractional share of Crestar Common Stock will be a taxable transaction. A condition to consummation of the Merger is the receipt by Crestar and Independent of an opinion from Hunton & Williams, counsel to Crestar, as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger. See "The Merger
- -- Certain Federal Income Tax Consequences."

Market Prices Prior to Announcement of the Merger

     The following is information regarding the last reported sale price per share of Crestar Common Stock and Independent Common Stock prior to the public announcement of the proposed Merger on August 29, 1994. The historical price of Crestar Common Stock is based on the reported last sale price on August 26, 1994, the last trading day preceding the announcement of the proposed Merger, as reported on the NYSE. The historical price for Independent Common Stock, which is not widely or actively traded, is based on sale prices known to Independent's management over the last several years. The most recent sales known to management prior to August 29, 1994 occurred on March 7, 1994 at $14.00 per share for 1,142 shares, which management believes may not be representative of prices that can be obtained for Independent Stock, and on March 17, 1994 at $10.50 per share for 15 shares.

                                                 Equivalent
                        Historical                Pro Forma
                    Crestar   Independent(a)    Independent(b)

Common Stock       $48.25        $10.50             $12.25
_______________

(a)  There is no established public market for Independent Common Stock.

(b) The amount of the equivalent price for Independent Common Stock is the product of multiplying an assumed Exchange Ratio of .2539 shares of Crestar Common Stock (the result of dividing $12.25 by the last sale price of Crestar Common Stock on August 26, 1994 of $48.25) by $48.25 per share.


Comparative Per Share Data

     The following table presents historical and pro forma per share data for Crestar, and historical and equivalent pro forma per share data for Independent. The pro forma combined amounts give effect to an assumed Exchange Ratio of .2532 shares of Crestar Common Stock for each share of Independent Common Stock (based on the last sale price of Crestar Common Stock reported by the NYSE on September 7, 1994 of $48.375). The equivalent pro forma Independent share amounts allow comparison of historical information about one share of Independent Common Stock to the corresponding data about what one share of Independent Common Stock will equate to in the combined corporation and are computed by multiplying the pro forma combined amounts by an assumed Exchange Ratio of .2532. As discussed in "The
Merger -- Determination of Exchange Ratio and Exchange for Crestar Common Stock," the final Exchange Ratio will be determined based on the Average Closing Price for Crestar Common Stock during a 10-day pricing period prior to the Merger, subject to adjustment as set forth in the Agreement.

     The per share data included in the following table should be read in conjunction with the consolidated financial statements of Crestar incorporated by reference herein and the financial statements of Independent included herein and the notes accompanying all such financial statements. The data presented below are not necessarily indicative of the results of operations which would have been obtained if the Merger had been consummated in the past or which may be obtainable in the future.

                        COMPARATIVE PER SHARE DATA
                                (Unaudited)

                                   Six Months Ended   Year Ended
                                       June 30,          December 31,
                                         1994            1993

Book Value Per Share at Period End:
 Crestar historical . . . . . . . .      $29.29          $28.32
 Independent historical . . . . . .        5.40            5.70
 Pro forma combined per Crestar
    common share(1) . . . . . . . .       29.23           28.28
 Equivalent pro forma per Independent
    common share. . . . . . . . . .        7.40            7.16
Cash Dividends Declared Per Share:
 Crestar historical . . . . . . . .       $0.73          $ 1.14
 Independent historical . . . . . .        0.05            -
 Pro forma combined per Crestar
    common share(2) . . . . . . . .        0.72            1.12
 Equivalent pro forma per Independent
    common share. . . . . . . . . .        0.18            0.28
Net Income Per Share:
 Crestar historical . . . . . . . .       $2.19          $ 3.68
 Independent historical . . . . . .        0.25            0.39
 Pro forma combined per Crestar
    common share(3) . . . . . . . .        2.18            3.66
 Equivalent pro forma per Independent
    common share. . . . . . . . . .        0.55            0.93
_______________

(1) Pro forma combined book value per Crestar common share represents combined common shareholders' equity amounts divided by pro forma combined period-end common shares outstanding.

(2) Pro forma combined dividends per Crestar common share represent combined common dividends declared, divided by pro forma combined average common shares outstanding.

(3) Pro forma combined net income per Crestar common share represents combined net income available to common shareholders, divided by pro forma combined average common shares outstanding.

Selected Financial Data

                       CRESTAR FINANCIAL CORPORATION

     The following Crestar consolidated financial data is qualified in its entirety by the information included in the documents incorporated in this Proxy Statement/Prospectus by reference. Interim financial results, in the opinion of Crestar management, reflect all adjustments necessary for a fair presentation of the results of operations, including adjustments related to completed acquisitions. All such adjustments are of a normal nature. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period.
See "Incorporation of Certain Information by Reference."

                                  Six Months Ended
                                      June 30,                 Years ended December 31,
                                -------------------   ----------------------------------------------
                                   1994      1993      1993      1992      1991      1990      1989
                                             (Dollars in millions, except per share data)
Earnings: (1)
Net interest income               $285.6    $253.4    $527.0    $482.1    $421.1    $414.2    $380.2
Provision for loan losses           18.9      21.5      48.8      99.2     209.5     131.1      44.8
Net interest income after
 provision for loan losses         266.7     231.9     478.2     382.9     211.6     283.1     335.3
Noninterest income                 131.6     123.2     248.3     218.4     233.8     166.8     148.4
Noninterest expense                274.7     263.6     523.0     501.8     405.6     378.8     362.8
Income before income taxes         123.6      91.5     203.5      99.5      39.8      71.1     120.9
Income tax expense                  40.5      26.9      63.0      19.7       6.1       9.9      17.1
Net income                         $83.1     $64.6    $140.5     $79.8     $33.8     $61.1    $103.8
Net income applicable
 to common shares                  $83.1     $63.4    $138.3     $77.3     $31.2     $58.5    $101.0

Per Common Share Data:
Net income (primary)               $2.19     $1.71     $3.68     $2.32     $0.98     $1.87     $3.28
Dividends declared (2)              0.73      0.53      1.14      0.80      0.86      1.32      1.20
Book value                         29.29     27.04     28.32     25.24     23.23     23.15     22.73
Average primary
 shares (thousands)               37,901    37,061    37,587    33,286    31,921    31,218    30,739
Selected Period-End Balances:
Total assets                   $14,325.2 $13,242.2 $13,286.9 $12,674.7 $11,828.3 $11,881.2 $11,360.8
Loans (net of unearned income)   8,588.8   7,222.8   7,287.1   6,581.7   7,065.8   7,680.2   7,769.3
Allowance for loan losses          226.7     213.0     211.0     205.0     210.0     149.4      93.2
Nonperforming assets (3)           102.4     162.8      96.8     220.8     350.0     237.2      75.1
Total deposits                  11,396.5  10,049.5  10,165.8   9,581.5   8,889.6   8,506.1   8,467.3
Long-term debt                     222.4     260.8     191.2     210.4     161.9     168.4     170.1
Common shareholders' equity      1,104.7   1,021.2   1,062.5     913.9     749.9     726.3     705.3
Total shareholders' equity       1,104.7   1,066.2   1,062.5     958.9     794.9     771.3     750.3
Average Balances:
Total assets                   $13,487.9 $12,265.4 $12,585.4 $11,920.4 $11,440.7 $11,673.7 $10,659.4
Loans (net of unearned income)   7,908.7   6,599.6   6,836.5   6,725.3   7,275.3   7,767.2   7,682.1
Total deposits                  10,765.2   9,404.6   9,682.8   9,540.6   8,596.9   8,296.8   8,143.6
Long-term debt                     211.8     223.7     215.4     185.9     162.8     170.1     175.1
Common shareholders' equity      1,085.4     948.8     994.8     794.6     744.1     731.7     670.5
Total shareholders' equity       1,085.4     993.8   1,038.7     839.6     789.1     776.7     719.7
Ratios:
Return on average assets           1.23%     1.05%     1.12%     0.67%     0.30%     0.52%     0.97%
Return on average
 shareholders' equity              15.31     13.00     13.53      9.50      4.28      7.87     14.43
Return on average common
 shareholders' equity              15.31     13.36     13.90      9.73      4.19      7.99     15.06
Net interest margin (4)             4.77      4.71      4.78      4.67      4.29      4.22      4.36
Nonperforming assets to
 loans and foreclosed
 properties at period end           1.19      2.24      1.32      3.32      4.90      3.08      0.97
Net charge-offs to average loans    0.48      1.08      0.95      1.69      2.07      0.99      0.55
Allowance for loan losses to:
 Loans at period end                2.64      2.95      2.89      3.11      2.97      1.94      1.20
 Nonperforming loans
  at period end                      293       181       264       144        78        68       137
 Nonperforming assets
  at period end                      221       131       218        93        60        63       124
Total shareholders' equity
 to total assets at
 period end                         7.71      8.05      8.00      7.57      6.72      6.49      6.60
Capital ratios at period end:
 Tier 1 risk-adjusted capital        9.3      10.5      10.5      10.4       7.9       7.5       7.3
 Total risk-adjusted capital        12.0      13.6      13.5      13.7      10.6      10.1       9.6
 Tier 1 leverage                     7.5       8.3       7.9       7.7       6.7       6.2       6.8
_______________

(1)  Amounts may not add due to rounding.

(2) In April 1991, Crestar announced that, thereafter, its dividend declaration would be made in the month following the end of each quarter instead of in the last month of each quarter. As a result, 1991 included only three dividend declarations; however, four dividend payments were made.

(3) Nonperforming assets include nonaccrual loans, restructured loans and foreclosed properties.

(4) Net interest margin is calculated on a taxable equivalent basis, using a tax rate of 35% for 1994 and 1993 and 34% for 1992, 1991, 1990, and
     1989.

                             INDEPENDENT BANK

     The following Independent financial data is qualified in its entirety by the information included in this Proxy Statement/Prospectus. Interim financial results, in the opinion of Independent management, reflect all adjustments necessary for a fair presentation of the results of operations. All such adjustments are of a normal recurring nature. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period.

                                  Six Months ended
                                       June 30                                      Years ended December 31,
                                ---------------------         ------------------------------------------------------------------
                                 1994           1993           1993            1992          1991            1990          1989

Earnings:
Net interest income           $2,129,005     $2,209,668     $4,473,502     $4,329,858     $3,784,755     $4,089,062     $3,796,452
Provision for loan losses        155,000        540,000        740,000        930,000      1,100,000        199,000        120,000
Net interest income after
 provision for loan losses     1,974,005      1,669,668      3,733,502      3,399,858      2,684,755      3,890,062      3,676,452
Other income                     622,896        774,509      1,408,173      1,501,300        989,667        670,472        554,504
Other expenses                 2,201,691      2,045,788      4,527,937      4,151,625      4,196,493      3,779,321      3,473,081
Income (loss) before income
 taxes                           395,210        398,389        613,738        749,533      (522,071)        781,213        757,875
Income tax expense (benefit)     140,900        145,029        213,473        252,993      (199,221)        263,101        244,898
Net income (loss)                254,310        253,360        400,265        496,540      (322,850)        518,112        512,977

Per Common Share Data (1):
Net income (loss)                   0.25           0.25           0.39           0.49         (0.32)           0.51           0.50
Dividends declared                  0.05              -              -              -              -           0.23           0.22
Book value                          5.40           5.56           5.70           5.31           4.82           5.14           4.86
Average shares outstanding     1,020,000      1,020,000      1,020,000      1,020,000      1,020,000      1,020,000      1,020,000

Selected Period-End Balances:
Total assets                 $92,610,617    $90,904,059    $90,952,986    $84,391,326    $91,417,985    $80,785,149    $72,260,379
Loans (net of unearned
 income)                      52,919,639     56,477,816     53,412,596     58,526,640     64,073,909     63,215,729     55,605,545
Allowance for loan losses        915,354        950,669        917,815        903,577        966,607        512,514        509,126
Nonperforming assets (2)       5,230,000      6,670,000      5,596,000      6,962,000      5,329,000      2,554,000      2,424,000
Total deposits                85,423,439     85,147,576     85,029,323     78,899,476     86,295,615     74,962,025     66,716,391
Total borrowings               1,491,593              -              -              -              -              -              -

Total shareholders' equity     5,507,536      5,669,880      5,816,785      5,416,520      4,919,980      5,242,830      4,954,718

Average Balances:
Total assets                 $88,400,753    $83,363,590    $85,829,168    $89,387,000    $82,772,000    $75,165,000    $68,149,000
Loans (net of unearned
 income)                      53,143,174     58,118,423     56,951,547     62,840,000     64,367,000     60,924,000     53,253,000
Total deposits                80,837,897     77,441,867     79,914,268     84,161,000     77,031,000     69,491,000     62,578,000
Total shareholders' equity     5,671,798      5,618,595      5,712,392      5,157,000      5,451,000      5,268,000      4,930,000

Ratios:
Return on average assets           0.58%          0.61%          0.47%          0.56%            n/m          0.69%          0.75%
Return on average
 shareholders' equity              8.97           9.02           7.01           9.63             n/m         10.02          10.52
Net interest margin (3)            5.42           6.09           5.91           5.44            5.25          5.45           5.62

                                  Six Months ended
                                       June 30                                      Years ended December 31,
                                ---------------------         -------------------------------------------------------------------
                                 1994           1993           1993            1992          1991            1990          1989

Nonperforming assets to loans
 and real estate owned at
 period end                        9.50%         11.04%          9.95%         11.22%          7.96%          6.21%          6.16%
Net (recoveries) charge-offs
 to average loans                  0.59           1.70           1.27           1.58           1.01           0.32           0.14
Allowance for loan losses to:
 Loans at period end               1.73           1.68           1.72           1.54           1.51           0.81           0.92
 Nonperforming loans at
   period end                        30             35             34             26             39             35             41
 Nonperforming assets at
   period end                        17             14             16             13             18             12             14
Total shareholders' equity to
 total assets at period end        5.95           6.24           6.40           6.42           5.38           6.50           6.86

Capital ratios at period
 end:
  Tier 1 Risk Adjusted
   Capital                          7.6            8.8            7.4            8.6            7.1            6.8            N/A
  Total Risk Adjusted
   Capital                          8.7           10.0            8.6            9.9            8.4            8.7            N/A
Tier 1 Leverage                     6.7            6.6            6.5            6.2            5.7            6.8            N/A

(1) Average shares outstanding and per common share data have been retroactively adjusted to reflect a two percent stock dividend which was effective February 21, 1992.

(2) Nonperforming assets include nonaccrual loans, restructured loans and foreclosed properties.

(3) Net interest margin is calculated on a taxable equivalent basis, using a tax rate of 35% for 1994 and 1993 and 34% for 1992, 1991, 1990, and
     1989.

N/M - Not meaningful.

                            GENERAL INFORMATION

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Independent Board of Directors, to be voted at the Independent Shareholder Meeting to be held at the Hampton Inn, Manassas, Virginia, on November __, 1994, at __:__ _.m. and at any adjournment thereof. At the Independent Shareholder Meeting, shareholders will consider and vote upon the Agreement and the related Plan of Merger. Pursuant to the Agreement, Independent will merge with and into Crestar Bank, and Crestar Bank will succeed to the business of Independent. Only shareholders of record of Independent at the close of business on ________ __, 1994 are entitled to notice of and to vote at the Independent Shareholder Meeting. This Proxy Statement/Prospectus is being mailed to all such holders of record of Independent Common Stock on or about October __, 1994.

     The affirmative vote of the holders of more than two-thirds of the outstanding shares of Independent Common Stock entitled to vote is required for approval of the Merger.

     The proxies solicited hereby, if properly signed and returned and not revoked prior to their use, will be voted in accordance with the instructions given thereon by the shareholders. If no instructions are so specified, the proxies will be voted for the proposed Merger. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by
(i) filing written notice of revocation with the Secretary of Independent (Stanley M. Keys, Independent Bank, 8751 Sudley Road, Manassas, Virginia 22110); (ii) submitting a duly executed proxy bearing a later date; or
(iii) appearing at the Independent Shareholder Meeting and notifying the Secretary of his or her intention to vote in person. Proxies solicited by this Proxy Statement/Prospectus may be exercised only at the Independent Shareholder Meeting and any adjournment of the Independent Shareholder Meeting and will not be used for any other meeting.

     The accompanying proxy is being solicited by the Independent Board of Directors. The cost of such solicitation will be borne by Independent. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegram by directors, officers and employees of Independent without additional compensation.

     The Independent Board of Directors has no information that other matters will be brought before the meeting. If, however, other matters properly are presented and legally can be considered, the accompanying proxy will be voted in accordance with the recommendations of the Independent Board of Directors with respect to such matters.

     As of _______________ __, 1994, the directors and executive officers of Independent, as a group, beneficially owned a total of 348,886 shares (representing 34.2% of the outstanding shares of Independent Common Stock), and the directors of Crestar owned no Independent Common Stock. Certain directors of Independent who beneficially own, as a group, 340,788 shares (representing approximately 33.4% of the outstanding shares of Independent Common Stock), have agreed to vote in favor of the Merger. See "Independent Security Ownership of Certain Beneficial Owners."

     For the reasons described below, the Independent Board has adopted the Agreement, believes the Merger is in the best interest of Independent and its shareholders and recommends that shareholders of Independent vote FOR approval of the Agreement. In making its recommendation, the Independent Board considered, among other things, the opinion of Baxter Fentriss that the terms of the Merger are fair to Independent shareholders from a financial point of view. See "The Merger -- Background of the Merger," "-- Reasons and Basis for the Merger," and "-- Opinion of Financial Advisor."

     The address of Crestar is 919 East Main Street, Richmond, Virginia 23219 and its telephone number is (804) 782-5000. The address of Independent is 8751 Sudley Road, Manassas, Virginia 22110 and its telephone number is (703) 369-2400.

                                THE MERGER

     The detailed terms of the Merger are contained in the Agreement and Plan of Reorganization, attached as Annex I to this Proxy Statement/Prospectus. The following discussion describes the more important aspects of the Merger and the terms of the Agreement. This description is not complete and is qualified by reference to the Agreement which is incorporated by reference herein.

Background of the Merger

     In August 1992, as previously reported to its shareholders, Independent, without admitting or denying any of the allegations, consented to the issuance by the Federal Deposit Insurance Corporation and the Virginia Commissioner of Financial Institutions of a cease and desist order with respect to, among other things, the adequacy of the supervision and operation of the bank, certain of its loan practices, its allowance for loan losses, and its capital. The effectiveness of the order expired in December 1993. During 1992 and 1993, Independent modified its operations and practices with the objective, among others, to assure that its capital continued to satisfy bank regulatory requirements. Independent also considered several alternatives to raise additional capital.

     In 1994, Independent engaged Baxter Fentriss and Company to assist it in evaluating available alternatives for obtaining additional capital to support growth of the bank and to continue to satisfy bank regulatory requirements as to capital adequacy associated with such growth. Baxter Fentriss was directed to perform a valuation of Independent, as well as to solicit possible merger or other business combination transactions. In connection with this process, Independent received conditional bids and letters of intent from approximately five financial institutions (including one from Crestar) with regard to potential business combinations. With the concurrence of Baxter Fentriss, Independent selected Crestar's bid as the most attractive based on the Price Per Share offered and related terms. See "Opinions of Financial Advisor" below.

Reasons and Basis for the Merger

     The Independent Board has concluded that the Merger is in the best interests of Independent shareholders and has authorized consummation of the Merger, subject to the approval of shareholders and certain other conditions set forth in the Agreement.

     If the Merger is consummated, Independent shareholders who exchange Independent shares for Crestar shares will have an equity interest in a larger and more diversified enterprise. Crestar has substantially more outstanding shares held by more shareholders than does Independent, and there is an established public trading market for Crestar Common Stock on the New York Stock Exchange.

     The Independent Board has received the opinion of Baxter Fentriss that the terms of the Merger are fair to the shareholders of Independent from a financial point of view.

     In the opinion of the Boards of Directors of Crestar and Independent, the Merger will permit greater flexibility in responding to the expanding financial needs of Independent's customers and in meeting the increasing competition for furnishing of financial services. As a part of Crestar, Independent customers will be offered some services not presently offered by Independent.

     The Merger also will augment Crestar's ability to meet the credit and other financial needs of consumers and businesses in Manassas, Virginia and other areas served by Independent. The Merger reflects Crestar's desire to continue expanding within the markets it serves.

     The Merger will make the considerable commercial lending resources and expertise of Crestar directly available to commercial customers of Independent. Crestar Bank's higher legal lending limit of approximately $155 million (as of June 30, 1994) will be applicable to commercial customers of Independent. Equipment financing and inventory and accounts receivable financing are examples of specialized services that will be available. Other commercial services will include lockbox, letters of credit, automated clearing houses, cash management consultation, money market loans and electronic cash handling for small businesses. Crestar's expertise in trust services, including personal trust, investment advisory, corporate trust and employee benefits services, also will be available to Independent's customers.

     The services of Crestar Bank's subsidiaries, Crestar Mortgage Corporation and Capitoline Investment Services Incorporated, one of Virginia's largest investment advisory firms, and Crestar's subsidiaries, Crestar Securities Corporation and Crestar Insurance Agency, Inc., also will be available to Independent customers. The Merger will give Independent customers access to Crestar's banking system with its 332 offices and 272 automated teller machines (as of June 30, 1994).

Opinion of Financial Advisor

     Baxter Fentriss has acted as financial advisor to Independent Bank in connection with the Merger. Baxter Fentriss previously assisted Independent in identifying prospective acquirors. In addition Baxter Fentriss discussed with the management of Independent and Crestar their respective businesses and outlook. Baxter Fentriss was involved in the negotiations with Crestar and initiated merger discussions at the request of Independent. On August 26, 1994 Baxter Fentriss delivered to Independent its oral opinion that as of such date, and on the basis of matters referred to herein, the Exchange Ratio is fair, from a financial point of view, to the holders of Independent Common Stock. Baxter Fentriss has issued a written opinion to that effect dated as the date of this Proxy Statement/Prospectus. In rendering its opinion Baxter Fentriss consulted with the management of Independent and Crestar; reviewed the Agreement and certain publicly-available information on the parties; and reviewed certain additional materials made available by the management of Crestar and Independent. No limitations were imposed by Independent's Board of Directors on Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion.

     The full text of Baxter Fentriss' opinion as of the date hereof, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex II to this Proxy Statement/Prospectus and is incorporated herein by reference, and should be read in its entirety in connection with this Proxy Statement/Prospectus. The summary of the opinion of Baxter Fentriss set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. The August 26, 1994 opinion was substantially identical to the opinion attached hereto.

     Baxter Fentriss' opinion is directed to Independent's Board of Directors only, and is directed only to the fairness, from a financial point of view, of the terms of the Merger. It does not address Independent's underlying business decision to effect the proposed Merger, nor does it constitute a recommendation to any Independent shareholder as to how such shareholder should vote with respect to the Merger at the Independent Shareholder Meeting or as to any other matter.

     Baxter Fentriss' opinion was one of many factors taken into consideration by Independent's Board of Directors in making its determination to approve the Agreement, and the receipt of Baxter Fentriss' written opinion is a condition precedent to Independent's consummating the Merger. The opinion of Baxter Fentriss does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Independent or the effect of any other business combination in which Independent might engage.

     Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Baxter Fentriss is an advisor to firms in the financial services industry on mergers and acquisitions. Independent selected Baxter Fentriss as its financial advisor because Baxter Fentriss is an investment banking firm focusing on transactions in the Southeast, and because of the firm's extensive experience and expertise in transactions similar to the Merger. Baxter Fentriss is not affiliated with Crestar or Independent.

     In connection with rendering its opinion to Independent's Board of Directors, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed therein, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following:
(i) the historical and current financial condition and results of operations of Crestar and Independent including interest income, interest expense, interest sensitivity, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, capitalization, the amount and type of non-performing assets, the impact of holding certain non-earning real estate assets, the reserve for loan losses and possible tax consequences resulting from the transaction; (ii) the business prospects of Crestar and Independent;
(iii) the economies of Crestar's and Independent's respective market areas;
(iv) the historical and current market for Crestar Common Stock and for the equity securities of certain other banking companies that it believed to be comparable to Crestar; and (v) the nature and terms of certain other merger transactions that it believed to be relevant. Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of merger transactions in Virginia and throughout the Southeastern United States.

     In connection with rendering its opinion, Baxter Fentriss reviewed: (i) the Agreement; (ii) drafts of this Proxy Statement/Prospectus; (iii) the Annual Reports to shareholders, including the audited financial statements of Independent and Crestar, and the Annual Reports of Independent and Crestar for the year ended December 31, 1993; (iv) pro forma combined unaudited condensed balance sheets as of June 30, 1994, and pro forma combined statements of income for the year ended December 31, 1993; and (v) certain additional financial and operating information with respect to the business, operations and prospects of Crestar and Independent as it deemed appropriate. Baxter Fentriss also (a) held discussions with members of the senior management of Crestar and Independent regarding the historical and current business operation, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stock of Crestar and compared them with those of certain publicly traded companies that it deemed to be relevant; (c) compared the results of operations of Crestar and Independent with those of certain banking companies that it deemed to be relevant; (d) analyzed the pro forma financial impact of the Merger on Crestar; (e) analyzed the pro forma financial impact of the Merger on Independent; and (f) conducted such other studies, analyses, inquiries and examinations as Baxter Fentriss deemed appropriate.

     The following is a summary of selected analyses performed by Baxter Fentriss in connection with its opinion.

     1. Stock Price History. Baxter Fentriss studied the history of the trading prices and volume for Independent Common Stock and compared that to publicly traded banks in Virginia and to the price offered by Crestar.

     2. Comparative Analysis. Baxter Fentriss compared the "earnings multiple", "price to book value multiple", and "price to assets multiple" implicit in the Price Per Share with other comparable merger transactions in Virginia after considering Independent's non-performing assets and other variables. The comparative multiples included both bank and thrift sales during the last three years. The proposed price to be paid by Crestar to Independent represented a price significantly above the average multiples paid over that period and one of the higher prices paid for banks and thrifts in Virginia during such time period.

     3. Financial Implications to Independent Shareholders. Baxter Fentriss evaluated the earnings, book value, and dividends of Crestar Common Stock to be received by Independent shareholders and considered the pro forma premium of earnings, book value, and dividends to be received by the shareholders of Independent. Based on this analysis, Baxter Fentriss concluded the transaction should have a positive long-term impact on the Independent shareholders who receive Crestar shares.

     4. Net Present Value Analysis. Baxter Fentriss performed a discounted cash flow analysis to determine hypothetical present values for a share of Independent Common Stock as a five and 10 year investment. Under this analysis, Baxter Fentriss considered various scenarios for the performance of Independent's stock using (i) a range from 0% to 10% in the growth of Independent's earnings and dividends and (ii) a range from six times to 12 times earnings as the terminal value for Independent's stock. A range of discount rates from 10% to 15% were applied to these alternative growth and terminal value scenarios. These ranges of discount rates, growth alternatives, and terminal values were chosen based upon what Baxter Fentriss, in its judgment, considered to be appropriate taking into account, among other things, Independent's past and current performance, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and for companies with similar risk profiles. In all of the scenarios considered, the present value of a share of Independent Common Stock was calculated at less than the $12.25 value of the Crestar offer. Thus, Baxter Fentriss' discounted cash flow analysis indicated that Independent shareholders would be in a better financial position by receiving the Crestar Common Stock offered in the Merger transaction rather than continuing to hold Independent Common Stock.

     Using publicly available information on Crestar and applying the capital guidelines of banking regulators, Baxter Fentriss' analysis indicated that the Merger would not seriously dilute the capital and earnings capacity of Crestar and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Baxter Fentriss considered the likely market overlap and the Federal Reserve guidelines with regard to market concentration and did not believe there to be an issue with regard to possible antitrust concerns.

     Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates, including those as to possible economies of scale, were reasonably prepared by management, and reflect their best current judgments. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of either Independent or Crestar, and has not been furnished such an appraisal.

     Independent agreed to pay Baxter Fentriss an amount in cash not to exceed $160,000 (equal to approximately 1.25% of the aggregate consideration to be received by Independent shareholders in the Merger) plus reasonable out-of-pocket expenses for its services. Approximately $80,000 of this amount was due in connection with execution of the Agreement and has been paid. The balance is due if and when the Merger is consummated. Independent has agreed to indemnify Baxter Fentriss against certain liabilities, including certain liabilities under federal securities laws.

Effective Time of the Merger

     The Merger shall become effective at the time the Plan of Merger filed with the SCC is made effective (the "Effective Time of the Merger"). The Effective Time of the Merger is expected to occur in mid-December 1994. Either Independent or Crestar may terminate the Agreement if the Merger has not been consummated by March 31, 1995.

     Until the Effective Time of the Merger occurs, Independent shareholders will retain their rights as shareholders to vote on matters submitted to them by the Independent Board.

Determination of Exchange Ratio and Exchange for Crestar Common Stock

     Crestar valued Independent Common Stock for purposes of the exchange at $12.25 per share. The valuation of Independent Common Stock was based upon the potential value of Independent Common Stock, the nature of Independent's banking businesses, and Independent's deposit base, market share and market franchise in and around the Prince William County, Virginia area. Each share of Independent Common Stock (other than shares held of record by Crestar and shares to be exchanged for cash) shall be converted into the number of shares of Crestar Common Stock determined by dividing $12.25 per share (the "Price Per Share") by the Average Closing Price (the result of the quotient determined by dividing the Price Per Share by the Average Closing Price being called the Exchange Ratio), subject to adjustment as provided in the Agreement, but in no event shall the Exchange Ratio be less than .2269 shares or greater than .3063 shares of Crestar Common Stock. The Exchange Ratio at the Effective Time of the Merger shall be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of Crestar Common Stock, any dividend payable in Crestar Common Stock, or any capital reorganization involving the reclassification of Crestar Common Stock subsequent to the date of the Agreement. Based on the $48.375 closing price of Crestar Common Stock on the NYSE on September 7, 1994, the Exchange Ratio would have been .2532 shares of Crestar Common Stock per share of Independent Common Stock. Based on the 1,020,000 shares of Independent Common Stock outstanding as of the Record Date, and assuming that no cash is to be paid to Independent shareholders in connection with the Merger, such Exchange Ratio would have resulted in the issuance of approximately 258,295 shares of Crestar Common Stock. Such number of shares will vary to the extent that
(i) shares of Independent Common Stock are exchanged for cash and (ii) the components of the Exchange Ratio calculation change prior to the Effective Time of the Merger.

     Following the Effective Time of the Merger, former shareholders of Independent will be mailed a Letter of Transmittal which will set forth the procedures that should be followed for exchange of Independent Common Stock for Crestar Common Stock.

     Shareholders of Independent, upon surrender of their certificates for cancellation, will be entitled to receive certificates representing the number of whole shares of Crestar Common Stock for which such shares have been submitted for exchange and cash in lieu of any fractional share interest on the basis of the Exchange Ratio.

Cash Election; Election Procedures

     Holders of shares of Independent Common Stock will be given the option of exchanging their shares for the Price Per Share in cash (subject to all applicable withholding taxes), provided that the number of shares that may be exchanged for cash shall not exceed 40% of the outstanding shares of Independent Common Stock immediately prior to the Effective Time of the Merger. The cash election must be made prior to or at the time of the voting at the Independent shareholder meeting, and, once such vote has been taken, cash elections shall be irrevocable. If the aggregate number of shares for which a cash election is made exceeds 40% of the outstanding shares of Independent Common Stock, Crestar first will pay cash for shares submitted for cash exchange by each holder of 100 or fewer Independent shares (if such holder has submitted all his shares for cash exchange) and then will pay cash for shares submitted for cash pro rata. Shares not exchanged for cash after proration will be exchanged for Crestar Common Stock at the Exchange Ratio.

     An election to receive cash will be properly made only if Crestar Bank, acting in the capacity of exchange agent, has received a properly completed election form in accordance with the procedures and within the time period set forth in the election form. An election form will be considered to be completed properly only if accompanied by certificates representing all shares of Independent Common Stock covered thereby.

     IF AN INDEPENDENT SHAREHOLDER ELECTS TO SURRENDER SHARES FOR CASH, HE/SHE MUST FILE THE CASH OPTION FORM ACCOMPANYING THIS PROXY STATEMENT/PROSPECTUS PRIOR TO OR AT THE INDEPENDENT SHAREHOLDER MEETING. ANY INDEPENDENT SHAREHOLDER WHO DOES NOT COMPLETE AND RETURN A CASH OPTION FORM PRIOR TO OR AT THE INDEPENDENT SHAREHOLDER MEETING CAN ONLY RECEIVE CRESTAR COMMON STOCK (AND CASH FOR FRACTIONAL SHARES) IN THE MERGER. ONCE THE VOTE ON THE MERGER HAS BEEN TAKEN AT THE INDEPENDENT SHAREHOLDER MEETING, THE CASH ELECTION IS IRREVOCABLE. At the direction of Independent and subject to an escrow agreement, Crestar Bank will hold the certificates representing Independent shares for which a cash election has been made in safekeeping pending the Effective Time of the Merger, at which time they will be exchanged for cash, or in the event of proration, cash and Crestar Common Stock. If the Merger is not consummated, or if the Agreement is terminated, Crestar Bank promptly will return the certificates.

Business of Independent Pending the Merger

     Independent has agreed that until the Effective Time of the Merger it will operate its business substantially as presently operated and only in the ordinary course. In this connection, Independent has agreed that it will not, without the prior written consent of Crestar, (i) make any change in the salaries, bonuses or title of any officer; (ii) make any change in the title, salaries or bonuses of any other employee, other than those permitted by current employment policies in the ordinary course of business, any of which changes shall be reported promptly to Crestar; (iii) enter into any bonus, incentive compensation, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement or increase benefits under existing plans;
(iv) create or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness except in the ordinary course of business; (v) amend its Articles of Incorporation or Bylaws; (vi) issue or contract to issue any shares of Independent capital stock; (vii) purchase any shares of Independent capital stock; (viii) enter into or assume any material contract or obligation, except in the ordinary course of business;
(ix) waive, release, compromise or assign any right or claim of substantial value; (x) propose or take any other action which would make any representation or warranty of Independent in the Agreement untrue;
(xi) introduce any new products or services or change the rate of interest on any deposit instrument to above-market interest rates; (xii) make any change in policies respecting extensions of credit or loan charge-offs;
(xiii) change reserve requirement policies; (xiv) change securities portfolio policies; (xv) acquire a policy or enter into any new agreement, amendment or endorsement or make any changes relating to insurance coverage, including coverage for its directors and officers, which would result in an additional payment obligation of $50,000 or more; (xvi) propose or take any action with respect to the closing of any branches; or (xvii) make any change in any tax election or accounting method or system or internal accounting controls, except as may be appropriate to conform to any change in regulatory accounting requirements or generally accepted accounting principles.

     At the request of Crestar and upon receipt by Independent of written confirmation from Crestar and Crestar Bank that (i) all regulatory approvals have been obtained, (ii) they have no knowledge of any circumstances allowing them to terminate the Agreement, and (iii) there are no conditions to the obligations of Crestar and Crestar Bank under the Agreement which they believe will not be fulfilled so as to permit them to consummate the Merger and the other transactions contemplated by the Agreement, on the day prior to the Effective Time of the Merger, Independent shall establish such additional accruals, reserves and charge-offs, through appropriate entries in its accounting books and records, as may be necessary to conform Independent's accounting and credit loss reserve practices and methods to those of Crestar Bank (as such practices and methods are to be applied from and after the Effective Time of the Merger) and to Crestar Bank's plans with respect to the conduct of the business of Independent following the Merger, as well as for the anticipated recapture of the bad debt reserves established by Independent for federal income tax purposes (and state income tax purposes, if applicable) prior thereto and the costs and expenses relating to the consummation by Independent of the Merger. Any such accruals, reserves and charge-offs shall not be deemed to cause any representation and warranty of Independent in the Agreement to not be untrue and inaccurate as of the Effective Time of the Merger.

     Under the Agreement, Independent is permitted to pay cash dividends not in excess of $0.05 per share per quarter, provided that Independent's earnings, in the reasonable judgment of Independent management after consultation with Crestar, are sufficient to support any such dividend. If Independent's Board of Directors declares a dividend, the record date for such dividend shall be the same as the record date for the same quarter as the regular Crestar Common Stock dividend for such quarter.

     In addition, unless and until the Agreement is terminated, Independent has agreed not to solicit directly or indirectly any acquisition proposal from any other person or entity. Independent has agreed not to negotiate with respect to any such proposal, to provide information to any party making such a proposal or to enter into any agreement with respect to any such proposal except in compliance with its legal obligations or the fiduciary obligation of its Board of Directors.

     Crestar and Independent may waive any condition to their obligations to consummate the Merger except requisite approvals of Crestar and Independent shareholders and regulatory approval.

Conditions to Consummation of the Merger

     Consummation of the Merger is conditioned upon the approval of the holders of more than two-thirds of the outstanding Independent Common Stock entitled to vote at the Independent Shareholder Meeting. The Merger must be approved by the Federal Reserve Board and the SCC, which approvals are expected to be received. The obligations of Independent, Crestar Bank and Crestar to consummate the Merger are further conditioned upon (i) the accuracy of the representations and warranties of the parties contained in the Agreement, including without limitation the representation and warranty of Independent that there has been no material adverse change in the condition (financial or otherwise) of Independent from May 31, 1994 with respect to Independent's investment securities portfolio, or from December 31, 1993 with respect to Independent's other assets (exclusive of actions taken by Independent at Crestar's request); (ii) the performance of all covenants and agreements contained in the Agreement, including without limitation the establishment of the accruals, reserves and charge-offs referred to under "-- Business of Independent Pending the Merger" above;
(iii) the receipt of an opinion of Hunton & Williams, counsel to Crestar and Crestar Bank, with respect to certain of the tax consequences of the Merger described herein under "-- Certain Federal Income Tax Consequences;" (iv) the receipt of opinions of counsel with respect to certain legal matters; (v) the shares of Crestar Common Stock to be issued in the Merger shall have been duly registered under the 1933 Act and applicable state securities laws, and such registration shall not be subject to a stop order or any threatened stop order by the SEC or any applicable state securities authority; (vi) in the case of Independent, the opinion of Baxter Fentriss with respect to fairness to Independent shareholders from a financial point of view shall not have been rescinded or modified in any way from the date it was issued to the Effective Time of the Merger; and (vii) the shares of Crestar Common Stock to be issued in the Merger shall have been approved for listing on the NYSE.

     Crestar, Crestar Bank and Independent each may waive any condition to its obligations to consummate the Merger except requisite approvals of Independent shareholders and regulatory authorities.

Termination

     The Agreement shall be terminated, and the Merger abandoned, if the shareholders of Independent shall not have approved the Merger. Notwithstanding such approval by such shareholders, the Agreement also may be terminated at any time prior to the Effective Time of the Merger, by: (i) the mutual consent of Crestar, Crestar Bank and Independent, as expressed by their respective Boards of Directors; (ii) either Crestar or Crestar Bank on the one hand or Independent on the other hand, as expressed by their respective Boards of Directors, after March 31, 1995; (iii) by Crestar and Crestar Bank in writing authorized by its respective Board of Directors if Independent has, or by Independent in writing authorized by its Board of Directors if Crestar or Crestar Bank has, in any material respect, breached
(A) any covenant or agreement contained in the Agreement, or (B) any representation or warranty contained in the Agreement, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date; (iv) either Crestar or Crestar Bank on the one hand or Independent on the other hand, as expressed by their respective Boards of Directors, in the event that any of the conditions precedent to the obligations of such parties to consummate the Merger have not been satisfied or fulfilled or waived by the party entitled to so waive on or before the Closing Date (as defined in the Agreement), provided that no party shall be entitled to terminate the Agreement if the condition precedent or conditions precedent which provide the basis for termination can reasonably be and are satisfied within a reasonable period of time, in which case, the Closing Date shall be appropriately postponed but not beyond March 31, 1995; (v) (A) Crestar and Crestar Bank, or by Independent, if the Boards of Directors of Crestar and Crestar Bank, or the Board of Directors of Independent shall have determined in their sole discretion, exercised in good faith, that the Merger has become inadvisable or impracticable by reason of the threat or the institution of any litigation, proceeding or investigation to restrain or prohibit the consummation of the transactions contemplated by the Agreement or to obtain other relief in connection with the Agreement or (B) Crestar and Crestar Bank, if the Boards of Directors of Crestar and Crestar Bank shall have determined in their sole discretion, exercised in good faith, that the Merger has been deemed inadvisable or impractical by reason of commencement of a competing offer for Independent Common Stock which is significantly better than Crestar's offer and which Crestar certifies to Independent, in writing, it is unwilling to meet; (vi) Crestar, Crestar Bank, or Independent, if the Federal Reserve Board or the SCC deny approval of the Merger and the time period for all appeals or requests for reconsideration has run; or
(vii) Crestar, following Crestar's due diligence audit of Independent, which audit shall be conducted reasonably, if such due diligence audit reveals that
(i) Independent has unrecorded or unfunded liabilities or employee benefit plans not previously disclosed, unrecognized depreciation, material legal proceedings (pending or threatened) not previously disclosed, material liability arising from non-compliance with existing law, or that (ii) there are potential losses in the loan portfolio since December 31, 1993 and the securities portfolio since May 31, 1994 of Independent for which additional reserves are required in accordance with generally accepted accounting principles as consistently applied by Independent, with the aggregate result of (i) and (ii) causing a reduction of Independent's shareholders' equity in excess of $650,000 from that as reflected in the Independent Financial Statements at December 31, 1993.

Accounting Treatment

     The Merger is to be accounted for as a purchase in accordance with generally accepted accounting principles as outlined in Accounting Principles Board Opinion No. 16.

Operations After the Merger

     After the consummation of the Merger, Crestar Bank will continue generally to conduct the business presently conducted by Independent, with the additional services discussed above.

     Prior to the Effective Time of the Merger, members of Independent's senior management group will be interviewed by Crestar with the goal of determining if there are mutually beneficial employment opportunities available within Crestar.

     Crestar Bank will undertake to continue employment of all Independent branch personnel who meet Crestar's employment qualification requirements, either at existing Independent offices or at Crestar or Crestar Bank offices. Independent non-branch personnel not offered employment will be interviewed prior to the Effective Time of the Merger for open positions within Crestar Bank or an affiliate of Crestar. Except as provided in the Agreement, any employee who is terminated or whose position is eliminated by Crestar within six months after the Effective Time of the Merger, and not offered a comparable job with Crestar or its affiliates will be paid severance pay equal to one week's base pay for each year of service with Independent up to 20 years and two weeks of base pay for each year of service with Independent over 20 years, but in no case less than four weeks' base pay.

     All persons who are employees of Independent immediately before the Effective Time of the Merger and who are employed by Crestar Bank or another Crestar subsidiary immediately following the Effective Time of the Merger ("Transferred Employees") will be covered by Crestar's employee benefit plans as to which they are eligible based on their length of service, compensation, job classification, and position, including, where applicable, the incentive compensation plan. For additional information, see "-- Effect on Independent Employee Benefits Plans" below.

Interest of Certain Persons in the Merger

     Certain members of Independent's management may be deemed to have interests in the Merger in addition to their interests as shareholders of Independent generally. In each case, the Board of Directors of Independent considered those potential interests of which it was aware in approving the Agreement and the transactions contemplated thereby.

     After the Effective Time of the Merger, Crestar acknowledges its obligation to provide and agrees to provide, indemnification to the directors, employees and officers of Independent following the Effective Time of the Merger to the same extent as if Independent were maintaining its separate existence after such time. Such indemnification shall continue for a period of not less than five years to the extent permitted under the VSCA and the Articles of Incorporation and Bylaws of Crestar, provided that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.
Crestar will provide officers and directors liability insurance coverage to all Independent directors and officers, whether or not they become part of the Crestar organization after the Effective Time of the Merger to the same extent it is provided to Crestar's officers and directors, provided that coverage will not extend to acts as to which notice has been given prior to the Effective Time of the Merger.

     Crestar has agreed to accept the terms of a proposed separation arrangement that Gary English, President of Independent, had negotiated with Independent in 1983. The arrangement contemplates that in the event of the merger or sale of Independent Mr. English either will (i) continue in his position or another position if that be mutually agreeable between him and the Board of Directors of the purchasing entity; or (ii) receive a separation payment equal to twice his basic annual compensation immediately prior to the merger, which payment he may elect to receive in no more than eight installments to extend over a period of no more than 24 months. It is not known at this time whether Mr. English will obtain a position with Crestar or receive the separation payment.

     Prior to the Closing Date, Crestar has agreed that it will offer Paul M. Harbolick, Jr., Independent's Chief Financial Officer ("Executive") either a one-year position within the Crestar organization at his current annual salary or severance in the amount equal to his current annual salary.

     Certain directors of Independent are partners in Independent Associates, ("Associates"), a Virginia general partnership with nine partners.
Associates owns and leases to Independent a bank building and drive-through facility (the "Property") located in Woodbridge, Virginia. The lease (the "Lease"), which commenced in 1989, expires April 30, 2014. Under the Lease, Independent currently pays monthly rent of $18,000 to Associates, subject to escalation annually based upon changes in the Consumer Price Index (the "CPI") for Washington, D.C. Independent has the option to purchase the Property at any time during the remaining term at the fair market value at the time of purchase. Such value is to be established by agreement of the parties or, alternatively, through an appraisal procedure conducted by licensed, qualified appraisers selected by the parties. In certain circumstances, the expenses of such appraisals are to be shared equally by Independent and Associates, and in certain circumstances, each party bears the expenses of the appraiser it selects. In August 1994, Crestar Bank and Associates executed an Agreement to Amend Lease, which provides that Crestar Bank would continue to lease the Property subject to the terms of a Second Addendum to Lease (the "Second Addendum"). The effective date of the Second Addendum would be the date of consummation of the Merger. The Second Addendum would, among other things, shorten the lease term by five years, and require that Crestar Bank pay rent at rates provided in the Lease for the first five years following the effective date of the Second Addendum; thereafter the rent would be established at the fair market value rental, subject to annual escalation based upon changes in the CPI, as determined by Associates and Crestar Bank. If Crestar Bank and Associates are unable to agree on the fair market value rental, the rental would be determined by a procedure involving the averaging of fair market rental value determinations obtained from qualified real estate brokers appointed by the parties.
Crestar Bank would not have any right to purchase the Property, although Crestar Bank would have a first refusal right to purchase the Property under certain circumstances. Messrs. Barnes, English, Morgan, Peters, Scott, Shea, and Dr. Stephens and Ms. Matts are partners in Associates, and each has a one-ninth interest therein.

     Other than as set forth above, no director or executive officer of Independent, Crestar or Crestar Bank has any direct or indirect material interest in the Merger, except in the case of directors and executive officers of Independent insofar as ownership of Independent Common Stock might be deemed such an interest.

Effect on Independent Employee Benefits Plans

     Immediately following the Merger, all participants who then have accounts in the Independent Profit Sharing and Trust Plan (the "Profit Sharing Plan") shall be fully vested in their account balances. Crestar, at its election, may continue the Profit Sharing Plan for the benefit of Transferred Employees, may merge the Profit Sharing Plan into the Crestar Employees Thrift and Profit Sharing Plan (the "Crestar Thrift Plan") or the Crestar Merger Plan for Transferred Employees, or may cease additional benefit accruals under and contributions to the Profit Sharing Plan and continue to hold the assets of such Plan until they are distributable in accordance with its terms. In the event of a merger of the Profit Sharing Plan with the Crestar Thrift Plan or the Crestar Merger Plan for Transferred Employees or a cessation of accruals and contributions under the Profit Sharing Plan, the Crestar Thrift Plan or the Crestar Merger Plan for Transferred Employees, as the case may be, will recognize for purposes of eligibility to participate, early retirement, and eligibility for vesting, all Transferred Employees' service with Independent, subject to applicable break-in-service rules.

     The Retirement Plan for Employees of Crestar Financial Corporation and Affiliated Corporations will recognize for purposes of eligibility to participate and vesting, but not for benefit accrual purposes all Transferred Employees' service with Independent, subject to applicable break-in-service rules.

Certain Federal Income Tax Consequences

     Crestar and Independent have received an opinion of Hunton & Williams, counsel to Crestar, to the effect that for federal income tax purposes, the Merger will be a reorganization under Section 368(a) of the Code and, consequently, (i) none of Crestar, Crestar Bank, or Independent will recognize any taxable gain or loss upon consummation of the Merger (but income may be recognized as a result of (a) the termination of the bad-debt reserve maintained by Independent for federal income tax purposes and
(b) other possible changes in tax accounting methods), and (ii) the Merger will result in the tax consequences summarized below for Independent shareholders who receive Crestar Common Stock in exchange for Independent Common Stock pursuant to the Merger. Receipt of substantially the same opinion of Hunton & Williams as of the Closing Date is a condition to consummation of the Merger. The opinion of Hunton & Williams is based on, and the opinion to be given as of the Closing Date will be based on, certain customary assumptions and representations regarding, among other things, the lack of previous dealings between Independent and Crestar, the existing and future ownership of Independent stock and Crestar stock, and the future business plans for Crestar.

     As described below, the federal income tax consequences to an Independent shareholder will depend on whether the shareholder exchanges shares of Independent Common Stock for Crestar Common Stock, cash, or a combination of Crestar Common Stock and cash and, if the shareholder exchanges any shares of Independent Common Stock for cash, on whether certain related shareholders receive Crestar Common Stock or cash. The following summary does not discuss all potentially relevant federal income tax matters, consequences to any shareholders subject to special tax treatment (for example, tax-exempt organizations and foreign persons), or consequences to shareholders who acquired their Independent Common Stock through the exercise of employee stock options or otherwise as compensation.

Exchange of Independent Common Stock for Crestar Common Stock

     An Independent shareholder who receives solely Crestar Common Stock in exchange for all his shares of Independent Common Stock will not recognize any gain or loss on the exchange. If a shareholder receives Crestar Common Stock and cash in lieu of a fractional share of Crestar Common Stock, the shareholder will recognize taxable gain or loss solely with respect to such fractional share as if the fractional share had been received and then redeemed for the cash. A shareholder who exchanges all his shares of Independent Common Stock for Crestar Common Stock will have a tax basis in the shares of Crestar Common Stock (including any fractional share interest) equal to his tax basis in the shares of Independent Common Stock exchanged therefor. A shareholder's holding period for shares of Crestar Common Stock (including any fractional share interest) received in the Merger will include his holding period for the shares of Independent Common Stock exchanged therefor if they are held as a capital asset at the Effective Time of the Merger.

Exchange of Independent Common Stock for Cash and Crestar Common Stock

     An Independent shareholder who receives cash for some shares of Independent Common Stock and exchanges other shares of Independent Common Stock for shares of Crestar Common Stock (including any fractional share interest) will recognize any gain realized up to the amount of cash received (excluding cash paid in lieu of a fractional share of Crestar Common Stock) but will not recognize any loss. If the shareholder holds his Independent Common Stock as a capital asset at the time of the Merger, the amount of gain recognized generally will be treated as capital gain unless the receipt of cash is treated as having the effect of a dividend. If the recognized gain is treated as a dividend, it will be taxed as ordinary income.

     A shareholder's receipt of cash will not be treated as a dividend if (after taking into account the constructive ownership rules of Section 318 of the Code summarized below) the requirements for a stock redemption to be treated as a sale of stock under Section 302 of the Code are satisfied.
Under a Supreme Court decision (Clark v. Commissioner), to determine whether those requirements are satisfied, a shareholder should be treated as receiving shares of Crestar Common Stock in the Merger (instead of the cash actually received) and then receiving cash from Crestar in a hypothetical redemption of those shares. That hypothetical redemption will satisfy the requirements under Section 302 if it (i) is "not essentially equivalent to a dividend" within the meaning of Section 302(b)(1) of the Code or (ii) has the effect of a "substantially disproportionate" redemption of Crestar Common Stock within the meaning of Section 302(b)(2) of the Code. Whether the hypothetical redemption of shares of Crestar Common Stock will be essentially equivalent to a dividend depends on the individual shareholder's circumstances; to avoid dividend treatment in any case, the hypothetical redemption must result in a "meaningful reduction" in the percentage of Crestar Common Stock actually and constructively owned by the shareholder (including any Crestar Common Stock deemed received in the Merger). The Internal Revenue Service has indicated in a published ruling that any reduction in percentage ownership of a publicly-held corporation by a small minority shareholder who exercises no control over corporate affairs constitutes a meaningful reduction. The hypothetical redemption of shares of Crestar Common Stock will be substantially disproportionate if the percentage of Crestar Common Stock actually and constructively owned by the shareholder after that redemption is less than 80% of the percentage of Crestar Common Stock actually and constructively owned by the shareholder (including Crestar Common Stock deemed received in the Merger) immediately before the hypothetical redemption.

     A shareholder's tax basis in the shares of Crestar Common Stock (including any fractional share interest) received will equal his tax basis in his shares of Independent Common Stock exchanged therefor, reduced by the amount of cash received (excluding cash paid in lieu of a fractional share of Crestar Common Stock) and increased by the amount of gain recognized (including any gain treated as a dividend). A shareholder's holding period for shares of Crestar Common Stock (including any fractional share interest) received in the Merger will include his holding period for the shares of Independent Common Stock exchanged therefor if they are held as a capital asset at the time of the Merger. If a shareholder receives cash in lieu of a fractional share of Crestar Common Stock, the shareholder will recognize gain or loss as if the fractional share had been received and then redeemed for the cash.

Exchange of Independent Common Stock for Cash

     Any shareholder who exchanges all of his shares of Independent Common Stock for cash should consult his tax advisor to determine whether the exchange is to be taxed as a sale of stock or whether the cash received is to be taxed as a dividend. In addition, any shareholder who makes an election to receive cash for all his shares should be aware that he may, in fact, receive some Crestar Common Stock under the proration provisions of the Agreement. Such a holder should therefore be familiar with the rules, described above, that apply to a holder who receives cash and some Crestar Common Stock.

     The criteria for determining the tax treatment of exchanging all of a shareholder's shares of Independent Common Stock for cash are not certain. The Supreme Court's decision in the Clark case suggests that an Independent shareholder who receives solely cash for all his shares of Independent Common Stock should be treated as receiving shares of Crestar Common Stock in the Merger, rather than the cash actually received, and then receiving cash from Crestar in a hypothetical redemption of those shares. The treatment of the cash received in that hypothetical redemption then would depend first on whether the shareholder is treated as owning any shares of Crestar Common Stock (taking into account the constructive ownership rules of Section 318 of the Code). If a shareholder receiving solely cash in the Merger does not actually or constructively own any shares of Crestar Common Stock, the shareholder should recognize gain or loss equal to the difference between the amount of cash received and his tax basis in his shares of Independent Common Stock surrendered in the Merger. Such gain or loss will be capital gain or loss if the shares of Independent Common Stock are held as a capital asset at the time of the Merger. If the shareholder actually or constructively owns shares of Crestar Common Stock, the cash received in a hypothetical redemption should result in the recognition of gain or loss as described above unless the redemption is treated as a dividend distribution. The redemption should not be treated as a dividend distribution if it meets the requirements to be (i) not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or (ii) a substantially disproportionate redemption of Crestar Common Stock within the meaning of
Section 302(b)(2) of the Code. See the discussion above under "Exchange of Independent Common Stock for Cash and Crestar Common Stock" for a summary of those requirements.

     Despite the Clark decision, the Internal Revenue Service might assert that the receipt of solely cash in the Merger is to be treated as a distribution in redemption of the shareholder's Independent Common Stock before, and separate from, the Merger. The Internal Revenue Service apparently has taken such a position in private letter rulings, which are not legal precedent, issued after the Clark decision. Under that position, if an Independent shareholder receiving solely cash does not constructively own (within the meaning of Section 318 of the Code) shares of Independent Common Stock held by another shareholder who exchanges such shares for Crestar Common Stock, the shareholder receiving solely cash generally will recognize gain or loss equal to the difference between the amount of cash received and his tax basis in his shares of Independent Common Stock. Such gain or loss will be capital gain or loss if the shares of Independent Common Stock are held as a capital asset at the time of the Merger. If the Independent shareholder does constructively own shares of Independent Common Stock exchanged for Crestar Common Stock, the cash received in a hypothetical redemption of the Independent Common Stock generally will be taxable as a dividend unless the redemption meets the requirements to be (i) not essentially equivalent to a dividend within the meaning of
Section 302(b)(1) of the Code or (ii) a substantially disproportionate redemption of Independent Common Stock within the meaning of
Section 302(b)(2) of the Code. Those requirements would be applied to the shareholder's actual and constructive ownership of Independent Common Stock, in contrast to the approach discussed above where they are applied to the shareholder's actual and constructive ownership of Crestar Common Stock.

Section 318 of the Code

     Under Section 318(a) of the Code, a shareholder is treated as owning
(i) stock that the shareholder has an option or other right to acquire,
(ii) stock owned by the shareholder's spouse, children, grandchildren, and parents, and (iii) stock owned by certain trusts of which the shareholder is a beneficiary, any estate of which the shareholder is a beneficiary, any partnership or "S corporation" in which the shareholder is a partner or shareholder, and any non-S corporation of which the shareholder owns at least 50% in value of the stock. A shareholder that is a partnership or S corporation, estate, trust, or non-S corporation is treated as owning stock owned (as the case may be) by partners or S corporation shareholders, by estate beneficiaries, by certain trust beneficiaries, and by 50% shareholders of a non-S corporate shareholder. Stock constructively owned by a person generally is treated as being owned by that person for the purpose of attributing ownership to another person. In certain cases, a shareholder who will actually own no Crestar Common Stock may be able to avoid application of the family attribution rules of Section 318 of the Code by filing a timely waiver agreement with the Internal Revenue Service pursuant to
Section 302(c)(2) of the Code and applicable regulations.

     The preceding discussion summarizes for general information the material federal income tax consequences of the Merger to Independent shareholders. The tax consequences to any particular shareholder may depend on the shareholder's circumstances. Independent shareholders are urged to consult their own tax advisors with regard to federal, state, and local tax consequences.

No Dissenters' Rights of Appraisal

     Independent's shareholders are not entitled to dissenters' rights because of Virginia Code 6.1-43, which denies dissenters' rights in the merger of Virginia banks.

     THE BOARD OF DIRECTORS OF INDEPENDENT RECOMMENDS A VOTE FOR THE MERGER.

                            BUSINESS OF CRESTAR

     Crestar is the holding company for Crestar Bank, Crestar Bank N.A. of Washington, D.C. and Crestar Bank MD of Maryland. At June 30, 1994, Crestar had approximately $14.3 billion in total assets, $11.4 billion in total deposits and $1.1 billion in total shareholders' equity.

     In 1963, six Virginia banks combined to form United Virginia Bankshares Incorporated ("UVB"), a bank holding company formed under the Bank Holding Company Act of 1956 (the "BHCA"). UVB (parent company of United Virginia
Bank) extended its operations into the District of Columbia by acquiring NS&T Bank, N.A. on December 27, 1985 and into Maryland by acquiring Bank of Bethesda on April 1, 1986. On September 1, 1987, UVB became Crestar Financial Corporation and its bank subsidiaries adopted their present names.

     Crestar serves customers through a network of 332 banking offices and 272 automated teller machines (as of June 30, 1994). Crestar's subsidiary banks (the "Bank Subsidiaries") offer a broad range of banking services, including various types of deposit accounts and instruments, commercial and consumer loans, trust and investment management services, bank credit cards and international banking services. Crestar's subsidiary, Crestar Insurance Agency, Inc., offers a variety of personal and business insurance products. Securities brokerage and investment banking services are offered by Crestar's subsidiary, Crestar Securities Corporation. Mortgage loan origination, servicing and wholesale lending are offered by Crestar Mortgage Corporation, and investment advisory services are offered by Capitoline Investment Services Incorporated, both of which are subsidiaries of Crestar Bank. These various Crestar subsidiaries provide banking and non-banking services throughout Virginia, Maryland and Washington, D.C., as well as certain non-banking services to customers in other states.

     The executive offices of Crestar are located in Richmond, Virginia at Crestar Center, 919 East Main Street. Crestar's Operations Center is located in Richmond. Regional headquarters are located in Norfolk and Roanoke, Virginia and in Washington, D.C.

Recent Developments

     Acquisitions Completed in 1994. On September 16, 1994, Crestar Bank acquired from the Resolution Trust Corporation approximately $17 million in deposits related to two branches of Second National Federal Savings Association, Salisbury, Maryland located in Fairfax and Woodbridge, Virginia. Upon acquisition, the Woodbridge branch was closed and its deposits assumed by an existing Crestar Bank branch in Woodbridge, Virginia.

     On June 10, 1994, Crestar acquired Annapolis Bancorp, Inc., the holding company for Annapolis Federal Savings Bank, headquartered in Annapolis, Maryland. Approximately $300 million in total assets, $210 million in loans, $275 million in deposits, and nine branches were originally added to Crestar's existing branch network. Crestar issued 264,208 shares of Crestar Common Stock and made cash payments of approximately $3 million in the transaction.

     On May 14, 1994, Crestar Bank acquired from the Resolution Trust Corporation approximately $150 million in deposits related to Piedmont Federal Savings Association, Manassas, Virginia.

     On March 18, 1994, Crestar acquired Providence Savings and Loan Association, F.A. ("Providence") headquartered in Vienna, Virginia. Approximately $300 million in deposits, $250 million in loans and six branches were initially added to Crestar's existing branch network. Crestar paid approximately $27 million in cash in the transaction.

     On March 18, 1994, Crestar Bank acquired substantially all of the assets (approximately $425 million) and assumed certain liabilities of NVR Federal Savings Bank, headquartered in McLean, Virginia. Approximately $340 million in deposits, $210 million in loans and two branches were initially added to Crestar's operations. Crestar Bank paid approximately $42 million in cash in the transaction.

     On January 28, 1994, Crestar acquired Virginia Federal Savings Bank, headquartered in Richmond, Virginia. Approximately $500 million in deposits, $550 million in loans and 10 branches were initially added to Crestar's existing branch network. Crestar paid approximately $52 million in cash in the transaction.

     On January 11, 1994, Crestar Mortgage Corporation acquired the stock of Mortgage Capital Corporation, a wholesale mortgage loan production company, with an initial purchase payment of $5.2 million. Under terms of the purchase agreement, an additional $2.4 million may be paid to the former owners, depending on the future performance of Mortgage Capital's operations over the next five years.


Pending Acquisitions. On September 20, 1994, Crestar entered into a letter agreement with TideMark Bancorp Inc. ("TideMark") of Newport News, Virginia, providing for the acquisition of TideMark and its subsidiary TideMark Bank, F.S.B. ("TideMark Bank") in which Tidemark shareholders will receive Crestar Common Stock or cash. TideMark Bank has nine branches in Hampton Roads, with approximately $230 million in deposits, and one branch in Kilmarnock, Virginia, which TideMark has agreed to sell to the Bank of Lancaster. TideMark had previously entered into an agreement to acquire eight branches, with approximately $70 million in deposits, from Bay Savings, a division of FirstFed Michigan Corp., which acquisition is expected to be completed by December 31, 1994. Crestar's acquisition of TideMark, which is expected to be completed during the first quarter of 1995, will initially bring to Crestar approximately $300 million in deposits. The acquisition of TideMark is subject to negotiation of a definitive agreement and receipt of regulatory and shareholder approvals.

     On September 1, 1994, Crestar and Crestar Bank entered into an agreement and plan of reorganization with Jefferson Savings and Loan Association, F.A. ("Jefferson"), headquartered in Warrenton, Virginia, providing for the merger of Jefferson into Crestar Bank in which Jefferson shareholders will receive Crestar Common Stock or cash. At June 30, 1994, Jefferson had total consolidated assets of $298 million and total deposits of $269 million. The acquisition of Jefferson, which is subject to the receipt of regulatory and shareholder approvals, is expected to be completed in December 1994.

     Crestar continually seeks acquisition opportunities with other financial institutions in which it may pay cash or issue common stock or other equity or debt securities. As of the date of this Proxy Statement/Prospectus, Crestar has no present agreements or understandings to acquire or merge with any other businesses other than as described in "Business of Crestar -- Recent Developments."

                          BUSINESS OF INDEPENDENT

     Independent Bank is headquartered in Manassas, Virginia. It was organized in 1976 under the laws of Virginia and it began business in July 1978.

     Independent offers general banking services. These services include accepting demand, savings and time accounts; accepting certificates of deposit; and granting and collecting installment loans, time and demand loans, consumer loans, commercial loans, real estate loans and lines of credit. Independent offers safe deposit boxes and drive-up teller facilities.

     Independent is a state chartered bank with deposits insured by the FDIC. It has four banking offices located in Prince William County, Virginia. As of August 31, 1994, Independent had 57 full-time employees and 16 part-time employees.

     The banking business in the area served by Independent is highly competitive with respect to both loans and deposits. Independent competes for deposits principally with other commercial banks, savings and loan associations and credit unions. In Prince William County, there are approximately 63 commercial banking offices, including seven Crestar Bank branches, offering services ranging from deposits and real estate loans to full service banking. As of June 30, 1993, Independent's share of total deposits in the Prince William County, Virginia area was approximately 6.1%.


            INDEPENDENT MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Management's discussion and analysis is intended to aid the reader in understanding and evaluating the significant factors that influenced the financial condition and results of operations of Independent for the periods discussed below. This discussion and analysis should be read in conjunction with Independent's financial statements, their related footnotes and the statistical information included elsewhere in this Proxy Statement/Prospectus. Tables referred to in this discussion follow immediately thereafter.

      In 1992, Independent consented to the issuance by the FDIC and the Virginia Commissioner of Financial Institutions of a cease and desist order relating to certain aspects of the Bank's operations. See "Background of the Merger." Thereafter, as part of its program to comply with the order and to maintain its capital at a level deemed adequate for bank regulatory purposes, Independent sought to alter the mix of its assets, to control its growth, to decrease the size of its loan portfolio, and to reduce the level of problem and non-performing loans. Certain effects of this program on the Bank's financial condition and results of operations, including on its asset mix, deposit base, earnings, including its provision and allowance for loan losses, and other matters, are more fully discussed herein.

Comparison of Financial Condition and Operating Results for the Six Months Ended June 30, 1994 and 1993

Earnings Overview

      Independent had net income of $254,310 for the first six months of 1994 compared with $253,360 for the same period in 1993. Table 1 outlines the earnings for each of the periods referenced. A shift in the earning asset mix from loans to investment securities had a major effect on the decline in net interest income. As the credit quality of the loan portfolio improved, the Bank significantly decreased the provision for loan losses. The decreased expense was offset by the securities gains taken in 1993 and not available in 1994 and the higher operating costs in 1994.

      Independent's return on average assets was .58% in 1994 compared with .61% in 1993. The return on average equity was 8.97% in 1994 and 9.02% in 1993. The earnings per share were the same in 1994 and 1993 at $.25.

Net Interest Income

      Net interest income as of June 30, 1994 declined by $81,000 from the 1993 level of $2,200,000. The full impact of Independent's planned strategy to shift the earnings asset mix from loans to investments was fully felt in 1994. Independent's average loan to deposit ratio was 65.7% in 1994 and 75.0% in 1993. The decrease in the amount of assets invested in loans was replaced with lower yielding investment securities which had an adverse impact on interest income.

      Independent's overall cost of funds increased by $18,000 in 1994. This increase is attributed to the shift of a key deposit product from a noninterest bearing to an interest bearing status in late 1993. Traditionally, the first half of the year is Independent's weakest deposit generation time frame. In 1994, Independent's deposit growth was slower than usual. The slower deposit growth coupled with investment portfolio activity required Independent to use higher cost purchased funds to a greater extent in 1994.

      The net interest margin, which is defined as net interest income divided by earning assets, represents the Bank's net yield on its portfolio of earning assets. The net interest margin was 5.42% in 1994 compared with 6.09% in 1993. The decline in the margin is directly related to the shift in the earning asset mix. The reduced income from loans was only partially offset by the increase in interest income from investments. Independent's reliance on interest bearing liabilities increased in 1994 as a key product changed to an interest bearing status and core deposit growth was slow.

Provision and Allowance for Loan Losses

      The allowance for loan losses as of June 30, 1994 was $915,354 or 1.73% of loans net of the unearned discount. This compares with the June 30, 1993 level of $950,669 or 1.68% of loans net of the unearned discount. The 1994 provision for loan losses reflects management's ongoing review of the loan portfolio, general economic conditions, and specific client composition within the loan portfolio.

      The net charge-offs were $158,000 in 1994 compared to $493,000 in 1993. The significant improvement in net charge-offs reflect the improving credit quality of Independent's loan portfolio. The net charge-offs declined from 1.70% of average loans in 1993 to .59% of average loans in 1994. Table 5 reflects the improved level of non-performing assets. The level of non-performing assets declined to $5,200,000 or 22.4% below the 1993 level of $6,700,000. The coverage of the non-performing assets by the allowance for loan losses increased to 17.50% from the 1993 level of 14.26%.

Noninterest Income

      Independent's noninterest income declined from a 1993 level of $774,000 to $623,000. A key aspect of the decline was the investment security activity. In 1993, several investment securities were sold as part of the portfolio realignment program. Those sales yielded gains of $67,000. In 1994 Independent sold several securities at loss of $20,000 or a net decrease of $87,000 from the 1993 level. Additionally, the fees on deposit accounts were down by $36,000 in the first half of 1994. The decline is attributed to weaker core deposits in 1994 and fewer overdraft and return charges compared with 1993.

Noninterest Expense

      Salaries and benefits increased $52,000 or 5.3% over the 1993 level of $985,000. The increase is related to filling several key positions in July 1993. The full impact of these positions were felt in 1994. Additionally, Independent's contribution to health insurance increased in 1994.

      The occupancy expense increase reflects the annual increase in the rent for the Woodbridge office. Partially offsetting this increase, the depreciation expense for furniture, equipment and leasehold improvements was significantly reduced in 1994. Many of those items were fully depreciated as of the beginning of 1994.

      The miscellaneous expenses increased by $148,000 in 1994. The increase is directly related to a change in accounting procedures for certain expense items. These items were accrued on a monthly basis in 1994, rather than recognized in a single lump sum as was the case in 1993. Excluding the accruals the core expenses are stable year to year.

Income Taxes

      Independent recorded an income tax expense of $141,000 in 1994 compared to $145,000 in 1993. The tax expense is approximately 36% of pretax income in both periods.

Financial Condition

      Total assets were $92,600,000 as of June 30, 1994 or $1,700,000 greater than the 1993 level. The change in Independent's processing of Treasury, Tax and Loan (TT&L) payments accounted for $1,300,000 of the increase. Independent now uses the TT&L program as a source of funding. Additionally, Independent started a program of offering repurchase agreements to customers in 1994. The customer participation in the program amounted to $200,000 in 1994.

      The composition of the balance sheet changed dramatically in 1994. Independent's total security portfolio grew to $26,200,000 in 1994 or a 95.8% increase over the 1993 level of $13,400,000. The loan portfolio declined to $52,900,000 in 1994 from $56,500,000 in 1993. Independent's average loan to deposit ratio decreased from 75.0% in 1993 to 65.7% in 1994.

      Total deposits remained stable from year to year. Total deposits in 1994 were $85,400,000 compared with $85,100,000 in 1993.

Capital Resources and Adequacy

      Total stockholders' equity was $5,500,000 in 1994 as compared to $5,700,000 in 1993. The equity was significantly impacted by the implementation of SFAS 115 in January 1994. The new accounting standard required the bank to decrease the equity by $513,000 as of June 30, 1994. This reflects the market value changes in the available for sale portion of the investment securities portfolio.

      The bank regulatory agencies do not take into account the effects of SFAS 115 in calculating the various capital ratios. Independent's Tier 1 leverage ratio was 6.69% as of June 30, 1994 as compared to 6.64% in 1993.

Liquidity and Interest Sensitivity

      Bank liquidity is the ability to meet potential cash requirements to provide funds for customers' demands for loans and deposit withdrawals in a cost effective manner. Independent meets the liquidity demands with a variety of tools. Independent maintains cash reserves with the Federal Reserve Bank and several correspondent banks. Additional sources of liquidity include the investment portfolio, cash flows from loan and investment prepayments and maturities, short term borrowings under existing credit facilities, marketing of core deposit products and the discount window of the Federal Reserve Bank. Independent's liquidity position is actively managed on a daily basis and monitored by the Asset/Liability Management Committee ("ALCO") and reviewed periodically with the Board of Directors.
The overall objective of ALCO is to prudently manage the risks of interest rates, liquidity, capital, market and customer opportunities while maximizing net interest income.

      An important element of both earnings performance and the maintenance of sufficient liquidity management is the interest sensitivity gap (the "Gap"). The Gap is the difference between interest sensitive assets and interest sensitive liabilities in a specific time interval. The Gap can be managed by repricing assets or liabilities, by selling loans or securities, by replacing an asset or liability at maturity, or by adjusting the interest rate during the life of the asset or liability.

      Independent evaluates the interest sensitivity risk and then formulates guidelines related to the risk. The ALCO actively monitors the Gap and develops the appropriate strategy to minimize interest rate risk consistent with liquidity and other objectives. The strategies vary based upon the economic outlook, interest rate forecasts, the local and national economy and other financial and business risk factors.

      Table 11 reflects the Gap position of the Bank as of June 30, 1994. Management believes the Gap position is appropriate under the circumstances.

New Accounting Standards

      The Financial Accounting Standards Board issued Statement Number 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115) in 1993. SFAS 115 requires organizations to account for, at fair value, marketable equity securities and most marketable debt securities, except those which the organization has intent and ability to hold to maturity. The effect of unrealized gains and losses will be excluded from earnings and reported as a separate component of stockholders' equity net of tax. Independent classified approximately $20 million of the investment portfolio as "Available for Sale" upon adoption of SFAS 115 on January 1, 1994.

      Approximately $22,000,000 of the June 30, 1994 investment portfolio was classified as "Available for Sale." The net effect of SFAS 115 was to decrease stockholders' equity by $513,000 as of June 30, 1994.

Impact of Inflation and Changing Prices

      The financial statements of Independent and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

      Unlike most industrial companies, almost all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than effects of general levels of inflation. Interest rates do not necessarily move in the same direction or the same magnitude as the price of goods and services, since such prices are affected by inflation. The discussion on liquidity and interest sensitivity provide additional comments on Independent's approach to managing risk.

Comparison of Financial Condition and Operating Results for the Years Ended December 31, 1993 and 1992

Earnings Overview

      Independent had net income of $400,265 in 1993, a 19.4% decline from its 1992 net income of $496,540. The decline reflects a shift in asset mix from loans to lower yielding investments that occurred in 1993, lower investment security gains and higher costs related to other real estate owned by Independent. An improvement in the quality of Independent's loan portfolio resulted in a smaller provision for loan losses in 1993. The effects of the various noninterest expense control measures implemented by Independent in 1992 were felt in 1993. The reasons and effects of these actions are discussed in more detail in the following analysis.

      Independent achieved a return on average assets of .47% in 1993 compared with .56% in 1992. The return on average equity was 7.01% in 1993 and 9.63% in 1992. Independent's earnings per share in 1993 were $.39 compared with $.49 in 1992.

Net Interest Income

      The fundamental source of Independent's earnings, net interest income, is defined as the difference between income on interest earning assets and the cost of funds supporting those assets. The level of net interest income is significantly affected by the shifting of the volume and mix of these assets and liabilities as well as changes in the overall interest rate environment. Table 13 reflects the various components of net interest income.

      Independent's net interest income for 1993 increased by $143,644 or 3.3% over the 1992 level. In 1992, Independent sought to more carefully manage growth in asset composition and size, which materially affected the size and composition of its deposit base. Management worked with customers to shift higher costing deposits to alternative products outside of Independent's deposit base. Additionally, Independent aggressively lowered the rates paid on deposit products as the overall interest rate environment changed. These changes had the impact of lowering Independent's interest expense by $762,683 in 1993. In concert with these changes, Independent maintained higher interest rates on loan products, which had the effect of reducing the size of its loan portfolio. Independent shifted the excess funds to the investment portfolio in an aggressive fashion in 1993. The net effect of this shift in earning assets was to decrease interest income at a slower pace than the decline in interest expense.

      The net interest margin, which is defined as net interest income divided by earning assets, represents Independent's net yield on its portfolio of earning assets. In 1993, the margin increased to 5.91%, an improvement over a net interest margin of 5.44% in 1992. The improvement resulted primarily from the shift from higher costing deposits as well as a reduced level of federal funds sold. Additionally, the 1992 net interest margin was adversely impacted by several larger loans that entered a nonaccrual status in 1992, while nonaccrual loan balance decreased during 1993.

Provision and Allowance for Loan Losses

      The allowance for loan losses is increased by provisions charged to income and reduced by net loan charge-offs. Both the amount of the provision and the level of the allowance for loan losses are affected by many factors, including general economic conditions, the local Prince William County, Virginia economy, actual and prospective credit losses, loan performance measures, historical trends, the real estate industry and other factors both internal and external to Independent and its borrowers. Management performs a quarterly analysis of the credit quality of the loan portfolio. This analysis includes a loan by loan review of significant credits, and applies a general statistical analysis to the portfolio of smaller consumer oriented loans. The allowance for loan losses is determined in light of the above factors with considerable attention to historical trends and anticipated losses on known and projected problem credits. A credit committee of Independent's Board of Directors reviews and approves the allowance based upon the above criteria on a quarterly basis. Tables 15 and 16 reflect the credit information reflected below.

      The allowance for loan losses as of December 31, 1993 was $917,815 or 1.72% of loans net of the unearned discount. This is an increase of $14,238 over the December 31, 1992 allowance level of $903,577 which was 1.54% of loans net of the unearned discount. The increased allowance was consistent with Independent's evaluation of the condition of the loan portfolio. The 1993 provision for loan losses of $740,000 covered net charge-offs plus enhanced the allowance for projected credit concerns.

      The credit quality of Independent's loan portfolio improved after year end 1992. Independent experienced a reduction in net charge-offs of $267,268 in 1993, as compared to 1992. The actual net charge-offs in 1993 were $725,762 or 1.27% of average loans, as compared to $993,030 or 1.58% of average loans in 1992. The efforts of management and the Board of Directors were successful in reducing the level of non-performing assets by $1,400,000. Total non-performing assets were $5,600,000 at December 31, 1993, compared to $7,000,000 at December 31, 1992. In 1993, Independent converted a parcel of real estate which it had acquired through foreclosure from "other real estate owned" to "bank premises." The property, which is carried at a value of approximately $475,000, was intended to be available as an additional branch site.

Noninterest Income

      Independent's service fees grew to $1,340,000 in 1993, or 6.7% higher than the 1992 level of $1,260,000. Table 17 reflects the details of the noninterest income. Independent's policy to charge for services such as overdrafts, returned items and foreign ATM charges account for the bulk of its noninterest income. Additionally, Independent reversed its policies and procedures surrounding these service charges. The revision contributed to the growth in noninterest income. Independent implemented a service charge structure for commercial accounts in mid 1992. The new service charge was a key contributor to the fee income increase in 1993.

      Independent has had a long standing policy not to actively trade investment securities. Management and the Board of Directors determined to shift the composition of the investment portfolio to enhance the bank's liquidity and to accommodate the overall strategy of modifying the relative mix in the investment of the bank's funds in investment securities and loans. The investment portfolio realignment in 1992 yielded gains from sales of securities of $245,717 compared to the 1993 gains of $68,163.

Noninterest Expenses

      Information as to the noninterest expenses is identified in Table 17. The largest component of the noninterest expenses relates to human resources. Independent maintains two full service offices as well as two remote drive-in facilities. The goal of the branch and lending personnel is to provide a high level of customer service. Independent took several steps in 1992 to control the growth of this category of expense. Independent implemented a salary and wage freeze, shared benefits expense, and tightly controlled approval process for replacement personnel. The effects of these measures in 1993 were to reduce total personnel expenses by $22,000 or 1.2% in 1993.

      Independent's occupancy expense increased to $422,000 or by 9.1% in 1993. The increase of $35,000 is largely attributed to the annual rent adjustment on the Woodbridge office. The expense of furniture and equipment increased by $8,000 in 1993 or 2% over the 1992 level of $391,000. The increase reflects the 1993 purchase of a computer network to promptly process customer deposit products in full compliance with the new federal regulations governing deposit products.

      The other operating expenses of Independent amounted to $1,340,000 in 1993, compared to $1,300,000 in 1992. The slight increase reflects the full effect of higher FDIC insurance premiums and consultants used in 1993.

      Independent experienced a significant increase in other real estate expenses in 1993. The expenses amounted to $416,000 in 1993 as compared to $106,000 in 1992. The increased expenses of $310,000 are directly related to the disposition of several real estate properties owned by Independent. The expenses of the sale and writedowns to a lower value, in recognition of the deterioration of the local real estate market and related factors during 1993, were consistent with management's evaluation of the properties.

Income Taxes

      Independent's effective tax rate in 1993 was 34.8%, and 33.8% in 1992.

Financial Condition

      Total assets were $90,950,000 at December 31, 1993. This was 7.8% or $6,600,000 greater than the 1992 level. The growth is attributed to Independent's expansion of stable low cost core deposits. Total deposits increased to $85,000,000 which was $6,100,000 or 7.8% greater than the December 31, 1992 level.

      Management redirected the Bank's assets towards investment securities in 1993. The mix of the portfolio is outlined in Table 19. The strategy effectively mixed adjustable rate investment products with traditional treasury and agency investments. The investment portfolio grew to $25,300,000 in 1993 or $11,700,000 larger than the 1992 portfolio.
Additionally, Independent took steps to reduce the federal funds sold position during the year.

      Independent materially redefined its loan portfolio in 1993 as reflected in Table 18. Management focused on solving credit issues and took steps to reduce the size of the loan portfolio. Independent maintained higher rates compared to many competitor financial institutions on loan products in 1993 which enhanced net interest income and contributed to a decline in loans outstanding. Independent's loan to deposit ratio fell to 62.8% from the 1992 level of 74.2%. Additionally, Independent took steps to reduce the concentration of real estate related credits.

      Independent focused energies on core deposit growth in 1993. Total deposits grew to $85,000,000 in 1993. This was $6,100,000 or 7.8% greater than the 1992 level of $78,900,000. The deposit mix reflected in Table 20 reflects the shift towards lower cost stable products such as interest checking and savings accounts. Independent priced certificates to reduce the reliance on the certificate of deposit portfolio. Additionally, Independent absorbed the shift of a key deposit product from a noninterest to an interest bearing status in 1993.

Capital Resources and Adequacy

      Total stockholders' equity was $5,800,000 on December 31, 1993 or 7.4% over the December 31, 1992 level of $5,400,000. The increase is directly attributable to the 1993 earnings of $400,265.

      In 1992, Independent consented to the issuance of a cease and desist order by the Federal Deposit Insurance Corporation. The order specifically required Independent to maintain adequate capital. Adequate capital was defined to be at least a 6% Tier 1 leverage ratio. The ratio compares period end stockholders' equity to quarterly average assets. The Tier 1 leverage ratio was 6.50% and 6.24% for December 31, 1993 and 1992, respectively. Independent actively monitors the capital position and employs various asset/liability management strategies to ensure a Tier 1 leverage ratio in excess of 6%. Additionally, Independent monitors risk based capital ratios. Table 21 reflects the risk adjusted capital ratios for Independent at December 31, 1993 and 1992.

Interest Sensitivity

      Table 22 reflects the Gap position of the Bank as of December 31, 1993. Management believes the Gap position was appropriate under the circumstances at December 31, 1993.

New Accounting Standards

      In 1992, the Financial Accounting Standards Board issued Statement Number 109, "Accounting for Income Taxes" (SFAS 109) which was effective for years beginning after December 15, 1992. The accounting standard changed the accounting for income taxes to the asset and liability method. The Bank adopted SFAS 109 during the year ended December 31, 1992. The change in accounting method had no material effect on the financial statements.

      In 1993, the Financial Accounting Standards Board issued Statement Number 114, " Accounting by Creditors for the Impairment of a Loan" (SFAS
114). SFAS 114 requires impaired loans to be measured based on the present value of expected future cash flow discounted at the loan's effective interest rate, or at the loan's market price or the fair value of a collateral dependent loan. This statement is effective for fiscal years beginning after December 15, 1994. The organization has planned to adopt this accounting standard in 1995. The effects of this accounting standard have not yet been determined.

Comparison of Financial Condition and Operating Results for the Years Ended December 31, 1992 and 1991

Earnings Overview

      Independent reported net income of $496,540 in 1992 a significant improvement from the 1991 net loss of $322,850. The improved earnings are attributed to a stronger level of net interest income, lower provisions for loan losses, increased noninterest income, increased security gains and decreased noninterest expense.

      The Bank's return on average assets was .56% and the return on average equity was 9.63% in 1992. The 1991 ratios are not meaningful because of the net loss. The earnings per share were $.49 in 1992 compared with a loss of ($.32) in 1991.

Net Interest Income

      Independent's net interest income increased by $545,103 in 1992 or 14.4% over the 1991 level. The declining interest rate environment had a substantial impact on interest income from loans. Many of the bank's loans were tied to the Independent Base Rate which fluctuates with market conditions. The Bank's interest expense was decreased substantially, because of the drop in interest rates. Independent's ability to lower rates on deposits at a faster pace than the decline in loan rates allowed for the substantial improvement in net interest income.

      The net interest margin rose to 5.44% in 1992 from 5.25% in 1991. In addition to the interest rate variance referenced earlier, the bank was able to attract approximately $5,439,000 in additional demand deposits in 1992.

Provision and Allowance for Loan Losses

      The allowance for loan losses as of December 31, 1992 was $903,577 or 1.54% of loans net of the unearned discount. This is a decrease of $63,030 from the December 31, 1991 level of $966,607 or 1.51% of loans net of the unearned discount.

      The net charge-offs were $993,030 or 1.58% of average loans in 1992 compared with $645,907 or 1.01% of average loans in 1991. The increased level of net charge-offs is directly related to the economic conditions of Prince William County. Many commercial and real estate loans were adversely impacted by the weak economy.

      The non-performing assets grew to $6,962,000 as of December 31, 1992 from the 1991 level of $5,329,000. The ratio of non-performing assets to total assets grew to 8.25% in 1992.

Noninterest Income

      Independent's noninterest income increased by $511,663 to $1,501,300 in 1992. The bulk of the increase is attributed to securities gains of $245,717 in 1992. Additionally, the bank was more aggressive in pricing and collection efforts for service charges on deposit accounts. These efforts generated an increase of $140,000 over the 1991 level.

Noninterest Expense

      The noninterest expense was $4,151,625 in 1992. This was 1.1% or $44,868 lower than the 1991 level of $4,196,493. The salary and benefits costs were $1,970,720 in 1992. This was $75,804 or 3.7% lower than the 1991 expense of $2,046,524.

      The occupancy and equipment expense was stable from year to year. The 1992 expense amounted to $778,065 compared to $783,104 in 1991.

      The increased FDIC assessment fees were the major reason for the increased other operating expense. The rate charged on each deposit dollar was substantially increased in 1992. This change resulted in an increased expense of $37,000 in 1992 over the 1991 level.

Financial Condition

      Total assets were $84,391,000 at December 31, 1992. This was a $7,027,000 or a 7.7% decrease from the 1991 level of $91,418,000. The decline in the bank's loan portfolio accounts for $5,547,000 of the change. Management's efforts to position the Bank at approximately $85,000,000 was accomplished by December 31, 1992.

      Deposits decreased by $7,397,000 to $78,899,000 in 1992. This was 8.6% below the December 31, 1991 level of $86,296,000.

Capital Resources and Adequacy

      Total stockholders' equity was $5,416,520 on December 31, 1992 or $496,520 greater than the 1991 level $4,919,980. The increase reflects the full earnings of the Bank in 1992. The Bank declared a 2% stock dividend in 1992. The Tier 1 leverage was 6.24% in 1992 and 5.66% in 1991.


      The following tables are intended to aid the reader in reviewing the preceding discussion.


INDEPENDENT BANK
Selected Financial Information
Table 1
($ in thousands)

Results of Operations
For the six months ended June 30             1994        1993

Interest income                            $2,927      $2,990
Interest expense                              798         780
                                           ------      ------
Net interest income                         2,129       2,210

Provision for loan losses                     155         540

Noninterest income                            623         774
Noninterest expense                         2,202       2,046
                                           ------      ------
Income before taxes                           395         398
Income tax expense                            141         145
                                           ------      ------
Net Income                                   $254        $253
                                           ======      ======

Earnings per share                          $0.25       $0.25


Financial Condition (at June 30)

Total assets                              $92,611     $90,904
Total loans, net of unearned discount      52,920      56,478
Total deposits                             85,423      85,148
Total stockholders' equity *                5,508       5,700


Selected Ratios (for the six months ended June 30)

Return on average assets                     0.58%       0.61%
Return on average equity                     8.97%       9.02%
Net interest margin                          5.42%       6.09%
Tier 1 leverage ratio (at June 30)           6.69%       6.64%





* - Stockholders' equity at June 30, 1994 includes unrealized losses on securities available for sale, net of tax effect, of $513 thousand.

Selected Financial Information
Table  2
Average Balances, Net Interest Income and Rate/Volume Analysis
($ in thousands)
                                         Six months ended June 30, 1994        Six months ended June 30, 1993
                                     ____________________________________  ____________________________________
                                         Average     Income/      Yield/       Average     Income/      Yield/
                                         Balance     Expense        Rate       Balance     Expense        Rate
                                     ____________________________________  ____________________________________
Commercial loans                          $5,582        $221        7.98%       $5,794        $216        7.52%
Real estate mortgage loans                29,713       1,265        8.59%       33,010       1,430        8.74%
Real estate construction loans             2,009         130       13.05%        1,640          96       11.80%
Consumer loans                             9,015         410        9.17%        9,394         476       10.22%
Other loans, net                           6,812         337        9.98%        8,281         386        9.40%
                                         -------     -------     -------       -------     -------     -------
Total loans                               53,131       2,363        8.97%       58,119       2,604        9.04%
                                         -------     -------     -------       -------     -------     -------

Treasury securities                        7,171         160        4.50%        3,811          93        4.92%
Federal agency securities                 18,302         394        4.33%        8,410         249        5.97%
Municipal & other securities                  33         N/M        0.00%           93           3        6.51%
                                         -------     -------     -------       -------     -------     -------
Total investments                         25,506         554        4.37%       12,314         345        5.65%
                                         -------     -------     -------       -------     -------     -------

Money market investments                     550          10        3.67%        2,921          41        2.83%
                                         -------     -------     -------       -------     -------     -------
Total earning assets                      79,187       2,927        7.45%       73,354       2,990        8.22%
                                         =======     =======     =======       =======     =======     =======


Interest checking deposits                13,013         141        2.19%        9,172         121        2.66%
Money market deposit accounts             13,876         189        2.75%       15,544         216        2.80%
Savings accounts                          13,755         198        2.90%       11,912         177        3.00%
Certificiates of deposit                  11,127         204        3.70%       12,075         231        3.86%
Certificiates of deposit > $100,000        2,080          39        3.78%        1,510          31        4.14%
Short term borrowings                      1,666          27        3.27%          241           4        3.35%
                                         -------     -------     -------       -------     -------     -------
Total interest bearing liabilities        55,517         798        2.90%       50,454         780        3.12%
                                         -------     -------     -------       -------     -------     -------

Other sources, net                        23,670           -        0.00%       22,900           -        0.00%
                                         -------     -------     -------       -------     -------     -------
Total sources of funds                   $79,187         798        2.03%      $73,354         780        2.14%
                                         =======     =======     =======       =======     =======     =======

Net Interest Margin                                   $2,129        5.42%                   $2,210        6.09%
                                                     =======     =======                   =======     =======

INDEPENDENT BANK
Selected Financial Information
Table 3
Rate/Volume Analysis:  Change in interest income and interest expense
($ in thousands)
                                            Six months ended June 30:
                                                 1994 vs. 1993
                                                Change due to
                                    ____________________________________
                                        Average    Interest   Increase/
                                         Volume        Rate  (Decrease)
                                    ____________________________________

Commercial loans                            ($8)        $13          $5
Real estate mortgage loans                 (143)        (22)       (165)
Real estate construction loans               22          12          34
Consumer loans                              (19)        (47)        (66)
Other loans, net                            (68)         19         (49)
                                        -------     -------     -------
Total loans                                (217)        (24)       (241)
                                        -------     -------     -------

Treasury securities                          82         (15)         67
Federal agency securities                   293        (149)        144
Municipal & other securities                 (2)         (1)         (3)
                                        -------     -------     -------
Total investments                           373        (165)        208
                                        -------     -------     -------

Money market investments                    (33)          2         (31)
                                        -------     -------     -------
Total earning assets                        238        (302)        (64)
                                        =======     =======     =======


Interest checking deposits                   51         (31)         20
Money market deposit accounts               (23)         (4)        (27)
Savings accounts                             27          (6)         21
Certificiates of deposit                    (18)         (9)        (27)
Certificiates of deposit > $100,000          12          (4)          8
Short term borrowings                        24          (1)         23
                                        -------     -------     -------
Total interest bearing liabilities           78         (60)         18
                                        -------     -------     -------

Other sources, net                            0           0           0
                                        -------     -------     -------
Total sources of funds                       78         (60)         18
                                        =======     =======     =======

Net interest income                        $159       ($241)       ($82)
                                        =======     =======     =======

INDEPENDENT BANK
Selected Financial Information
Table 4
($ in thousands)

Allowance for Loan Losses -
Activity for the six month
   period ended June 30:                     1994        1993

Beginning balance, January 1                 $918        $904

Loans charged off:
  Commercial                                   14         109
  Real Estate                                 107         280
  Consumer & other                             89         169
                                            -----       -----
Total loans charged off                       210         558
                                            -----       -----
Recoveries:
  Commercial                                    4           8
  Real Estate                                   6           2
  Consumer & other                             42          55
                                            -----       -----
Total recoveries                               52          65
                                            -----       -----

Net charge-offs                               158         493


Provision for loan losses                     155         540
                                            -----       -----
Ending Balance, June 30                      $915        $951
                                            =====       =====


Loans, net of unearned income:

 Total as of June 30                      $52,920     $56,478
 Average during the six month period       53,131      58,119


Selected Ratios:

Net charge-offs to average loans             0.59%       1.70%
Allowance to period end loans                1.73%       1.68%


Allocation of the Allowance for
   Loan Losses (At June 30):
  Commercial                                  $63        $134
  Real Estate                                 725         490
  Consumer & other                             70          80
  Unallocated                                  57         247
                                           ------      ------
Total allowance                              $915        $951
                                           ======      ======

INDEPENDENT BANK
Selected Financial Information
Table 5
($ in thousands)

                                            June 30     June 30
Nonperforming Assets and Past Due Loans        1994        1993

Nonaccrual loans
  Real estate                                $2,972      $2,501
  Commercial                                     94         144
  Consumer                                       22          74
                                             ------      ------
Total nonperforming loans                     3,088       2,719
                                             ------      ------

Other real estate owned                       2,142       3,951
                                             ------      ------
Total nonperforming assets                   $5,230      $6,670
                                             ======      ======



Loans past due for 90 days or more
  Real estate                                   $31         $98
  Commercial                                     75           -
  Consumer                                       20          49
                                             ------      ------
Total past due loans                           $126        $147
                                             ======      ======

Nonperforming assets to:
  Loans & OREO                                 9.50%      11.04%
  Total Assets                                 5.65%       7.34%

Allowance for loan losses to:
  Nonpeforming assets                         17.50%      14.26%
  Nonpeforming loans                          29.63%      34.98%

INDEPENDENT BANK
Selected Financial Information
Table 6
($ in thousands)
                                                         Six Months Ended
Noninterest Income                                      -----------------
                                                         1994        1993

Service charges on deposit accounts                      $437        $481
Automated teller machine fees                              60          52
Merchant discount fees                                     37          27
Miscellaneous                                             109         147
Gains (losses) on sale of investment securities           (20)         67
                                                      -------     -------
Noninterest income                                       $623        $774
                                                      =======     =======



                                                         Six Months Ended
                                                        -----------------
Noninterest Expense                                      1994        1993

Salaries and benefits                                  $1,037        $985
Occupancy expense                                         215         203
Equipment expense                                         189         196
FDIC assessments                                          117         116
Postage                                                    67          72
Printing                                                   51          64
Other real estate expense                                  25          57
Miscellaneous                                             501         353
                                                      -------     -------
Total noninterest expense                              $2,202      $2,046
                                                      =======     =======

INDEPENDENT BANK
Selected Financial Information
Table 7
($ in thousands)

                                      June 30  % of Total     June 30  % of Total
Loan Portfolio Analysis                  1994   Portfolio        1993   Portfolio
                                      -------  ----------     -------  ----------
Commercial                            $10,409        19.7%    $10,568        18.7%
Real estate - mortgage                 34,318        64.8%     37,853        67.0%
Real estate - construction              2,070         3.9%      2,298         4.1%
Consumer                                5,486        10.4%      5,355         9.5%
Other                                     788         1.5%        608         1.1%
Unearned discount & deferred fees        (151)       -0.3%       (204)       -0.4%
                                       ------      ------      ------      ------
Total loans, net                      $52,920       100.0%    $56,478       100.0%
                                       ======      ======      ======      ======

INDEPENDENT BANK
Selected Financial Information
Table 8
($ in thousands)


Investment Securities
At June 30, 1994                    Par        Cost      Market     Average
                                  Value       Basis       Value       Yield
                            ________________________________________________
U.S. Treasury
  Within one year                  $500        $499        $502        5.72%
  One to five years               6,500       6,607       6,431        4.39%
                                 ------      ------      ------      ------
Total U.S. Treasury               7,000       7,106       6,933        4.48%
                                 ------      ------      ------      ------

Federal Agencies
  Within one year                     -           -           -           -
  One to five years               2,909       2,989       2,864        4.57%
  Five to ten years               1,443       1,458       1,463        4.44%
  Ten years +                    15,095      15,356      14,799        4.79%
                                 ------      ------      ------      ------
Total Agencies                   19,447      19,803      19,126        4.73%
                                 ------      ------      ------      ------


Municipal & Other
  Within one year                    50          50          50        4.75%
  Ten years +                        22          22          22        0.00%
                                 ------      ------      ------      ------
Municipal & Other                    72          72          72        4.75%
                                 ------      ------      ------      ------

Total investment securities     $26,519     $26,981     $26,131        4.67%
                                 ======      ======      ======      ======

Note: Investment securities classified as "Securities Available for Sale" as of June 30, 1994 had a cost basis of $22,043 and a market value of $21,241.

INDEPENDENT BANK
Selected Financial Information
Table 9
($ in thousands)
                                              Six Months Ended June 30
Deposit Portfolio Analysis                 1994                     1993
                                ________________________________________________
                                    Average                 Average
                                    Balance        Rate     Balance        Rate
                                    -------      ------     -------      ------
Noninterest bearing  deposits       $26,988           -     $27,229           -
                                     ------      ------      ------      ------
Interest bearing deposits
  Interest checking                  13,013        2.19%      9,172        2.66%
  Money market accounts              13,876        2.75%     15,544        2.80%
  Savings accounts                   13,755        2.90%     11,912        3.00%
  Time deposits                      13,207        3.70%     13,585        3.88%
                                     ------      ------      ------      ------
Total time deposits                  53,851        2.90%     50,213        3.12%
                                     ------      ------      ------      ------

Total deposits                      $80,839        1.92%    $77,442        2.02%
                                     ======      ======      ======      ======






Deposit Portfolio Analysis

                                   June 30,  % of Total    June 30,  % of Total
                                       1994   Portfolio        1993   Portfolio
                                   --------  ----------    --------  ----------
Noninterest bearing  deposits       $28,853        33.8%    $34,881        41.0%
                                     ------      ------      ------      ------
Interest bearing deposits
  Interest checking                  14,777        17.3%      9,353        11.0%
  Money market accounts              13,625        16.0%     14,802        17.4%
  Savings accounts                   14,363        16.8%     12,952        15.2%
  Time deposits                      13,805        16.2%     13,160        15.4%
                                     ------      ------      ------      ------
Total time deposits                  56,570        66.2%     50,267        59.0%
                                     ------      ------      ------      ------

Total deposits                      $85,423       100.0%    $85,148       100.0%
                                     ======      ======      ======      ======

INDEPENDENT BANK
Selected Financial Information
Table 10
($ in thousands)

                                  June 30     June 30
Capital Adequacy                     1994        1993

Tier 1 Capital                     $6,020      $5,670
Tier 2 Capital                        915         812
                                    -----       -----
Total risk-adjusted capital        $6,935      $6,482
                                    =====       =====



Risk-adjusted assets              $79,715     $64,791
Second quarter average assets      90,026      85,413




Capital Ratios (at June 30):

Tier 1                               7.55%       8.75%
Total                                8.70%      10.00%

Tier 1 leverage                      6.69%       6.64%

INDEPENDENT BANK
Selected Financial Information
Table 11
($ in thousands)
                                                   Maturity/Rate Sensitivity
Interest Rate Gap Analysis                                                     Total
At June 30, 1994                          Within                              Within     Over 12       Grand
                                        3 Months   4-6 Months  7-12 Months   12 Months    Months       Total
                                     ________________________________________________________________________
Earning assets
  Loans                                  $17,966      $3,046     $10,403     $31,415     $21,505     $52,920
  Investment securities                    5,694       1,483       2,286       9,463      16,716      26,179
  Money market investments                 4,350           -           -       4,350           -       4,350
                                         -------     -------     -------     -------     -------     -------
Total earning assets                      28,010       4,529      12,689      45,228      38,221      83,449


Interest bearing liabilities
  Interest checking                       14,776           -           -      14,776           -      14,776
  Money market accounts                   13,625           -           -      13,625           -      13,625
  Savings accounts                        14,363           -           -      14,363           -      14,363
  Certificates of deposit                  4,342       2,152       2,946       9,440       1,967      11,407
  Certificates of deposit > $100,000         792         603         700       2,095         304       2,399
  Short-term borrowings                    1,492           -           -       1,492           -       1,492
                                         -------     -------     -------     -------     -------     -------
Total interest bearing liabilities        49,390       2,755       3,646      55,791       2,271      58,062

Noninteret bearing liabilities, net            -           -           -           -      25,387      25,387
                                         -------     -------     -------     -------     -------     -------
Total liabilities                         49,390       2,755       3,646      55,791      27,658      83,449
                                         -------     -------     -------     -------     -------     -------

Interest rate gap                        (21,380)      1,774       9,043     (10,563)     10,563           -
                                         -------     -------     -------     -------     -------     -------
Cumulative interest rate gap            ($21,380)   ($19,606)   ($10,563)   ($10,563)          -           -
                                         -------     -------     -------     -------     -------     -------

INDEPENDENT BANK
Selected Financial Information
Table 12
($ in thousands, except per share data)


Results of Operations (for the year)                     1993     1992     1991

Interest income                                        $6,032   $6,651   $7,334
Interest expense                                        1,558    2,321    3,549
                                                       ------   ------   ------
Net interest income                                     4,474    4,330    3,785

Provision for loan losses                                 740      930    1,100

Noninterest income                                      1,408    1,501      990
Noninterest expense                                     4,528    4,152    4,197
                                                       ------   ------   ------
Income (loss) before taxes                                614      749     (522)
Income tax expense (credit)                               214      253     (199)
                                                       ------   ------   ------
Net Income (Loss)                                        $400     $496    ($323)
                                                       ======   ======   ======


Earnings (loss) per share                               $0.39    $0.49   ($0.32)

Financial Condition (at December 31)

Total assets                                          $90,953  $84,391  $91,418
Total loans, net of unearned discount                  53,413   58,527   64,074
Total deposits                                         85,029   78,899   86,296
Total stockholders' equity                              5,817    5,417    4,920


Selected Ratios (for the year)

Return on average assets                                 0.47%    0.56%     N/M
Return on average equity                                 7.01%    9.63%     N/M
Net interest margin                                      5.91%    5.44%    5.25%
Tier 1 leverage ratio (at year end)                      6.50%    6.24%    5.66%



  N/M - Not meaningful

INDEPENDENT BANK
Selected Financial Information
Table 13
Average Balances, Net Interest Income and Rate/Volume Analysis
($ in thousands)



                                                      1993                                 1992
                                     ____________________________________  ____________________________________
                                         Average     Income/      Yield/       Average     Income/      Yield/
                                         Balance     Expense        Rate       Balance     Expense        Rate
                                     ____________________________________  ____________________________________


Commercial loans                          $5,751        $463        8.05%       $6,521        $497        7.62%
Real estate mortgage loans                32,050       2,797        8.73%       35,552       3,241        9.12%
Real estate construction loans             1,936         236       12.20%        1,741         242       13.90%
Consumer loans                             9,374         927        9.88%       10,364       1,085       10.47%
Other loans, net                           7,841         751        9.58%        8,648         854        9.88%
                                         -------     -------     -------       -------     -------     -------
Total loans                               56,952       5,174        9.08%       62,826       5,919        9.42%
                                         -------     -------     -------       -------     -------     -------

Treasury securities                        3,993         189        4.73%        7,029         335        4.77%
Federal agency securities                 11,093         558        5.03%        2,149         124        5.77%
Municipal & other securities                  52           3        5.77%          126           8        6.35%
                                         -------     -------     -------       -------     -------     -------
Total investments                         15,138         750        4.95%        9,304         467        5.02%
                                         -------     -------     -------       -------     -------     -------

Money market investments                   3,612         108        2.99%        7,417         265        3.57%
                                         -------     -------     -------       -------     -------     -------
Total earning assets                      75,702       6,032        7.97%       79,547       6,651        8.36%
                                         =======     =======     =======       =======     =======     =======


Interest checking deposits                10,461         258        2.47%        8,429         279        3.31%
Money market deposit accounts             14,920         409        2.74%       21,285         756        3.55%
Savings accounts                          12,617         374        2.97%        9,449         338        3.58%
Certificiates of deposit                  11,657         441        3.79%       15,453         815        5.27%
Certificiates of deposit > $100,000        1,782          71        4.00%        2,271         132        5.81%
Short term borrowings                        122           4        3.36%           19           1        5.26%
                                         -------     -------     -------       -------     -------     -------
Total interest bearing liabilities        51,559       1,558        3.02%       56,906       2,321        4.08%
                                         -------     -------     -------       -------     -------     -------

Other sources, net                        24,143           -           -        22,641           -           -
                                         -------     -------     -------       -------     -------     -------
Total sources of funds                   $75,702       1,558        2.06%      $79,547       2,321        2.92%
                                         =======     =======     =======       =======     =======     =======

Net Interest Margin                                   $4,474        5.91%                   $4,330        5.44%
                                                     =======     =======                   =======     =======




                                                     1991
                                     ____________________________________
                                         Average     Income/      Yield/
                                         Balance     Expense        Rate
                                     ____________________________________



Commercial loans                          $7,101        $726       10.22%
Real estate mortgage loans                33,631       3,503       10.42%
Real estate construction loans             2,837         374       13.18%
Consumer loans                            10,664       1,175       11.02%
Other loans, net                           9,008       1,069       11.87%
                                         -------     -------     -------
Total loans                               63,241       6,847       10.83%
                                         -------     -------     -------

Treasury securities                        2,702         159        5.88%
Federal agency securities                                              -
Municipal & other securities                 303          18        5.94%
                                         -------     -------     -------
Total investments                          3,005         177        5.89%
                                         -------     -------     -------

Money market investments                   5,774         310        5.37%
                                         -------     -------     -------
Total earning assets                      72,020       7,334       10.18%
                                         =======     =======     =======


Interest checking deposits                 7,048         401        5.69%
Money market deposit accounts             16,468         970        5.89%
Savings accounts                           4,877         265        5.43%
Certificiates of deposit                  20,614       1,477        7.17%
Certificiates of deposit > $100,000        5,811         436        7.50%
Short term borrowings                          _           _           _
                                         -------     -------     -------
Total interest bearing liabilities        54,818       3,549        6.47%
                                         -------     -------     -------

Other sources, net                        17,202           -           -
                                         -------     -------     -------
Total sources of funds                   $72,020       3,549        4.93%
                                         =======     =======     =======

Net Interest Margin                                   $3,785        5.25%
                                                     =======     =======

INDEPENDENT BANK
Selected Financial Information
Table 14
Rate/Volume Analysis: change in interest income and interest expense
($ in thousands)


                                               1993 vs. 1992                           1992 vs. 1991
                                              Change due to                           Change due to
                                    ____________________________________    ____________________________________
                                        Average     Income/   Total             Average     Income/   Total
                                         Volume        Rate   Increase/          Volume        Rate   Increase/
                                                             (Decrease)                              (Decrease)
                                    ___________________________________     ____________________________________

Commercial loans                           ($59)        $25        ($34)           ($59)      ($170)      ($229)
Real estate mortgage loans                 (319)       (125)       (444)            200        (462)       (262)
Real estate construction loans               27         (33)         (6)           (144)         12        (132)
Consumer loans                             (104)        (55)       (158)            (33)        (57)        (90)
Other loans, net                            (79)        (23)       (102)            (43)       (172)       (215)
                                        -------     -------     -------         -------     -------     -------
Total loans                                (533)       (211)       (745)            (79)       (849)       (928)
                                        -------     -------     -------         -------     -------     -------

Treasury securities                        (145)         (1)       (146)            255         (79)        176
Federal agency securities                   516         (82)        434             124           -         124
Municipal & other securities                 (5)         (0)         (5)            (11)          1         (10)
                                        -------     -------     -------         -------     -------     -------
Total investments                           367         (84)        283             368         (78)        290
                                        -------     -------     -------         -------     -------     -------

Money market investments                   (136)        (21)       (157)             88        (133)        (45)
                                        -------     -------     -------         -------     -------     -------
Total earning assets                       (302)       (317)       (619)            377      (1,060)       (683)
                                        =======     =======     =======         =======     =======     =======


Interest checking deposits                   67         (88)        (21)             79        (201)       (122)
Money market deposit accounts              (226)       (121)       (347)            284        (498)       (214)
Savings accounts                            113         (77)         36             248        (175)         73
Certificiates of deposit                   (200)       (173)       (374)           (370)       (292)       (662)
Certificiates of deposit > $100,000         (28)        (32)        (61)           (266)        (38)       (304)
Short term borrowings                         5          (2)          3               1           -           1
                                        -------     -------     -------         -------     -------     -------
Total interest bearing liabilities         (269)       (494)       (763)            (24)     (1,204)     (1,228)
                                        -------     -------     -------         -------     -------     -------

Other sources, net                            0           0           0               0           0           0
                                        -------     -------     -------         -------     -------     -------
Total sources of funds                     (269)       (494)       (763)            (24)     (1,204)     (1,228)
                                        =======     =======     =======         =======     =======     =======

Net interest income                        ($33)       $177        $144            $401        $144        $545
                                        =======     =======     =======         =======     =======     =======

INDEPENDENT BANK
Selected Financial Information
Table 15 - Allowance for Loan Losses
($ in thousands)

                                        1993        1992        1991
Allowance for Loan Losses:
Beginning balance                       $904        $967        $513

Loans charged off:
  Commercial                             141         577         306
  Real Estate                            338         173         109
  Consumer & other                       373         457         250
                                       -----       -----       -----
Total loans charged off                  852       1,207         665
                                       -----       -----       -----
Recoveries:
  Commercial                              28         124           1
  Real Estate                             11          25           0
  Consumer & other                        87          65          18
                                       -----       -----       -----
Total recoveries                         126         214          19
                                       -----       -----       -----

Net charge-offs                          726         993         646


Provision for loan losses                740         930       1,100
                                       -----       -----       -----
Ending Balance                          $918        $904        $967
                                       =====       =====       =====


Loans, net of unearned income:

 Total at year end                   $53,413     $58,527     $64,074
 Average during the year              56,952      62,826      63,241


Selected Ratios:

Net charge-offs to average loans        1.27%       1.58%       1.01%
Allowance to year end loans             1.72%       1.54%       1.51%


Allocation of the Allowance for Loan Losses:

  Commercial                             $86        $297        $444
  Real Estate                            608         467         159
  Consumer & other                        81         140         364
  Unallocated                            143           -           -
                                      ------      ------      ------
Total allowance at year-end             $918        $904        $967
                                      ======      ======      ======

INDEPENDENT BANK
Selected Financial Information
Table 16
($ in thousands)


Nonperforming Assets and Past Due Loan       1993        1992        1991

Nonaccrual loans
  Real estate                              $2,672      $2,912      $2,020
  Commercial                                    8         347         388
  Consumer                                     69         163          80
                                           ------      ------      ------
Total nonperforming loans                   2,749       3,422       2,488
                                           ------      ------      ------

Other real estate owned                     2,847       3,540       2,841
                                           ------      ------      ------
Total nonperforming assets                 $5,596      $6,962      $5,329
                                           ======      ======      ======



Loans past due for 90 days or more
  Real estate                                 $30        $124        $249
  Commercial                                    1           -         185
  Consumer                                     52          58          56
                                           ------      ------      ------
Total past due loans                          $83        $182        $490
                                           ======      ======      ======

Nonperforming assets to:
  Total loans & foreclosed properties        9.95%      11.22%       7.96%
  Total assets                               6.15%       8.25%       5.83%

Allowance for loan losses to:
  Nonpeforming assets                       16.40%      12.98%      18.15%
  Nonpeforming loans                        33.39%      26.42%      38.87%

INDEPENDENT BANK
Selected Financial Information
Table 17
($ in thousands)


Noninterest Income                            1993        1992        1991

Service charges on deposit accounts           $976        $937        $797
Automated teller machine fees                  108          93          41
Merchant discount fees                          51          42          35
Miscellaneous                                  205         183         117
Gains on sale of investment securities          68         246           -
                                           -------     -------     -------
Total noninterest income                    $1,408      $1,501        $990
                                           =======     =======     =======





Noninterest Expense                           1993        1992        1991

Salaries and benefits                       $1,948      $1,971      $2,047
Occupancy expense                              422         387         376
Equipment expense                              399         391         407
FDIC assessments                               232         189         152
Postage                                        141         147         172
Printing                                       116         122         154
Other real estate expense                      416         106         165
Miscellaneous                                  854         839         724
                                           -------     -------     -------
Total noninterest expense                   $4,528      $4,152      $4,197
                                           =======     =======     =======

INDEPENDENT BANK
Selected Financial Information
Table 18
($ in thousands)

Loan Portfolio Analysis                      % of Total          % of Total          % of Total
At December 31                         1993   Portfolio     1992  Portfolio     1991  Portfolio
                                     ------  ----------   ------ ----------   ------ ----------
Commercial                          $10,552        19.8% $10,969       18.7% $11,092       17.3%
Real estate - mortgage               35,626        66.7%  40,751       69.6%  43,594       68.0%
Real estate - construction            1,459         2.7%     563        1.0%   1,814        2.8%
Consumer                              5,285         9.9%   5,835       10.0%   7,294       11.4%
Other                                   656         1.2%     637        1.1%     657        1.0%
Unearned discount & deferred fees      (165)       -0.3%    (228)      -0.4%    (377)      -0.5%
                                     ------      ------   ------     ------   ------     ------
Total loans, net                    $53,413       100.0% $58,527      100.0% $64,074      100.0%
                                     ======      ======   ======     ======   ======     ======

INDEPENDENT BANK
Selected Financial Information
Table 19
($ in thousands)

Investment Securities
At December 31, 1993
                                     Par        Book      Market     Average
                                   Value       Value       Value       Yield
                             ________________________________________________
U.S. Treasury:
  Within one year                   $300        $312        $312        3.51%
  One to five years                7,000       7,166       7,170        4.33%
                                  ------      ------      ------      ------
Total U.S. Treasury                7,300       7,478       7,482        4.30%
                                  ------      ------      ------      ------

Federal Agencies:
  Within one year                      -           -           -           -
  One to five years                2,800       2,902       2,876        5.46%
  Five to ten years                1,890       1,961       1,941        5.83%
  Ten years +                     12,696      12,989      12,911        5.92%
                                  ------      ------      ------      ------
Total Federal agencies            17,386      17,852      17,728        5.83%
                                  ------      ------      ------      ------


Municipal & other:
  Ten years +                         11          11          11        0.00%
                                  ------      ------      ------      ------
Total municipal & other               11          11          11        0.00%
                                  ------      ------      ------      ------

Total investment securities      $24,697     $25,341     $25,221        5.38%
                                  ======      ======      ======      ======

INDEPENDENT BANK
Selected Financial Information
Table 20
($ in thousands)

Deposit Portfolio Analysis                1993                     1992                    1991
For the year ended December 31 _______________________________________________________________________
                                  Average                 Average                 Average
                                  Balance        Rate     Balance        Rate     Balance        Rate
                                   ------      ------      ------      ------      ------      ------
Noninterest bearing  deposits     $28,477           -     $27,272           -     $22,213           -
                                   ------      ------      ------      ------      ------      ------
Interest bearing deposits
  Interest checking                10,461        2.48%      8,429        3.31%      7,048        5.69%
  Money market accounts            14,920        2.74%     21,285        3.55%     16,468        5.89%
  Savings accounts                 12,617        2.97%      9,449        3.58%      4,877        5.43%
  Time deposits                    13,439        3.81%     17,725        5.34%     26,425        7.24%
                                   ------      ------      ------      ------      ------      ------
Total time deposits                51,437        3.02%     56,888        4.08%     54,818        6.47%
                                   ------      ------      ------      ------      ------      ------

Total deposits                    $79,914        1.95%    $84,160        2.76%    $77,031        4.61%
                                   ======      ======      ======      ======      ======      ======






Deposit Portfolio Analysis (as of December 31,)

                                           % of Total              % of Total              % of Total
                                     1993   Portfolio        1992   Portfolio        1991   Portfolio
                                   ------      ------      ------      ------      ------      ------

Noninterest bearing  deposits     $28,190        33.2%    $28,345        35.9%    $29,314        34.0%
                                   ------      ------      ------      ------      ------      ------
Interest bearing deposits
  Interest checking                15,819        18.6%      9,224        11.7%      7,579         8.8%
  Money market accounts            14,499        17.1%     15,923        20.2%     22,117        25.6%
  Savings accounts                 13,271        15.5%     11,208        14.2%      5,327         6.2%
  Time deposits                    13,250        15.6%     14,199        18.0%     21,959        25.4%
                                   ------      ------      ------      ------      ------      ------
Total time deposits                56,839        66.8%     50,554        64.1%     56,982        66.0%
                                   ------      ------      ------      ------      ------      ------

Total deposits                    $85,029       100.0%    $78,899       100.0%    $86,296       100.0%
                                   ======      ======      ======      ======      ======      ======

INDEPENDENT BANK
Selected Financial Information
Table 21
($ in thousands)


Capital Adequacy at December 31        1993        1992        1991

Tier 1 Capital                       $5,817      $5,417      $4,920
Tier 2 Capital                          918         785         965
                                      -----       -----       -----
Total risk-adjusted capital          $6,735      $6,202      $5,885
                                      =====       =====       =====



Risk-adjusted assets                $78,647     $62,715     $69,697
Fourth quarter average assets        89,503      86,878      86,973




Capital Ratios (at year end):

Tier 1 capital ratio                   7.40%       8.64%       7.06%
Total capital ratio                    8.56%       9.89%       8.44%

Tier 1 leverage ratio                  6.50%       6.24%       5.66%

INDEPENDENT BANK
Table 22
($ in thousands)

Interest Rate Gap Analysis                               Maturity / Rate Sensitivity
At December 31, 1993                                                           Total
                                          Within                              Within     Over 12        Grand
                                        3 Months  4-6 Months 7-12 Months   12 Months      Months        Total
                                     _________________________________________________________________________
Earning assets
  Loans                                  $19,470      $3,362      $6,581     $29,413     $24,000      $53,413
  Investment securities                    1,518         785       6,809       9,112      16,229       25,341
  Money market investments                 2,500                               2,500                    2,500
                                         -------     -------     -------     -------     -------      -------
Total earning assets                      23,488       4,147      13,390      41,025      40,229       81,254
                                         -------     -------     -------     -------     -------      -------

Interest bearing liabilities
  Interest checking                       15,819                              15,819                   15,819
  Money market accounts                   14,499                              14,499                   14,499
  Savings accounts                        13,271                              13,271                   13,271
  Certificates of deposit                  4,036       2,249       2,247       8,532       2,605       11,137
  Certificates of deposit > $100,000         200         503         709       1,412         701        2,113

                                         -------     -------     -------     -------     -------      -------
Total interest bearing liabilities        47,825       2,752       2,956      53,533       3,306       56,839

Noninterest bearing liabilities, net                                                      24,415       24,415
                                         -------     -------     -------     -------     -------      -------
Total liabilities                         47,825       2,752       2,956      53,533      27,721       81,254
                                         -------     -------     -------     -------     -------      -------

Interest rate gap                        (24,337)      1,395      10,434     (12,508)     12,508            -
                                         -------     -------     -------     -------     -------      -------
Cumulative interest rate gap            ($24,337)   ($22,942)   ($12,508)   ($12,508)          -            -
                                         -------     -------     -------     -------     -------      -------

                       MARKET FOR AND DIVIDENDS PAID
                        ON INDEPENDENT COMMON STOCK

      There is only very limited and sporadic trading of Independent Common Stock. Independent Common Stock is not listed for trading on any registered exchange or quoted on NASDAQ, although bids for Independent Common Stock are reported in the "pink sheets." Accordingly, there is no established public trading market for shares of Independent Common Stock.

      Independent cannot accurately determine the sales price of the shares of its stock. Occasionally, Independent is provided with sales price information by the parties involved in a sale of Independent Common Stock. Based upon sales prices provided to Independent, the range of high and low sales prices during 1992, 1993 and 1994 are set forth in the following table:


                                                               Cash
                                                             Dividend
                                              High    Low    Per Share
      1994
        1st Quarter . . . . . . . .          $14.00  $10.50     $.05
        2nd Quarter . . . . . . . .               -       -        -
        3rd Quarter (through September 16)        -       -        -

      1993
        1st Quarter . . . . . . . .           10.50   10.50        -
        2nd Quarter . . . . . . . .           10.50   10.50        -
        3rd Quarter . . . . . . . .           10.50   10.50        -
        4th Quarter . . . . . . . .           10.50   10.50        -

      1992
        1st Quarter . . . . . . . .           10.50   10.50        -
        2nd Quarter . . . . . . . .           10.50   10.50        -
        3rd Quarter . . . . . . . .           10.50   10.50        -
        4th Quarter . . . . . . . .           10.50   10.50        -


     As of the Record Date, there were approximately 380 holders of the 1,020,000 outstanding shares of Independent Common Stock.


                     INDEPENDENT SECURITY OWNERSHIP OF
                         CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of Independent Common Stock as of ________ __, 1994 by each of Independent's directors and by all directors and executive officers of Independent as a group (10 persons). To the knowledge of Independent, except as set forth below, no other person or group of persons owns 5% or more of Independent Common Stock.

                                      Beneficial
                                      Ownership             Percent of
Name                                  of Shares           Class Owned(1)

Richard C. Barnes(2)
  Director. . . . .                     48,978                   4.8%

Gary R. English(2)(3)
  Director, President, Chief
  Executive Officer . . . . .           10,817                   1.1%

Craig J. Gehring
  Director. . . . .                     10,914                   1.1%

Dorothy S. Matts(2)
  Director. . . . .                     60,953                   6.0%

Larry C. Morgan(2)
  Director. . . . .                     66,565                   6.5%

Eugene F. Peters(2)(3)
  Director. . . . .                     80,952                   7.9%

John C. Scott(2)(4)
  Director. . . . .                     47,409                   4.6%

Robert E. Shea(2)
  Director. . . . .                     17,779                   1.7%

Marian B. Stephens(2)(5)
  Director. . . . .                      3,907                   0.4%

All directors and executive officers   348,886                  34.2%
as a group (10 persons, including
those named above). . . .

(1) Based on 1,020,000 shares of Independent Common Stock outstanding as of the Record Date.

(2) A partner owning a one-ninth interest in Independent Associates, a Virginia general partnership. Independent Associates is the record owner of 3,955 shares of Independent Common Stock. One-ninth of these shares (or 439 shares per each designated person) are included in the above share ownership figures for each designated person and eight-ninths of these shares are included in the above share ownership figures for all directors and executive officers as a group.

(3) This figure does not include 7,238 shares of Independent Common Stock owned of record by the Independent Bank Profit Sharing Plan and Trust. Messrs. English and Peters are two of the trustees of this Plan, and each disclaims beneficial ownership of such shares.

(4) This figure does not include: 7,088 shares owned of record by Mr. Scott's wife; or 816 shares owned by each of Mr. Scott's two adult children. Mr. Scott disclaims beneficial ownership of all such shares.

(5) This figure does not include: 18,990 shares owned of record by Dr. Stephens' husband. Dr. Stephens disclaims beneficial ownership of all such shares.

                   SUPERVISION AND REGULATION OF CRESTAR


     Bank holding companies and banks are extensively regulated under both federal and state law. The following description briefly discusses certain provisions of federal and state laws and certain regulations and proposed regulations and the potential impact of such provisions on Crestar and its Bank Subsidiaries. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions.

Bank Holding Companies

     As a bank holding company registered under the BHCA, Crestar is subject to regulation by the Federal Reserve Board. The Federal Reserve Board has jurisdiction under the BHCA to approve any bank or nonbank acquisition, merger or consolidation proposed by a bank holding company. The BHCA generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity which is so closely related to banking or to managing or controlling banks as to be a proper incident thereto.

     The BHCA currently prohibits the Federal Reserve Board from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's banking subsidiaries are principally conducted, unless such an acquisition is specifically authorized by statute of the state in which the bank whose shares are to be acquired is located. However, under [recently enacted] federal legislation, the restriction on interstate acquisitions will be abolished effective September __, 1995 (one year from enactment of such legislation) and thereafter, bank holding companies from any state will be able to acquire banks and bank holding companies located in any other state. Banks also will be able to branch across state lines effective June 1, 1997, provided certain conditions are met, including that applicable state law must expressly permit such interstate branching.

     There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or in default. For example, under a policy of the Federal Reserve Board with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of federal law, require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF") as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

     The Federal Deposit Insurance Act also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or stockholder. This provision would give depositors a preference over general and subordinated creditors and stockholders in the event a receiver is appointed to distribute the assets of any of the Bank Subsidiaries.

     Crestar is registered under the bank holding company laws of Virginia. Accordingly, Crestar and its Bank Subsidiaries are subject to regulation and supervision by the State Corporation Commission of Virginia.

Capital Requirements

     The Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels because of its financial condition or actual or anticipated growth. Under the risk-based capital requirements of these federal bank regulatory agencies, Crestar and its Bank Subsidiaries are required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder "Tier 2 capital" consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. The Tier 1 and total capital to risk-weighted asset ratios of Crestar as of June 30, 1994 were 9.3% and 12.0%, respectively, exceeding the minimums required.

     In addition, each of the federal regulatory agencies has established a minimum leverage capital ratio (Tier 1 capital to average tangible assets). These guidelines provide for a minimum ratio of 3% for banks and bank holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above the minimum. The leverage ratio of Crestar as of June 30, 1994, was 7.5%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency, to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. The Federal Reserve Board, the FDIC and the OCC have issued a joint advance notice of proposed rulemaking, and have issued a revised proposal, soliciting comments on a proposed framework for implementing the interest rate risk component of the risk-based capital guidelines. Under the proposal, an institution's assets, liabilities, and off-balance sheet positions would be weighed by risk factors that approximate the instruments' price sensitivity to a 100 basis point change in interest rates. Institutions with interest rate risk exposure in excess of a threshold level would be required to hold additional capital proportional to that risk. The Federal Reserve Board, the FDIC, the OCC and the Office of Thrift Supervision also issued a joint notice of proposed rulemaking soliciting comments on a proposed revision to the risk-based capital guidelines to take account of concentration of credit risk and the risk of non-traditional activities. The proposal would amend each agency's risk-based capital standards by explicitly identifying concentration of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage those risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The proposal was adopted without modification as a final rule by the Federal Reserve Board on August 3, 1994, and by the FDIC on August 9, 1994. Publication of a final interagency rule is subject to the completion of each agency's approval process. The final rule will not become effective until 30 days after publication. Crestar does not expect the final rule to have a material impact on its capital requirements.

Limits on Dividends and Other Payments

    Crestar is a legal entity separate and distinct from its subsidiary institutions. Most of the revenues of Crestar result from dividends paid to Crestar by its Bank Subsidiaries. There are various legal limitations applicable to the payment of dividends to Crestar as well as the payment of dividends by Crestar to its respective shareholders.

    Under federal law, the Bank Subsidiaries may not, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, Crestar, as the case may be, or take securities of Crestar, as the case may be, as collateral for loans to any borrower. The Bank Subsidiaries are also subject to collateral security requirements for any loans or extensions of credit permitted by such exceptions.

    The Bank Subsidiaries are subject to various statutory restrictions on their ability to pay dividends to Crestar. Under the current supervisory practices of the Bank Subsidiaries' regulatory agencies, prior approval from those agencies is required if cash dividends declared in any given year exceed net income for that year plus retained earnings of the two preceding years. Under these supervisory practices, at January 1, 1994, the Bank Subsidiaries could have paid additional dividends to Crestar of approximately $106.0 million, without obtaining prior regulatory approval. The payment of dividends by the Bank Subsidiaries or Crestar may also be limited by other factors, such as requirements to maintain capital above regulatory guide-lines. Bank regulatory agencies have authority to prohibit any Bank Subsidiary or Crestar from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the Bank Subsidiary in question, or Crestar, could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve Board has stated that, as a matter of prudent banking, a bank or bank holding company should not maintain its existing rate of cash dividends on common stock unless (1) the organization's net income available to common shareholders over the past year has been sufficient to fund fully the dividends and (2) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition.

    Under the FDIA, insured depository institutions, such as the Bank Subsidiaries are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute). Based on the Bank Subsidiaries' current financial condition, Crestar does not expect that this provision will have any impact on its ability to obtain dividends from its Bank Subsidiaries.

Banks

    The Bank Subsidiaries are supervised and regularly examined by the Federal Reserve Board, the SCC, the Maryland State Bank Commissioner and the OCC, as the case may be. The various laws and regulations administered by the regulatory agencies affect corporate practices, such as payment of dividends, incurring debt and acquisition of financial institutions and other companies, and affect business practices, such as payment of interest on deposits, the charging of interest on loans, types of business conducted and location of offices.

    The Bank Subsidiaries also are subject to the requirements of the Community Reinvestment Act (the "CRA"). The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility.

    As a result of a Presidential initiative, each of the federal banking agencies, including the FDIC, has issued a notice of proposed rulemaking that would replace the current CRA assessment system with a new evaluation system that would rate institutions based on their actual performance (rather than efforts) in meeting community credit needs. Crestar is currently studying the proposal (which is expected to be substantially revised) and determining whether the regulation, if enacted, would require changes to the CRA action plans of its Bank Subsidiaries.

    As institutions with deposits insured by the BIF, the Bank Subsidiaries also are subject to insurance assessments imposed by the FDIC. The FDIC has implemented a risk-based assessment schedule, imposing assessments ranging from 0.23% to 0.31% of an institution's average assessment base. The actual assessment to be paid by each BIF member is based on the institution's assessment risk classification, which is determined based on whether the institution is considered "well capitalized," "adequately capitalized" or "undercapitalized," as such terms have been defined in applicable federal regulations, and whether such institution is considered by its supervisory agency to be financially sound or to have supervisory concerns. Because a portion of the Bank Subsidiaries deposits are treated as being insured by the SAIF, however, Crestar's future deposit insurance premium expenses may be affected by changes in the SAIF assessment rate. Under current law, the SAIF assessment is determined pursuant to the same risk-based assessment system that applies to BIF-insured institutions. In addition, current federal law provides that the SAIF assessment rate may not be less than 0.18% from January 1, 1994 through December 31, 1997. After December 31, 1997, the SAIF assessment rate must be a rate determined by the FDIC to be appropriate to increase the SAIF's reserve ratio to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate, but the assessment rate may not be less than 0.15%. As of June 30, 1994, approximately 31% of the total deposits of the Bank Subsidiaries were SAIF-insured and subject to the SAIF assessment rate.

Other Safety and Soundness Regulations

    The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

    In addition, FDIC regulations now require that management report on its institution's responsibility for preparing financial statements, and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness; and that independent auditors attest to and report separately on assertions in management's reports concerning compliance with such laws and regulations, using FDIC-approved audit procedures.

    Current federal law also requires each of the federal banking agencies to develop regulations addressing certain safety and soundness standards for insured depository institutions and depository institution holding companies, including operational and managerial standards, asset quality, earnings and stock valuation standards, as well as compensation standards (but not dollar levels of compensation). Each of the federal banking agencies have issued a joint notice of proposed rulemaking, which requested comment on the implementation of these standards. The proposed rule sets forth general operational and managerial standards in the areas of internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. The proposal contemplates that each federal agency would determine compliance with these standards through the examination process, and if necessary to correct weaknesses, require an institution to file a written safety and soundness compliance plan. Crestar has not yet determined the effect that the proposed rule would have on their respective operations and the operations of their depository institution subsidiaries if it is enacted substantially as proposed.



                   DESCRIPTION OF CRESTAR CAPITAL STOCK

    The capital stock of Crestar consists of 100,000,000 authorized shares of Common Stock and 2,000,000 authorized shares of Preferred Stock. The shares of Preferred Stock are issuable in series, with relative rights, preferences and limitations of each series fixed by Crestar's Board of Directors. The following summary does not purport to be complete and is subject in all respects to applicable Virginia law, Crestar's Restated Articles of Incorporation and Bylaws, and the Rights Agreement dated June 23, 1989 (described below) (the "Rights Agreement").

Common Stock

    Crestar had 37,717,023 shares of Common Stock outstanding at June 30, 1994. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive dividends when and as declared by Crestar's Board of Directors out of funds legally available therefor. Dividends may be paid on the Common Stock only if all dividends on any outstanding Preferred Stock have been paid or provided for.

    The issued and outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by Crestar.

    In the event of the voluntary or involuntary dissolution, liquidation or winding up of Crestar, holders of Common Stock are entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of Preferred Stock, if any, all the remaining assets of Crestar available for distribution.

    Directors are elected by a vote of the holders of Common Stock. Holders of Common Stock are not entitled to cumulative voting rights.

    Mellon Bank, N.A. acts as the transfer agent and registrar for the Common Stock.

Preferred Stock

    Crestar's Board of Directors is authorized to designate with respect to each new series of Preferred Stock the number of shares in each series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, whether or not dividends shall be cumulative and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, for redemption or purchase of shares, the rights, if any, and the terms and conditions on which shares can be converted into or exchanged for, or the rights to purchase, shares of any other class or series, and the voting rights, if any. Any Preferred Stock issued will rank prior to the Common Stock as to dividends and as to distributions in the event of liquidation, dissolution or winding up of Crestar. The ability of Crestar's Board of Directors to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of Common Stock and, under certain circumstances, may discourage an attempt by others to gain control of Crestar.

    Pursuant to Crestar's Restated Articles of Incorporation, the Board of Directors has designated a series of 100,000 shares of Participating Cumulative Preferred Stock, Series C (the "Series C Preferred Stock"), none of the shares of which are currently outstanding. The Series C Preferred Stock was created in connection with Crestar's shareholder rights plan which is described below.

Rights

    In 1989, pursuant to the Rights Agreement, Crestar distributed as a dividend one Right for each outstanding share of Common Stock. Each Right entitles the holder to buy one one-thousandth of a share of Junior Preferred Stock at an exercise price of $115, subject to adjustment. The Rights will become exercisable only if a person or group acquires or announces a tender offer for 10% or more of the outstanding Common Stock. When exercisable, Crestar may issue a share of Common Stock in exchange for each Right other than those held by such person or group. If a person or group acquires 30% or more of the outstanding Common Stock, each Right will entitle the holder, other than the acquiring person, upon payment of the exercise price, to acquire Series C Preferred Stock or, at the option of Crestar, Common Stock, having a value equal to twice the Right's exercise price. If Crestar is acquired in a merger or other business combination or if 50% of its earnings power is sold, each Right will entitle the holder, other than the acquiring person, to purchase securities of the surviving company having a market value equal to twice the exercise price of the Right. The Rights will expire on June 23, 1999, and may be redeemed by Crestar at any time prior to the tenth day after an announcement that a 10% position has been acquired, unless such time period has been extended by the Board of Directors.

    Until such time as a person or group acquires or announces a tender offer for 10% or more of the Common Stock, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, and (ii) the surrender for transfer of any certificate for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Rights may not be transferred, directly or indirectly (i) to any person or group that has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the Rights (an "Acquiring Person"), (ii) to any person in connection with a transaction in which such person becomes an Acquiring Person or (iii) to any affiliate or associate of any such person. Any Right that is the subject of a purported transfer to any such person will be null and void.

    The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that acquires more than 10% of the outstanding shares of Common Stock of Crestar if certain events thereafter occur without the Rights having been redeemed. However, the Rights should not interfere with any merger or other business combination approved by the Board of Directors and the shareholders because the Rights are redeemable under certain circumstances.

Virginia Stock Corporation Act

    The Virginia Stock Corporation Act ("VSCA") contains provisions governing "Affiliated Mergers." These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of at least two-thirds of the remaining voting shares. Affiliated Mergers subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.

    For three years following the time that an Interested Shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Merger with such Interested Shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and majority approval of the "Disinterested Directors." A Disinterested Director means, with respect to a particular Interested Shareholder, a member of Crestar's Board of Directors who was (1) a member on the date on which an Interested Shareholder became an Interested Shareholder and (2) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board. At the expiration of the three year period, the statute requires approval of Affiliated Mergers by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.

    The principal exceptions to the special voting requirement apply to transactions proposed after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the Interested Shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

    None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Virginia corporation's Disinterested Directors.

    These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Mergers provisions shall not apply to the corporation. Crestar has not "opted out" of the Affiliated Mergers provisions.

    Virginia law also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20%, 331/3% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request.


                    COMPARATIVE RIGHTS OF SHAREHOLDERS

    At the Effective Time of the Merger, Independent shareholders (except any Independent shareholder properly electing the cash option) automatically will become shareholders of Crestar, and their rights as shareholders will be determined by Crestar's Articles of Incorporation and Bylaws. The following is a summary of the material differences in the rights of shareholders of Crestar and Independent.

Capitalization

    Independent. Independent's Articles authorize the issuance of up to 5,000,000 shares of Independent Common Stock, par value $1.00 per share, of which 1,020,000 shares were issued and outstanding as of the Record Date, and no shares of preferred stock.

    Crestar. Crestar's authorized capital is set forth under "Description of Crestar Capital Stock."

Amendment of Articles or Bylaws

    Independent. Unless a greater vote is required by law, Independent's Articles may be amended by the stockholders if the amendment is adopted by a vote of the holders of more than two-thirds of the votes entitled to be cast on the amendment.

    Independent's Bylaws provide that the Board of Directors may, by a majority vote, amend its Bylaws.

    Crestar. As permitted by the VSCA, Crestar's Articles provide that, unless a greater vote is required by law, by the Articles of Crestar or by a resolution of the Board of Directors, Crestar's Articles may be amended if the amendment is adopted by the Board of Directors and approved by a vote of the holders of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote thereon. The Article providing for a classified Board of Directors and establishing criteria for removing Directors requires the approving vote of a majority of "Disinterested Directors" and the holders of at least two-thirds of the votes entitled to be cast on the amendment.

    Crestar's Bylaws generally provide that the Board of Directors may, by a majority vote, amend its Bylaws.

Required Shareholder Vote for Certain Actions

    Independent. The VSCA generally requires the approval of a majority of a corporation's Board of Directors and the holders of more than two-thirds of all the votes entitled to be cast thereon by each voting group entitled to vote on any plan of merger or consolidation, plan of share exchange or sale of substantially all of the assets of a corporation not in the ordinary course of business. The VSCA also specifies additional voting requirements for Affiliated Mergers and transactions that would cause an acquiring person's voting power to meet or exceed specified thresholds.

    Crestar. The VSCA generally requires the approval of a majority of a corporation's Board of Directors and the holders of more than two-thirds of all the votes entitled to be cast thereon by each voting group entitled to vote on any plan of merger or consolidation, plan of share exchange or sale of substantially all of the assets of a corporation not in the ordinary course of business. The VSCA also specifies additional voting requirements for Affiliated Mergers and transactions that would cause an acquiring person's voting power to meet or exceed specified thresholds, as discussed under "Description of Crestar Capital Stock -- Virginia Stock Corporation Act."

    None of the additional voting requirements contained in the Independent Articles of Incorporation or the VSCA are applicable to the Merger.

Director Nominations

    Independent. The Bylaws of Independent do not contain any provision with respect to any nomination for director made by a shareholder.

    Crestar. The Bylaws of Crestar provide that any nomination for director made by a shareholder must be made in writing to the Secretary of Crestar not less than 15 days prior to the meeting of shareholders at which directors are to be elected. If mailed, such notice shall be sent by certified mail, return receipt requested, and shall be deemed to have been given when received by the Secretary of Crestar. A shareholder's nomination for director shall set forth (a) the name and business address of the shareholder's nominee, (b) the fact that the nominee has consented to his name being placed in nomination, (c) the name and address, as they appear on Crestar's books, of the shareholder making the nomination, (d) the class and number of shares of Crestar's stock beneficially owned by the shareholder, and (e) any material interest of the shareholder in the proposed nomination.

Directors and Classes of Directors; Vacancies and Removal of Directors

    Independent. Independent's Bylaws provide that the number of Directors shall be composed of not less than seven and no more than fifteen members, who shall all be stockholders of record at the time of their election, and the majority of such Directors shall be residents of Virginia and a citizen of the United States. The term of office of each Director shall be one year, or until his successor is elected. The President of the Company shall ex officio be a member of the Board of Directors.

    The Bylaws of Independent provide that the Board of Directors may fill all vacancies in their own body, pursuant to Section 6-38 and 6-40 of the Code of Virginia of 1950, as amended, to hold office until the next annual election and until their successors are elected and qualified. The stockholders shall elect the Board of Directors at the annual meeting for the ensuing year. The persons receiving a plurality of votes cast shall constitute the Board of Directors for the ensuing year.

    Crestar. Crestar's Articles provide that the number of Directors shall be set forth in the Bylaws, but the number of directors set forth in the Bylaws may not be increased by more than four during any 12-month period except by the affirmative vote of more than two-thirds of the votes entitled to be cast. The Bylaws provide for a Board of Directors consisting of not less than five nor more than 26 members, with the number to be fixed by the Board. The Board currently has fixed the number of directors at 18. Crestar's Board of Directors is divided into three classes, each as nearly equal in number as possible, with one class being elected annually.

    The Articles of Incorporation of Crestar provide that any vacancy occurring on the Board of Directors, including a vacancy resulting from an increase in the number of Directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. If at the time any such vacancy is filled, any person, or any associate or affiliate of such person (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, or any successor rule or regulation) is directly or indirectly the beneficial owner of 10% (or more) of outstanding voting shares, the vacancy shall be filled by the affirmative vote of a majority of the remaining directors in the class of directors in which the vacancy has occurred. Directors so chosen shall hold office for a term expiring at the next following annual meeting of shareholders at which directors are elected. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

    Subject to the rights of the holders of preferred stock then outstanding, any director may be removed, with cause, only by the affirmative vote of the holders of at least two-thirds of outstanding voting shares.

Anti-Takeover Provisions

    For a description of certain provisions of the VSCA, applicable to both Crestar and Independent, which may be deemed to have an anti-takeover effect, see "Description of Crestar Capital Stock -- Virginia Stock Corporation Act."

Preemptive Rights

    Independent. Under Virginia law, common stockholders have the preemptive right to acquire proportional amounts of a corporation's unissued common stock in certain circumstances, unless preemptive rights are limited or denied in the articles of incorporation. The articles of incorporation of Independent do not limit or deny such rights.

    Crestar. The shareholders of Crestar do not have preemptive rights. Thus, if additional shares of Crestar Common Stock are issued, holders of such stock, to the extent they do not participate in such additional issuance of shares, would own proportionately smaller interests in a larger amount of outstanding capital stock.

Assessment

    All shares of Crestar Common Stock presently issued are, and those to be issued pursuant to the Agreement will be, fully paid and nonassessable.

    All outstanding shares of Independent Common Stock are deemed to be fully paid and nonassessable.

Conversion; Redemption; Sinking Fund

    Neither Crestar Common Stock nor Independent Common Stock is convertible, redeemable or entitled to any sinking fund.

Liquidation Rights

    Independent. The VSCA generally provides that a corporation's board of directors may propose dissolution for submission to shareholders and that to be authorized dissolution must be approved by the holders of more than two-thirds of all votes entitled to be cast on the proposal, unless the articles of incorporation of the corporation require a greater or lesser vote. There are no provisions in the Articles of Incorporation of Independent which would modify the statutory requirements for dissolution under the VSCA.

    Crestar. The VSCA generally provides that a corporation's board of directors may propose dissolution for submission to shareholders and that to be authorized dissolution must be approved by the holders of more than two-thirds of all votes entitled to be cast on the proposal, unless the articles of incorporation of the corporation require a greater or lesser vote. There are no provisions in the Articles of Incorporation of Crestar which would modify the statutory requirements for dissolution under the VSCA.

Dividends and Other Distributions

    Independent. The VSCA generally provides that a corporation may make distributions to its shareholders unless, after giving effect to the distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which in the case of Independent they do not) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

    Crestar. The VSCA generally provides that a corporation may make distributions to its shareholders unless, after giving effect to the distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which in the case of Independent and Crestar they do not) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

    In addition to the limitations set forth in the VSCA, there are various regulatory requirements which are applicable to distributions by bank holding companies such as Crestar. For a description of the regulatory limitations on distributions by Crestar, see "Supervision and Regulation -- Limits on Dividends and Other Payments."

Special Meetings of Shareholders

    Independent. The Bylaws of Independent provide that special meetings of shareholders for any purpose or purposes may be called by a majority of the Board of Directors.

    Crestar. The Bylaws of Crestar provide that special meetings of the shareholders for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, by the President, or by a majority of the Board of Directors.

Indemnification

    Independent. The Articles of Incorporation of Independent do not contain any provision with respect to indemnification. The VSCA, however, provides that a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

    Crestar. The Articles of Incorporation of Crestar provide that to the full extent permitted by the VSCA and any other applicable law, Crestar shall indemnify a director or officer of Crestar who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

Shareholder Proposals

    Independent. The Bylaws of Independent provide that at any special meeting of shareholders of Independent, only that business that is specified in the notice of the meeting, which shall be given by the Secretary not less than ten days before the holding of such meeting, shall be transacted at such special meeting, except upon unanimous consent of all stockholders present.

    Crestar. The Bylaws of Crestar provide that at any meeting of shareholders of Crestar, only that business that is properly brought before the meeting may be presented to and acted upon by the shareholders. To be properly brought before the meeting, business must be brought (a) by or at the direction of the Board of Directors or (b) by a shareholder who has given written notice of business he expects to bring before the meeting to the Secretary of Crestar not less than 15 days prior to the meeting. If mailed, such notice shall be sent by certified mail, return receipt requested, and shall be deemed to have been given when received by the Secretary of Crestar. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on Crestar's books, of the shareholder proposing such business, (c) the class and number of shares of Crestar's stock beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business. No business shall be conducted at a meeting of shareholders except in accordance with the procedures set forth in Crestar's Bylaws.

Shareholder Inspection Rights; Shareholder Lists

    Independent and Crestar. The Articles of Incorporation and Bylaws of Crestar and Independent do not contain any provisions which govern shareholder inspection rights or shareholder lists. Under the VSCA, the shareholder of a Virginia corporation is entitled to inspect and copy certain books and records of the corporation, including a list of shareholders, if
(i) the shareholder has been a shareholder of record for at least six months immediately preceding his or her written demand or is the holder of at least 5% of the corporation's outstanding shares, (ii) the shareholder's demand is made in good faith and for a proper purpose, (iii) the shareholder describes with reasonable particularity the purpose of the request and the records desired to be inspected and (iv) the records are directly connected with the stated purpose. The VSCA also provides that a corporation shall make available for inspection by any shareholder during usual business hours, at least 10 days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting.

Shareholder Rights Plan

    Independent.  Independent does not have a shareholders' rights plan.

    Crestar. For a description of a shareholder rights agreement which has been adopted by Crestar, see "DESCRIPTION OF CRESTAR CAPITAL STOCK -- Rights." Each Independent shareholder who elects to receive shares of Crestar Common Stock in exchange for Independent Common Stock will receive one Right for each share of Crestar Common Stock received.


                      RESALE OF CRESTAR COMMON STOCK

    The Crestar Common Stock has been registered under the 1933 Act, thereby allowing such shares to be traded freely and without restriction by those holders of Independent Common Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the 1933 Act, but generally including certain directors, executive officers and 10% or greater shareholders) of Independent or Crestar. The Agreement provides that each holder of Independent Common Stock who is deemed by Independent to be an affiliate of it will enter into an agreement with Crestar prior to the Effective Date of the Merger providing, among other things, that such affiliate will not transfer any Crestar Common Stock received by such holder in the Merger except in compliance with the 1933 Act. This Proxy Statement/Prospectus does not cover any resales of Crestar Common Stock received by affiliates of Independent.


                                  EXPERTS

    The consolidated financial statements of Crestar Financial Corporation and Subsidiaries incorporated in this Proxy Statement/Prospectus by reference to Crestar's Annual Report on Form 10-K for the year ended December 31, 1993 and Crestar's Current Report on Form 8-K dated March 10, 1994 have been so incorporated in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Independent as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, included in this Proxy Statement/
Prospectus have been audited by Homes, Lowry, Horn & Johnson Ltd., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                               LEGAL OPINION

    The legality of the Crestar Common Stock to be issued in the Merger will be passed on for Crestar by Hunton & Williams, Richmond, Virginia. Gordon F. Rainey, Jr., a partner in Hunton & Williams, is a director of Crestar.

    A condition to consummation of the Merger is the delivery by Hunton & Williams, counsel for Crestar, of an opinion to Crestar concerning certain federal income tax consequences of the Merger. See "The Merger -- Certain Federal Income Tax Consequences."

               INDEX TO FINANCIAL STATEMENTS OF INDEPENDENT


Independent Auditors' Report

Balance Sheets as of December 31, 1993 and 1992

Statements of Income for the Years Ended
December 31, 1993 and 1992

Statements of Stockholders' Equity for the Years Ended December 31, 1993 and 1992

Statements of Cash Flows for the Years Ended
December 31, 1993 and 1992

Notes to Financial Statements

Independent Auditors' Report

Balance Sheets as of December 31, 1992 and 1991

Statements of Income for the Years Ended
December 31, 1992 and 1991

Statements of Stockholders Equity for the Years
Ended December 31, 1992 and 1991

Statements of Cash Flows for the Years Ended
1992 and 1991

Notes to Financial Statements

Balance Sheets as of June 30, 1994 and 1993 (unaudited)

Statements of Income for the Six Months Ended
June 30, 1994 and 1993 (unaudited)

Statements of Stockholders Equity for the Six Months Ended June 30, 1994 and 1993 (unaudited)

Statements of Cash Flows for the
Six Months Ended June 30, 1994 and 1993 (unaudited)

Notes to Financial Statements (unaudited)

                                INDEPENDENT BANK


                                FINANCIAL REPORT


                               DECEMBER 31, 1993

                                C O N T E N T S



                                                                       Page

INDEPENDENT AUDITOR'S REPORT
ON THE FINANCIAL STATEMENTS                                             1

FINANCIAL STATEMENTS

Balance sheets                                                          2
Statements of income                                                    3
Statements of stockholders' equity                                      4
Statements of cash flows                                                5
Notes to financial statements                                           6 - 15

                               INDEPENDENT AUDITOR'S REPORT




To the Board of Directors
Independent Bank
Manassas, VA


We have audited the accompanying balance sheets of Independent Bank as of December 31, 1993 and 1992, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank as of December 31, 1993 and 1992, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.






/s/ HOMES, LOWRY, HORN & JOHNSON, LTD.

January 17, 1994

                                     INDEPENDENT BANK                   2

                                      BALANCE SHEETS
                                December 31, 1993 and 1992



    ASSETS                                                    1993         1992
Cash and due from banks                                     $ 4,952,469  $ 5,500,097
Federal funds sold                                            2,500,000    1,700,000
         Total cash and cash equivalents                    $ 7,452,469  $ 7,200,097
Investment securities (approximate market value
  1993 $25,221,448; 1992 $13,526,273) (Note 2)               25,341,323   13,631,572
Loans, net of unearned discounts and deferred fees           53,412,596   58,526,640
Less: Allowance for loan losses                                (917,815)    (903,577)
         Loans, net (Notes 3, 4, and 10)                     52,494,781   57,623,063

Other real estate (Note 5)                                    2,847,319    3,539,993
Bank premises and equipment, net (Note 6)                     1,896,087    1,522,487
Accrued income receivable                                       424,563      476,467
Prepaid expenses and other assets                               401,142      271,987
Deferred income tax charges (Note 8)                             95,302      125,660

         Total assets                                       $90,952,986  $84,391,326

         LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits (Notes 7 and 10):
    Demand                                                  $28,189,933  $28,344,591
    NOW                                                       9,015,044    9,224,395
    Interest-bearing transaction accounts                     6,803,863            -
    Savings and money market                                 31,848,211   31,206,034
    Time                                                      9,172,272   10,124,456
         Total deposits                                     $85,029,323  $78,899,476

  Accrued expenses and other liabilities                        106,878       75,330
                                                            $85,136,201  $78,974,806

COMMITMENTS AND CONTINGENCIES (Notes 9, 14, and 15)

STOCKHOLDERS' EQUITY
  Common stock, par value $1; authorized 5,000,000
    shares; issued 1,020,000 shares (Notes 11 and 12)        $1,020,000  $ 1,020,000
  Surplus (Note 12)                                           1,972,930    1,972,930
  Retained earnings                                           2,823,855    2,423,590

         Total stockholders' equity                         $ 5,816,785  $ 5,416,520

         Total liabilities and stockholders' equity         $90,952,986  $84,391,326


See Notes to Financial Statements.

                                     INDEPENDENT BANK                              3

                                   STATEMENTS OF INCOME
                          Years Ended December 31, 1993 and 1992






                                                               1993        1992
Interest income:
  Interest and fees on loans                                  $5,174,055  $5,919,054
  Interest and federal funds sold                                107,797     265,372
  Interest on investment securities                              750,282     466,747
                                                              $6,032,134  $6,651,173
Interest expense:
  Interest on deposits                                         1,558,632   2,321,315

         Net interest income                                  $4,473,502  $4,329,858

Provisions for possible loan losses (Note 4)                     740,000     930,000

         Net interest income after provision
           for possible loan losses                           $3,733,502  $3,399,858

Non-interest income:
  Service fees                                                $1,340,010  $1,255,583
  Securities income (Note 2)                                      68,163     245,717
                                                              $1,408,173  $1,501,300

Non-interest expenses:
  Salaries and employee benefits (Note 13)                    $1,947,876  $1,970,720
  Occupancy expenses (Note 9)                                    421,847     386,706
  Equipment rentals, depreciation and maintenance                399,232     391,359
  Other operating expenses                                     1,343,227   1,297,072
  Other real estate expenses                                     415,755     105,768
                                                              $4,527,937  $4,151,625

         Income before taxes on income                        $  613,738  $  749,533

Income tax expense (Note 8)                                      213,473     252,993

         Net income                                           $  400,265  $  496,540

         Net income per share                                 $      .39  $      .49


See Notes to Financial Statements.

                                     INDEPENDENT BANK                              4

                            STATEMENTS OF STOCKHOLDERS' EQUITY
                          Years Ended December 31, 1993 and 1992






                                        Common                 Retained
                                        Stock       Surplus    Earnings     Total
Balance, December 31, 1991            $1,000,000  $1,792,930  $2,127,050  $4,919,980

  2% stock dividend                       20,000     180,000    (200,000)          -

  Net income                                   -           -     496,540     496,540

Balance, December 31, 1992            $1,020,000  $1,972,930  $2,423,590  $5,416,520

  Net income                                   -           -     400,265     400,265

Balance, December 31, 1993            $1,020,000  $1,972,930  $2,823,855  $5,816,785


See Notes to Financial Statements.

                                     INDEPENDENT BANK

                                 STATEMENTS OF CASH FLOWS
                          Years Ended December 31, 1993 and 1992






                                                             1993          1992
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received                                       $  6,084,038  $  6,684,155
  Fees received                                              1,331,146     1,252,758
  Interest paid                                             (1,570,367)   (2,411,587)
  Cash paid to suppliers and employees                      (4,216,455)   (4,590,640)
  Income taxes paid                                           (157,584)      (14,280)

         Net cash provided by operating activities        $  1,470,778  $    920,406

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale and maturities of
    investment securities                                 $  5,012,339  $ 18,107,188
  Purchase of investment securities                        (16,653,927)  (27,806,849)
  Net decrease in customer loans                             4,172,541     4,708,522
  Net (increase) decrease in credit card loans                 224,605      (157,108)
  Purchase of property and equipment                          (103,811)      (24,695)

         Net cash used in investing activities            $ (7,348,253)  $(5,172,942)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand, savings
    and time deposits                                     $  6,129,847  $ (7,396,139)

Net increase (decrease) in cash and
  cash equivalents                                        $    252,372  $(11,648,675)

Cash and cash equivalents at beginning of year               7,200,097    18,848,772

Cash and cash equivalents at end of year                  $  7,452,469  $  7,200,097


See Notes to Financial Statements.


                                                               1993        1992
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
  Net income                                                  $  400,265  $  496,540
  Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation                                                 205,211     222,770
    Provision for possible loan losses                           740,000     930,000
    Decrease in deferred income tax charges                       30,358      18,107
    Gain on sale of investment securities                        (68,163)   (245,717)
    Change in assets and liabilities:
      Decrease in accrued income receivable                       51,904      32,982
      Increase (decrease) in deferred loan fees                   (8,864)      2,825
      Increase (decrease) in accounts payable and
        accrued expenses                                          12,875    (127,060)
      Increase in income taxes payable                            18,674           -
      Decrease in income taxes receivable                          6,857     220,606
      Other prepaids, deferrals and accruals, net                 81,661    (630,647)

         Net cash provided by operating activities            $1,470,778  $  920,406

                                     INDEPENDENT BANK                          6

                               NOTES TO FINANCIAL STATEMENTS


Note 1.     Significant Accounting Policies

         Accounting basis:

            The accounts are maintained on the accrual basis in accordance with generally accepted accounting principles.

         Presentation of cash flows:

            For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, highly liquid debt investments with an original maturity date of three months or less, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Cash flows from loans, demand savings and time deposits are reported net. Treasury bills, regardless of maturity, are shown as investments. There were no treasury bills at December 31, 1993 or 1992.

         Investment securities:

            Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

         Loans and loan fees:

            The reserve for possible loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The reserve is increased by provisions charged to operating expense and reduced by net charge-offs. The bank makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience, and other factors in determining the adequacy of the reserve balance.

            Unearned interest on discounted loans is amortized to income over the life of the loans, using the sum-of-digits formula. For all other loans, interest is accrued daily on the outstanding balances. Generally, loans are placed in non-accrual status when they become 90 days past due, at which time previously accrued but uncollected interest is reversed.

            Loan origination costs are amortized on a straight-line basis over the anticipated life of the loan. Loan origination fees are amortized on a straight-line basis or the interest method, depending upon the loan classification.

            Construction loans are stated at the amount of unpaid principal, reduced by unearned discount and fees.

                               NOTES TO FINANCIAL STATEMENTS                   7

         Bank premises and equipment:

            Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is computed principally by the straight-line method over the following estimated useful lives:

                                                                 Years

                  Buildings                                      20 - 35
                  Furniture and equipment                         3 - 10
                  Computer software                               3 -  5
                  Vehicles                                        3 -  4

            Improvements to leased property are amortized over the lesser of the life of the lease or life of the improvements.

            Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

         Other real estate:

            Other real estate consists of real estate held for resale which was acquired through foreclosure on loans secured by real estate.
            Other real estate is carried at the lower of cost or appraised market value. Write-downs to market value at the date of foreclosure are charged to the allowance for loan losses. Subsequent declines in market value are charged to expense.

         Earnings per common share:

            Earnings per common share were computed based on the assumption that all stock dividends issued or declared for the periods covered were outstanding for the entire period.

         Income taxes:

            Deferred income taxes are provided on the difference between the financial reporting and the income tax reporting for depreciation expense, reserve for loan losses and cash fees.

                               NOTES TO FINANCIAL STATEMENTS                   8


Note 2.  Investment Securities

         Investment securities are carried at amortized cost.

         The amortized cost, market value, and face value maturities of the investment securities are as follows:

                                    U. S.        U. S.        Other
                                    Treasury     Agencies    Securities   Total
         December 31, 1993:
          Amortized cost           $ 7,477,641  $17,852,632  $   11,050  $25,341,323
          Gross unrealized gains        12,533       10,313           -       22,846
          Gross unrealized losses       (8,003)    (134,718)          -     (142,721)
          Market value             $ 7,482,171  $17,728,227  $   11,050  $25,221,448

         December 31, 1992:
          Amortized cost           $ 5,749,326  $ 7,781,718  $  100,528  $13,631,572
          Gross unrealized gains        50,503            -       1,217       51,720
          Gross unrealized losses      (25,142)    (131,877)          -     (157,019)
          Market value             $ 5,774,687  $ 7,649,841  $  101,745  $13,526,273

         The amortized cost and estimated market value of debt securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will significantly differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

                                    U. S.        U. S.        Other
                                    Treasury     Agencies    Securities   Total
         Maturity schedule
          (face value basis):
          Within one year          $   300,000  $         -  $   11,050  $   311,050
          1 to 3 years               6,500,000            -           -    6,500,000
          3 to 5 years                 500,000    2,799,896           -    3,299,896
          5 to 10 years                      -    1,889,951           -    1,889,951
          Over 10 years                      -   12,695,846           -   12,695,846
         Total face value          $ 7,300,000  $17,385,693  $   11,050  $24,696,743

         Investment securities with par values of $3,500,000 and $500,000 at December 31, 1993 and 1992, respectively, were pledged as collateral.

         Proceeds from sales and maturities of debt securities during 1993 and 1992 were $5,012,339 and $18,107,188, respectively. Gross gains of $68,374 and gross losses of $211 were realized in 1993. Gross gains of $247,845 and gross losses of $2,128 were realized in 1992.

                               NOTES TO FINANCIAL STATEMENTS                   9


Note 3.  Loans

         The composition of the net loans is as follows:

                                                              1993          1992
         Commercial                                       $ 10,552,325  $ 10,968,693
         Real estate - mortgage                             35,625,702    40,751,114
         Real estate - construction                          1,458,786       563,160
         Installment to individuals                          5,285,304     5,835,113
         Other loans                                           655,641       636,602
            Total loans                                   $ 53,577,758  $ 58,754,682

         Less:
           Unearned discount                              $    151,630  $    223,373
           Deferred loan fees, net                              13,532         4,669
                                                          $    165,162  $    228,042

         Loans, net of unearned discount and
           deferred fees                                  $ 53,412,596  $ 58,526,640

         Less:
           Allowance for loan losses                      $    917,815  $    903,577

         Loans, net                                       $ 52,494,781  $ 57,623,063

         Loans on which the accrual of interest has been discontinued or reduced amounted to $2,748,980 at December 31, 1993. Approximately
         46 percent, or $1,275,000, of the non-accrual loans related to a piece of real estate in the local community. The bank has a first and second deed of trust on the property; however, action by the bank has been delayed because of bankruptcy proceedings related to the property. If interest on non-accrual loans had been accrued, such income would have approximated $362,378 for 1993. Interest income on those loans, which is recorded only when received, amounted to $16,145 for 1993.

Note 4.  Allowance for Possible Loan Losses

         The Allowance for Possible Loan Losses represents management's judgment as to the amount necessary to be transferred to the allowance to bring it to a level considered adequate in relation to the risk of future losses in the loan portfolio. While it is the bank's policy to write off in the current period those loans or portions of loans on which a loss is considered probable, there continues to exist the risk of future losses which cannot be quantified precisely or attributed to specific loans. In assessing the adequacy of the allowance for loan losses, management relies on its ongoing review of the loan portfolio, general economic conditions, and specific client composition within the loan portfolio. This review takes into consideration the judgments not only of the responsible lending officers and senior management, but in addition, bank

                               NOTES TO FINANCIAL STATEMENTS                  10
         regulatory agencies that review the loan portfolio as a part of the regular bank examination process.

         Changes in the Allowance for Possible Loan Losses are as follows:

                                                              1993          1992
         Balance, beginning                               $    903,577  $    966,607
            Provision for possible loan losses                 740,000       930,000

            Loans charged off                             $   (851,552) $ (1,206,762)
            Recovery of amounts charged off                    125,790       213,732
            Net loans charged off                         $   (725,762)    $(993,030)

         Balance, ending                                  $    917,815  $    903,577

Note 5.  Other Real Estate and Noncash Investing Activity

         Real estate acquired through foreclosure amounted to $2,847,319 and $3,539,993 at December 31, 1993 and 1992. During the year ended December 31, 1993, $415,755 was charged to expense for other real estate activities, including $121,353 for subsequent declines in market value. The bank is in the process of foreclosing on property amounting to $85,000. This property will then be transferred into real estate acquired through foreclosure. This $85,000 is included in the $2,847,319.

         The loans which relate to other real estate for which accrual of interest has been discontinued totaled $3,442,022 at the date of foreclosure.

         In addition, the bank transferred land acquired through foreclosure to bank property and equipment. The land was valued at $475,000. The bank intends to use this land for a future bank site.

Note 6.  Bank Premises and Equipment, Net

         The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                                              1993          1992
         Land                                             $    785,611  $    310,611
         Buildings                                           1,107,867     1,107,867
         Leasehold improvements                                 39,151        39,151
         Furniture and equipment                             1,652,022     1,578,450
         Computer software                                     151,137       120,899
         Vehicles                                               52,321        52,321
                                                          $  3,788,109  $  3,209,299
         Less accumulated depreciation                       1,892,022     1,686,812
         Bank premises and equipment, net                 $  1,896,087  $  1,522,487

                               NOTES TO FINANCIAL STATEMENTS                  11


Note 7.  Deposits

         The composition of the deposits by their source is as follows:

                                                            1993           1992
         Demand deposits of individuals,
            partnerships and corporations               $  42,352,746  $  36,782,641
         Time and savings deposits of individuals,
            partnerships and corporations                  41,026,171     41,330,490
         Certified and official checks                      1,650,406        786,345
                                                        $  85,029,323  $  78,899,476

         The bank held time deposits in denominations of $100,000 or more totaling approximately $2,113,017 and $1,431,086 at December 31, 1993 and 1992, respectively.


Note 8.  Corporate Income Tax Expense

         During the year ended December 31, 1992, the company adopted FASB Statement No. 109, Accounting for Income Taxes.

         The company's total deferred tax liabilities and deferred tax assets at December 31, 1993 and 1992, are as follows:

                                                                  1993        1992
         Total deferred tax asset                             $  187,830  $  211,896
         Less valuation allowance                                      -           -
                                                              $  187,830  $  211,896
         Total deferred tax liabilities                          (92,528)    (86,236)
         Net deferred tax asset                               $   95,302  $  125,660

         A reconciliation between the amount of reported Federal income tax expense and the amount computed by multiplying the applicable statutory Federal income tax rate is as follows:

                                                               1993        1992
         Income before income taxes                           $  613,737  $  749,533
         Applicable statutory income tax rate                        34%         34%
         Computed "expected" Federal
            tax expense                                       $  208,671  $  254,841
         Adjustments to Federal income
            tax resulting from:
              Tax-exempt income                                     (959)     (2,781)
              Other                                                5,761         933
         Provision for Federal income taxes                   $  213,473  $  252,993

                               NOTES TO FINANCIAL STATEMENTS                  12

         Income tax expense is composed of the following:

                                                         1993        1992

            Current                                  $  183,115  $  234,886
            Deferred                                     30,358      18,107
                                                     $  213,473  $  252,993

         The deferred tax provisions for 1993 and 1992 are applicable to the following items:

                                                                 1993        1992
         Difference between the depreciation methods
            used for book and income tax purposes             $    2,768  $    3,296
         Difference between loan loss provision charged
            to operating expense and the bad debt deduction
            taken for income tax purposes                         22,159     (21,302)
         Other                                                     5,431      36,113
                                                              $   30,358  $   18,107

Note 9.  Lease Commitments

         The bank has leased office space for two branches. These leases expire in December 1996 and April 2014, and require minimum annual rentals. The bank has the option to renew both leases. One of the leases is with a partnership which consists of the members of the bank's Board of Directors. Under this lease the bank has the option to purchase the building after the fifth year of the lease based on the average of appraised values of independently contracted appraisals. The rent shall be adjusted yearly by the percentage increase in the Consumer Price Index.

         The total minimum future rental commitment at December 31, 1993, under the leases mentioned above is $4,313,854, which is due as follows:

                For the year ended December 31, 1994          $  227,501
                                                1995             227,501
                                                1996             227,501
                                                1997             209,501
                                                1998             209,501
              January 1, 1999 through April 30, 2014           3,212,349
                                                              $4,313,854

         The total minimum future rental commitment due to related parties at December 31, 1993, under the leases mentioned above is $4,259,854.

         The total rental expense included in the income statements for the years ended December 31, 1993 and 1992, is $211,295 and $173,965, respectively.

         The total rental expense paid to related parties included in the income statements for the years ended December 31, 1993 and 1992, is $190,847 and $155,965, respectively.

                               NOTES TO FINANCIAL STATEMENTS                  13


Note 10. Transactions with Directors and Officers

         The bank has banking transactions in the ordinary course of business with directors, principal officers, and their affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

         Aggregate loan transactions with related parties were as follows:

                                                       1993        1992

                Balance, beginning                  $1,805,934  $1,788,550
                  New loans                            416,832     781,265
                  Repayments                          (960,484)   (763,881)
                Balance, ending                     $1,262,282  $1,805,934

         Also, these related parties had deposits with the bank totaling $1,715,458 and $694,087 at December 31, 1993 and 1992, respectively.

         See Note 9 for a summary of a related party lease agreement.

Note 11. Stock Sales for the Last Two Years

         The bank's stock is not actively traded. The small amount of stock sales which have occurred during the last two years had a price range as follows:

                         Dated                          Low Price   High Price

                 1/1/92 - 12/31/92                       $10.50       $10.50
                 1/1/93 - 12/31/93                        10.50        10.50

         The source of information for the prices was direct sales of stock known by Independent Bank.

Note 12. Capital Accounts

         State banking laws restrict the availability of surplus for the payment of dividends. At December 31, 1993, $204,000 was so restricted. In addition, the Bureau of Financial Institutions and the FDIC had restricted $1,972,930 of surplus at December 31, 1992.

         Banking regulations also require the bank to maintain certain minimum capital levels in relation to bank assets. At December 31, 1993, regulations require a ratio of capital to risk-weighted assets of 8.00 percent. The bank's capital, as defined by the regulations, was 8.56 percent of risk-weighted assets. In addition, the bank is expected to maintain a leverage ratio of at least 6.00 percent. At December 31, 1993, the bank's leverage ratio was 6.50 percent.

         On December 18, 1991, the Board of Directors declared a 2 percent stock dividend for stockholders of record on December 31, 1991, payable February 21, 1992. This resulted in an issuance of 20,000 shares.

                               NOTES TO FINANCIAL STATEMENTS                  14


Note 13. Profit-Sharing Plan

         The bank has a profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan. The amount of the contribution to the plan is at the discretion of the bank's Board of Directors. The bank contributed $21,000 and $-0- to the plan for the years ended December 31, 1993 and 1992, respectively.

Note 14. Financial Instruments With Off-Balance-Sheet Risk

         The bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the bank has in particular classes of financial instruments.

         The bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
                                                         Contract Amount
                                                        1993          1992
         Financial instruments whose contract
           amounts represent credit risk:
            Commitments to extend credit            $ 9,823,783   $10,046,723
            Standby letters of credit                   502,995       508,799
                                                    $10,326,778   $10,555,522

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank evaluates each customer's credit worthiness on case-by-case basis. The amount of collateral obtained if deemed necessary by the bank upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties and residential properties.

         Standby letters of credit are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The bank requires collateral supporting this type of commitment on the same basis as other commitments to extend credit. The extent of collateral held for those commitments at December 1993, varies from - 0- percent to 100 percent; the average amount collateralized is 53.2 percent. The extent of collateral held for those commitments at December 1992, varies from -0- percent to 100 percent; the average amount collateralized was 51.0 percent.

                               NOTES TO FINANCIAL STATEMENTS                  15


Note 15. Significant Group Concentration of Credit Risk

         Most of the bank's business activity is with customers located within the metropolitan area, principally in Manassas and Woodbridge, Virginia.

         Although the portfolio is well diversified among industries, a substantial portion of its debtors' ability to honor their contracts is dependent upon the employment and economic trends of the regional Northern Virginia economy. Generally, the loans are secured by assets or stock. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the company upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties and residential properties.

Note 16. New Accounting Standards

         The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107). SFAS 107 extends existing fair value disclosure practices for some instruments by requiring all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the balance sheets, for which it is practicable to estimate fair value, for annual periods ending after December 15, 1992, except for entities with less than $150 million in total assets, for which the effective date is for annual periods ending after December 15, 1995. The company plans to adopt the provisions of SFAS No. 107 in 1995.

         The Financial Accounting Standards Board has also issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). SFAS 115 is effective for years beginning after December 15, 1993. SFAS 115 requires entities to account for, at fair value, marketable equity securities and most marketable debt securities, except those which the bank has the intent and ability to hold to maturity. The effect of adopting SFAS 115 has not been determined.

                          INDEPENDENT AUDITOR'S REPORT
To the Board of Directors
Independent Bank
Manassas, VA




     We have audited the accompanying balance sheets of Independent Bank as of December 31, 1992 and 1991, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank as of December 31, 1992 and 1991, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/ HOMES, LOWRY, HORN & JOHNSON, LTD.

January 16, 1993

                                INDEPENDENT BANK
                                 BALANCE SHEETS
                           DECEMBER 31, 1992 AND 1991

                                                                                                     1992           1991
       ASSETS
Cash and due from banks:
  Non-interest bearing deposits and cash.......................................................   $ 5,401,760    $ 6,896,279
  Interest bearing deposits....................................................................        98,337        152,493
Federal funds sold.............................................................................     1,700,000     11,800,000
       Total cash and cash equivalents.........................................................   $ 7,200,097    $18,848,772
Investment securities (approximate market value 1992 $13,526,273; 1991 $3,705,406) (Note 2):
  U.S. Government agencies and corporations....................................................    13,531,044      3,484,284
  States and political subdivisions............................................................       100,528        201,910
Loans, net (Notes 3, 4, and 10)................................................................    57,623,063     63,107,302
Bank premises and equipment, net (Note 5)......................................................     1,522,487      1,723,778
Accrued income receivable......................................................................       476,467        509,449
Prepaid expenses and other assets..............................................................       271,987        558,192
Deferred income tax charges (Note 7)...........................................................       125,660        143,767
Other real estate (Note 15)....................................................................     3,539,993      2,840,531
       Total assets............................................................................   $84,391,326    $91,417,985

       LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits (Notes 6, 9, and 10):
     Demand....................................................................................   $28,344,591    $29,314,224
     Now.......................................................................................     9,224,395      7,578,461
     Savings and money market..................................................................    31,206,034     31,820,298
     Time......................................................................................    10,124,456     17,582,632
       Total deposits..........................................................................   $78,899,476    $86,295,615
  Accrued expenses and other liabilities.......................................................        75,330        202,390
                                                                                                  $78,974,806    $86,498,005
COMMITMENTS AND CONTINGENCIES (Notes 8, 16 and 17)

STOCKHOLDERS' EQUITY:
  Common stock, par value $1; authorized 5,000,000 shares; issued 1,020,000 (Notes 11 and 13)..   $ 1,020,000    $ 1,000,000
  Surplus (Note 12)............................................................................     1,972,930      1,792,930
  Retained earnings............................................................................     2,423,590      2,127,050
       Total stockholders' equity..............................................................   $ 5,416,520    $ 4,919,980
       Total liabilities and stockholders' equity..............................................   $84,391,326    $91,417,985

                       See Notes to Financial Statements.

                                INDEPENDENT BANK
                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1992 AND 1991

                                                                                                        1992          1991
Interest income:
  Interest and fees on loans......................................................................   $5,919,054    $6,847,316
  Interest on Federal funds sold..................................................................      265,372       308,782
  Interest on investment securities:
     U.S. Government agencies and corporations....................................................      458,567       159,255
     States and political subdivisions............................................................        8,180        18,244
                                                                                                     $6,651,173    $7,333,597
Interest expense:
  Interest on deposits............................................................................    2,321,315     3,548,842
     Net interest income..........................................................................   $4,329,858    $3,784,755
Provision for possible loan losses (Note 4).......................................................      930,000     1,100,000
     Net interest income after provision for possible loan losses.................................   $3,399,858    $2,684,755
Other income:
  Service fees....................................................................................    1,255,583       989,667
  Securities income (Notes 2 and 7)...............................................................      245,717            --
                                                                                                     $4,901,158    $3,674,422
Other expenses:
  Salaries and employee benefits (Note 14)........................................................   $1,970,720    $2,046,524
  Occupancy expenses (Note 8).....................................................................      386,706       375,972
  Equipment rentals, depreciation and maintenance.................................................      391,359       407,132
  Other operating expenses........................................................................    1,402,840     1,366,865
                                                                                                     $4,151,625    $4,196,493
       Income (loss) before taxes on income.......................................................   $  749,533    $ (522,071)
Federal income taxes (credits) (Note 7):
  Current.........................................................................................   $  234,886    $  (17,463)
  Deferred........................................................................................       18,107      (181,758)
                                                                                                     $  252,993    $ (199,221)
       Net income (loss)..........................................................................   $  496,540    $ (322,850)
       Net income (loss) per share................................................................   $      .49    $     (.32)

                       See Notes to Financial Statements.

                                INDEPENDENT BANK
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1992 AND 1991

                                                                          COMMON                     RETAINED
                                                                          STOCK        SURPLUS       EARNINGS       TOTAL
Balance, December 31, 1990...........................................   $1,000,000    $1,792,930    $2,449,900    $5,242,830
  Net loss...........................................................       --            --          (322,850)     (322,850)
Balance, December 31, 1991...........................................   $1,000,000    $1,792,930    $2,127,050    $4,919,980
  2% stock dividend..................................................       20,000       180,000      (200,000)       --
  Net income.........................................................       --            --           496,540       496,540
Balance, December 31, 1992...........................................   $1,020,000    $1,972,930    $2,423,590    $5,416,520

                       See Notes to Financial Statements.

                                INDEPENDENT BANK
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1992 AND 1991

                                                                                                      1992           1991
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received............................................................................   $  6,684,155    $ 7,444,691
  Fees received................................................................................      1,252,758        972,378
  Interest paid................................................................................     (2,411,587)    (3,604,743)
  Cash paid to suppliers and employees.........................................................     (4,950,640)    (3,988,250)
  Income taxes paid............................................................................        (14,280)      (190,942)
       Net cash provided by operating activities...............................................   $    920,406    $   633,134
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale and maturities of investment securities...................................   $ 18,107,188    $ 7,000,000
  Purchase of investment securities............................................................    (27,806,849)    (8,356,702)
  Net (increase) decrease in customer loans....................................................      4,708,522     (1,467,046)
  Net increase in credit card loans............................................................       (157,108)       (54,330)
  Purchase of property and equipment...........................................................        (24,695)      (111,291)
       Net cash used in investing activities...................................................   $ (5,172,942)   $(2,989,369)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand, savings and time deposits.................................   $ (7,396,139)   $11,333,590
  Dividends paid...............................................................................             --       (230,000)
       Net cash provided by (used in) financing activities.....................................   $ (7,396,139)   $11,103,590
Net increase (decrease) in cash and cash equivalents...........................................   $(11,648,675)   $ 8,747,355
Cash and cash equivalents at beginning of year.................................................     18,848,772     10,101,417
Cash and cash equivalents at end of year.......................................................   $  7,200,097    $18,848,772
RECONCILIATION OF NET INCOME (LOSS) TO NET CASH PROVIDED BY OPERATING ACTIVITIES
  Net income (loss)............................................................................   $    496,540    $  (322,850)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation..............................................................................        222,770        254,192
     Provision for possible loan losses........................................................        930,000      1,100,000
     (Increase) decrease in deferred income tax charges........................................         18,107       (181,758)
     Gain on sale of investment securities.....................................................       (245,717)            --
     Change in assets and liabilities:
       (Increase) decrease in accrued income receivable........................................         32,982        111,094
       Increase (decrease) in deferred loan fees...............................................          2,825        (17,289)
       Increase (decrease) in accounts payable and accrued expenses............................       (127,060)      (109,913)
       Decrease in income taxes payable........................................................             --       (124,709)
       Decrease in income taxes receivable.....................................................        220,606             --
       Other prepaids, deferrals and accruals, net.............................................       (630,647)       (75,633)
          Net cash provided by operating activities............................................   $    920,406    $   633,134

                       See Notes to Financial Statements.

                                INDEPENDENT BANK
                         NOTES TO FINANCIAL STATEMENTS
NOTE 1. SIGNIFICANT ACCOUNTING POLICIES
  ACCOUNTING BASIS:
     The accounts are maintained on the accrual basis in accordance with generally accepted accounting principles.
  PRESENTATION OF CASH FLOWS:
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, highly liquid debt investments with an original maturity date of three months or less and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods. Cash flows from loans, demand savings and time deposits are reported net. Treasury bills, regardless of maturity, are shown as investments.
  INVESTMENT SECURITIES:
     Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.
  LOANS AND LOAN FEES:
     The reserve for possible loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The reserve is increased by provisions charged to operating expense and reduced by net charge-offs. The bank makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience, and other factors in determining the adequacy of the reserve balance.
     Unearned interest on discounted loans is amortized over the life of the loans, using the sum-of-digits formula. For all other loans, interest is accrued daily on the outstanding balances. Generally, loans are placed in non-accrual status when they become 90 days past due, at which time previously accrued but uncollected interest is reversed.
     Loan origination costs are amortized on a straight-line basis over the anticipated life of the loan. Loan origination fees are amortized on a straight-line basis or the interest method, depending upon the loan classification.
     Construction loans are stated at the amount of unpaid principal, reduced by unearned discount and fees.
  BANK PREMISES AND EQUIPMENT:
     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is computed principally by the straight-line method over the following estimated useful lives:

                                                                               YEARS
Buildings..................................................................    25-35
Vehicles...................................................................      3-5
Furniture and equipment....................................................     3-10
Computer software..........................................................        5

     Improvements to leased property are amortized over the lesser of the life of the lease or life of the improvements.
     Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.
  OTHER REAL ESTATE:
     Other real estate consists of real estate held for resale which was acquired through foreclosure on a loan secured by real estate. Other real estate is carried at the lower of cost or appraised market value. Write-downs to market value at the date of foreclosure are charged to the allowance for loan losses. Subsequent declines in market value are charged to expense.

                                INDEPENDENT BANK
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 1. SIGNIFICANT ACCOUNTING POLICIES -- Continued
  EARNINGS PER COMMON SHARE:
     Earnings per common share were computed based on the assumption that all stock dividends issued or declared for the periods covered were outstanding for the entire period.
  INCOME TAXES:
     Deferred income taxes are provided for differences between financial statement reporting and income tax reporting for deprecation expense, reserve for loan losses and cash fees.
     Investment tax credits are recorded as a reduction of the provision for income taxes.
NOTE 2. INVESTMENT SECURITIES
     Investment securities are carried at amortized cost.
     The amortized cost, market value and face value maturities of the investment securities are as follows:

                                                                                   U.S. GOVERNMENT       STATES AND
                                                                                     AGENCIES AND        POLITICAL
                                                                                     CORPORATIONS       SUBDIVISIONS       TOTAL
December 31, 1992:
  Amortized cost...............................................................      $ 13,531,044         $100,528      $13,631,572
  Gross unrealized gains.......................................................            50,503            1,217           51,720
  Gross unrealized losses......................................................          (157,019)              --         (157,019)
Market value...................................................................      $ 13,424,528         $101,745      $13,526,273
December 31, 1991:
  Amortized cost...............................................................      $  3,484,284         $201,910      $ 3,686,194
  Gross unrealized gains.......................................................            15,716            3,496           19,212
  Gross unrealized losses......................................................                --               --               --
Market value...................................................................      $  3,500,000         $205,406      $ 3,705,406

     The amortized cost and estimated market value of debt securities at December 31, 1992, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

                                                                                   U.S. GOVERNMENT       STATES AND
                                                                                     AGENCIES AND        POLITICAL
                                                                                     CORPORATIONS       SUBDIVISIONS       TOTAL
Maturity schedule (face value basis):
  Within one year..............................................................      $         --         $100,000      $   100,000
  1 to 5 years.................................................................         7,500,000               --        7,500,000
  5 to 10 years................................................................         1,000,000               --        1,000,000
  Over 10 years................................................................         4,600,000               --        4,600,000
Total face value...............................................................      $ 13,100,000         $100,000      $13,200,000

     It is management's intention to hold these securities until maturity. Investment securities with an amortized cost of $500,000 at December 31,
1992 and 1991, respectively, were pledged as collateral on public deposits and for other purposes required by law.
     Proceeds from sales and maturities of debt securities during 1992 and 1991, were $18,107,188 and $7,000,000, respectively. Gross gains of $247,845 and gross losses of $(2,128) were realized in 1992. Gross gains of $-0-and gross losses of $-0-were realized in 1991.

                                INDEPENDENT BANK
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 3. LOANS
     The composition of the net loans is as follows:

                                                                             1992           1991
Commercial.............................................................   $10,968,693    $11,091,764
Real estate -- construction............................................       563,160      1,814,125
Real estate -- mortgage................................................    40,751,114     43,594,435
Installment to individuals.............................................     5,835,113      7,294,159
Other loans (including overdrafts).....................................       636,602        656,469
                                                                          $58,754,682    $64,450,952
Deduct:
  Unearned discount on loans...........................................   $   223,373    $   369,549
  Allowance for possible loan losses...................................       903,577        966,607
  Deferred loan fees, net..............................................         4,669          7,494
                                                                          $ 1,131,619    $ 1,343,650
Loans, net.............................................................   $57,623,063    $63,107,302

     Loans on which the accrual of interest has been discontinued or reduced amounted to $3,972,402 at December 31, 1992. If interest on those loans had been accrued, such income would have approximated $321,268 for 1992. Interest income on those loans, which is recorded only when received, amounted to $40,487 for 1992.
NOTE 4. ALLOWANCE FOR POSSIBLE LOAN LOSSES
     The Allowance for Possible Loan Losses represents management's judgment as to the amount necessary to be transferred to the allowance to bring it to a level considered adequate in relation to the risk of future losses in the loan portfolio. While it is the bank's policy to write off in the current period those loans or portions of loans on which a loss is considered probable, there continues to exist the risk of future losses which cannot be quantified precisely or attributed to specific loans. In assessing the adequacy of the allowance for loan losses, management relies on its ongoing review of the loan portfolio, general economic conditions, and specific client composition within the loan portfolio. This review takes into consideration the judgments not only of the responsible lending officers and senior management, but in addition, bank regulatory agencies that review the loan portfolio as a part of the regular bank examination process.
     Changes in the Allowance for Possible Loan Losses are as follows:

                                                                               1992           1991
Balance, beginning.......................................................   $   966,607    $  512,514
  Provision charged to operating expenses................................       930,000     1,100,000
  Recovery of amounts charged off........................................       213,732        19,136
                                                                            $ 2,110,339    $1,631,650
  Amounts charged off....................................................    (1,206,762)     (665,043)
Balance, ending..........................................................   $   903,577    $  966,607

NOTE 5. BANK PREMISES AND EQUIPMENT, NET
     The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                                                                1992          1991
Land......................................................................   $  310,611    $  310,611
Buildings.................................................................    1,107,867     1,105,066
Leasehold improvements....................................................       39,151        39,151
Furniture and equipment...................................................    1,578,450     1,564,941
Computer software.........................................................      120,899       120,899
Vehicles..................................................................       52,321        52,321
                                                                             $3,209,299    $3,192,989
Less accumulated depreciation.............................................    1,686,812     1,469,211
Bank premises and equipment, net..........................................   $1,522,487    $1,723,778

                                INDEPENDENT BANK
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 6. DEPOSITS
     The composition of the deposits by their source is as follows:

                                                                             1992           1991
Demand deposits of individuals, partnerships and corporations..........   $36,782,641    $34,099,848
Time and savings deposits of individuals, partnerships and
  corporations.........................................................    41,330,490     49,402,931
Certified and official checks..........................................       786,345      2,792,836
                                                                          $78,899,476    $86,295,615

NOTE 7. CORPORATE INCOME TAX EXPENSE
     During the year ended December 31, 1992, the company adopted FASB Statement No. 109, Accounting for Income Taxes. For the year ended December 31, 1991, the company was accounting for income taxes under FASB Statement No. 96. This change in accounting method had no effect on the financial statements.
     The company's total deferred tax liabilities and deferred tax assets at December 31, 1992 and 1991, are as follows:

                                                                                   1992        1991
Total deferred tax asset......................................................   $211,896    $233,797
Less valuation allowance......................................................         --          --
                                                                                 $211,896    $233,797
Total deferred tax liabilities................................................    (86,236)    (90,030)
Net deferred tax asset........................................................   $125,660    $143,767

     A reconciliation between the amount of reported Federal income tax expense and the amount computed by multiplying the applicable statutory Federal income tax rate is as follows:

                                                                                  1992        1991
Income (loss) before income taxes............................................   $749,533    $(522,071)
Applicable statutory income tax rate.........................................        34%           34%
Computed "expected" Federal tax expense (refund).............................   $254,841    $(177,504)
Adjustments to Federal income tax resulting from:
  Surtax exemption...........................................................    (11,750)     (11,750)
  Tax exempt income..........................................................     (2,781)      (6,203)
  Other......................................................................     12,683       (3,764)
Provision for Federal income taxes (credits).................................   $252,993    $(199,221)

     The deferred tax provisions for 1992 and 1991 are applicable to the following items:

                                                                                  1992        1991
Difference between the depreciation methods used for book and income tax
  purposes...................................................................   $  3,296    $     264
Difference between loan loss provision charged to operating expense and the
  bad debt deduction taken for income tax purposes...........................    (21,302)    (154,392)
Other........................................................................     36,113      (27,630)
                                                                                $ 18,107    $(181,758)

NOTE 8. LEASE COMMITMENTS
     The bank has leased office space for two branches. These leases expire in December 1996 and April 2014, and require minimum annual rentals. The bank has the option to renew both leases. One of the leases is with a partnership which consists of the members of the bank's Board of Directors. Under this lease the bank has the option to purchase the building after the

                                INDEPENDENT BANK
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 8. LEASE COMMITMENTS -- Continued
fifth year of the lease based on the average of appraised values of independently contracted appraisals. The rent shall be adjusted yearly by the percentage increase in the Consumer Price Index.
     The total minimum future rental commitment at December 31, 1992, under the leases mentioned above is $3,897,280, which is due as follows:

 For the year ended December 31, 1993...........................................................    $  197,310
                                   1994.........................................................       197,310
                                   1995.........................................................       197,310
                                   1996.........................................................       197,310
                                   1997.........................................................       179,310
January 1, 1998 through April 30, 2014..........................................................     2,928,730
                                                                                                    $3,897,280

     The total minimum future rental commitment due to related parties at December 31, 1992, under the leases mentioned above is $3,825,280.
     The total rental expense included in the income statements for the years ended December 31, 1992 and 1991, is $173,965 and $172,165, respectively.
     The total rental expense paid to related parties included in the income statements for the years ended December 31, 1992 and 1991, is $155,965 and $154,165, respectively.
NOTE 9. TIME DEPOSITS IN DENOMINATIONS OF $100,000 OR MORE
     The bank held time deposits in denominations of $100,000 or more totaling approximately $1,431,086 and $3,633,157 at December 31, 1992 and 1991,
respectively.
NOTE 10. TRANSACTIONS WITH DIRECTORS AND OFFICERS
     The bank has banking transactions in the ordinary course of business with directors, principal officers, and their affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.
     Aggregate loan transactions with related parties were as follows:

                                                                                1992          1991
Balance, beginning........................................................   $1,788,550    $2,136,617
  New loans...............................................................      781,265       293,045
  Repayments..............................................................     (763,881)     (641,112)
Balance, ending...........................................................   $1,805,934    $1,788,550

     Also, these persons and firms had deposits with the bank totaling $694,087 and $2,083,243 at December 31, 1992 and 1991, respectively.
     See Note 8 for a summary of a related party lease agreement.
NOTE 11. STOCK SALES FOR THE LAST TWO YEARS
     The bank's stock is not actively traded. Sales which have occurred during the last two years had a price range as follows:

                                INDEPENDENT BANK
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 11. STOCK SALES FOR THE LAST TWO YEARS -- Continued

      DATED          LOW PRICE     HIGH PRICE
 1/1/91- 3/31/91      $ 10.50        $10.50
 4/1/91- 6/30/91        10.50         10.50
 7/1/91- 9/30/91        10.00         10.50
10/1/91-12/31/91        10.50         10.50
 1/1/92- 3/31/92        10.50         10.50
 4/1/92- 6/30/92        10.50         10.50
 7/1/92- 9/30/92        10.50         10.50
10/1/92-12/31/92        10.50         10.50

     The source of information for the prices was the direct sales of stock known by Independent Bank.
NOTE 12. CAPITAL ACCOUNTS
     Both the Bureau of Financial Institutions and the FDIC have restricted the availability of surplus for the payment of dividends. At December 31, 1992 and 1991, $1,972,930 and $200,000, respectively, was so restricted.
     Banking regulations also require the bank to maintain certain minimum capital levels in relation to bank assets. At December 31, 1992, regulations required a ratio of capital to risk-weighted assets of 8.00 percent. The bank's capital, as defined by the regulations, was 9.89 percent of risk-weighted assets. In addition, banks are expected to maintain a leverage ratio of at least
6.00 percent. At December 31, 1992, the bank's leverage ratio was 6.24 percent.
NOTE 13. CASH AND STOCK DIVIDENDS
     On December 18, 1991, the Board of Directors declared a 2 percent stock dividend for stockholders of record on December 31, 1991, payable February 21, 1992. This resulted in an issuance of 20,000 shares.
     See Note 12 for restrictions on dividends.
NOTE 14. PROFIT-SHARING PLANS
     The bank has a profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan. The amount of the contribution to the plan is at the discretion of the bank's Board of Directors. The bank contributed $-0-to the plan for the years ended December 31, 1992 and 1991, respectively.
NOTE 15. OTHER REAL ESTATE
     Real estate acquired through foreclosure amounted to $3,539,993 and $2,840,531 at December 31, 1992 and 1991, respectively. During the year ended December 31, 1992, $105,768 was charged to operating expense for subsequent declines in market value. The bank is in the process of obtaining a deed in lieu of foreclosure on property amounting to $550,000. This property will then be transferred into real estate acquired through foreclosure. This $550,000 is included in the $3,539,993.
     The loans for which accrual of interest has been discontinued totaled $1,964,532 at the date of foreclosure.
NOTE 16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
     The bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the bank has in particular classes of financial instruments.

                                INDEPENDENT BANK
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK -- Continued
     The bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                                        CONTRACT AMOUNT
                                                                                     1992             1991
Financial instruments whose contract amounts represent credit risk:
     Commitments to extend credit............................................     $10,046,723      $10,474,568
     Standby letters of credit...............................................         508,799          966,284

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the bank upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant, and equipment, income-producing commercial properties and residential properties.
     Standby letters of credit are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The bank requires collateral supporting this type of commitment on the same basis as other commitments to extend credit. The extent of collateral held for those commitments at December 1992, varies from -0-percent to 100 percent; the average amount collateralized is 21.67 percent. The extent of collateral held for those commitments at December 1991, varies from -0-percent to 100 percent; the average amount collateralized is 12.83 percent.
NOTE 17. SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK
     Most of the bank's business activity is with customers located within the local Northern Virginia metropolitan area, principally in Manassas and Woodbridge, Virginia.
     Although the portfolio is well diversified among industries, a substantial portion of its debtors' ability to honor their contracts is dependent upon the employment and economic trends of the regional Northern Virginia economy. Generally, the loans are secured by assets or stock. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the bank upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment, income-producing commercial properties and residential properties.

                                     INDEPENDENT BANK

                                      BALANCE SHEETS
                                  June 30, 1994 and 1993



    ASSETS                                               1994         1993

Cash and due from banks                                $ 5,067,616  $ 6,351,794
Federal funds sold                                       4,350,000    9,400,000
         Total cash and cash equivalents               $ 9,417,616  $15,751,794
Investment securities (Note 2)                           4,938,028   13,368,426
Securities available for sale (Note 2)                  21,240,645            -
Loans, net of unearned discounts and deferred fees      52,919,639   56,477,816
Less: Allowance for loan losses                           (915,354)    (950,669)
         Loans, net (Notes 3 and 4)                    $52,004,285  $55,527,147
Other real estate (Note 5)                               2,141,705    3,951,386
Bank premises and equipment, net (Note 6)                1,835,256    1,372,097
Accrued income receivable                                  425,274      404,672
Prepaid expenses and other assets                          514,813      402,877
Deferred income tax charges (Note 8)                        92,995      125,660

         Total assets                                  $92,610,617  $90,904,059

         LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits (Note 7):
    Demand                                             $28,853,306  $34,880,775
    NOW                                                 10,076,535    9,352,824
    Interest-bearing transaction accounts                4,700,162            -
    Savings and money market                            32,172,503   31,662,199
    Time                                                 9,620,933    9,251,778
         Total deposits                                $85,423,439  $85,147,576
  Short-term borrowings                                  1,491,593            -
  Accrued expenses and other liabilities                   188,049       86,603
         Total liabilities                             $87,103,081  $85,234,179

COMMITMENTS AND CONTINGENCIES (Notes 9, 10, and 11)

STOCKHOLDERS' EQUITY
  Common stock, par value $1; authorized 5,000,000
    shares; issued 1,020,000 shares                    $ 1,020,000  $ 1,020,000
  Surplus                                                1,972,930    1,972,930
  Retained earnings                                      3,027,164    2,676,950
         Total stockholders' equity before
           unrealized losses                           $ 6,020,094  $ 5,669,880
         Unrealized losses on securities
           available for sale                             (512,558)           -
         Total stockholders' equity                    $ 5,507,536  $ 5,669,880

         Total liabilities and stockholders' equity    $92,610,617  $90,904,059

See accompanying notes to financial statements.

                                     INDEPENDENT BANK

                                   STATEMENTS OF INCOME
                      For the Six Months Ended June 30, 1994 and 1993






                                                         1994        1993

Interest income:
  Interest and fees on loans                           $2,363,037  $2,603,721
  Interest and federal funds sold                          10,100      41,089
  Interest on investment securities                       553,756     345,076
                                                       $2,926,893  $2,989,886
Interest expense:
  Interest on deposits                                    797,888     780,218

         Net interest income                           $2,129,005  $2,209,668

Provisions for possible loan losses (Note 4)              155,000     540,000

         Net interest income after provision
           for possible loan losses                    $1,974,005  $1,669,668

Non-interest income:
  Service fees                                         $  642,849  $  707,984
  Securities income                                       (19,953)     66,525
                                                       $  622,896  $  774,509

Non-interest expenses:
  Salaries and employee benefits                       $1,037,303  $  985,279
  Occupancy expenses (Note 9)                             215,212     202,510
  Equipment rentals, depreciation and maintenance         189,243     195,970
  Other operating expenses                                735,187     605,385
  Other real estate expenses                               24,746      56,644
                                                       $2,201,691  $2,045,788

         Income before taxes on income                 $  395,210  $  398,389

Income tax expense (Note 8)                               140,900     145,029

         Net income                                    $  254,310  $  253,360

         Net income per share                          $      .25  $      .25


See accompanying notes to financial statements.




                                     INDEPENDENT BANK

                            STATEMENTS OF STOCKHOLDERS' EQUITY
                      For the Six Months Ended June 30, 1994 and 1993



                                                    Total
                                                    Before
               Common                  Retained   Unrealized Unrealized
               Stock       Surplus     Earnings     Losses     Losses      Total
Balance,
 1/1/93       $1,020,000  $1,972,930  $2,423,590  $5,416,520  $        -  $5,416,520

Net income             -           -     253,360     253,360           -     253,360

Balance,
 6/30/93      $1,020,000  $1,972,930  $2,676,950  $5,669,880  $        -  $5,669,880

Balance,
 1/1/94       $1,020,000  $1,972,930  $2,823,854  $5,816,784  $        -  $5,816,784

Net income             -           -     254,310     254,310           -     254,310

Cash dividend          -           -     (51,000)    (51,000)          -     (51,000)

Unrealized
 losses on
 securities
 available
 for sale              -           -           -           -    (512,558)   (512,558)

Balance,
 6/30/94      $1,020,000  $1,972,930  $3,027,164  $6,020,094  $ (512,558)$ 5,507,536


See accompanying notes to financial statements.

                                     INDEPENDENT BANK

                                 STATEMENTS OF CASH FLOWS
                      For the Six Months Ended June 30, 1994 and 1993






                                                        1994          1993


CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received                                 $  2,926,182  $  3,061,681
  Fees received                                          633,601       697,250
  Interest paid                                         (792,793)     (785,338)
  Cash paid to suppliers and employees                (1,184,780)   (2,442,998)
  Income taxes paid                                     (115,815)     (101,438)

         Net cash provided by operating activities  $  1,466,395  $    429,157

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale and maturities of
    investment securities                           $  4,918,038  $  4,923,565
  Purchase of investment securities                   (6,578,122)   (4,593,894)
  Net decrease in loans                                  344,744     1,566,650
  Purchase of property and equipment                     (20,617)      (21,881)

         Net cash provided by (used in)
           investing activities                     $ (1,335,957) $  1,874,440

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand, savings
    and time deposits                               $    394,116  $  6,248,100
  Net increase in short-term borrowings                1,491,593             -
  Cash dividends paid                                    (51,000)            -

         Net cash provided by financing activities  $  1,834,709  $  6,248,100

Net increase in cash and cash equivalents           $  1,965,147  $  8,551,697

Cash and cash equivalents at beginning of period       7,452,469     7,200,097

Cash and cash equivalents at end of period          $  9,417,616  $ 15,751,794



See accompanying notes to financial statements.

                                     INDEPENDENT BANK

                      For the Six Months Ended June 30, 1994 and 1993




                                                           1994        1993

RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
  Net income                                            $  254,310  $  253,360
  Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation                                            81,448     103,404
    Provision for possible loan losses                     155,000     540,000
    Decrease in deferred income tax charges                  2,307           -
    (Gain) loss on sale of investment securities            19,953     (66,525)
    Change in assets and liabilities:
      (Increase) decrease in accrued income receivable        (711)     71,795
      Decrease in deferred loan fees                        (9,248)    (10,734)
      Increase (decrease) in accounts payable and
        accrued expenses                                    58,392     (25,461)
      Increase in income taxes payable                      22,778      36,734
      Decrease in income taxes receivable                        -       6,857
      Other prepaids, deferrals and accruals, net          882,166    (480,273)

         Net cash provided by operating activities      $1,466,395  $  429,157


See accompanying notes to financial statements.

                                     INDEPENDENT BANK

                               NOTES TO FINANCIAL STATEMENTS



Note 1.  Significant Accounting Policies

         Accounting basis:

            The accounts are maintained on the accrual basis in accordance with generally accepted accounting principles.

         Presentation of cash flows:

            For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, highly liquid debt investments with an original maturity date of three months or less, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Cash flows from loans, demand savings, time deposits and short-term borrowings are reported net.

         Investment securities and securities available for sale:

            Securities which the bank has both the ability and intent to hold to maturity or on a long-term basis are classified as investment securities when they are purchased. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income.

            Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale. These securities are reported at fair value, with unrealized gains or losses (net of tax effect) reported in a separate component of stockholders' equity. Securities available for sale are used as part of the bank's asset/liability strategy and may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase capital, to satisfy regulatory requirements and other similar factors.

         Loans and loan fees:

            The reserve for possible loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The reserve is increased by provisions charged to operating expense and reduced by net charge-offs. The bank makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience, and other factors in determining the adequacy of the reserve balance.

            Unearned interest on discounted loans is amortized to income over the life of the loans, using the sum-of-digits formula. For all other loans, interest is accrued daily on the outstanding balances. Generally, loans are placed in non-accrual status when they become 90 days past due, at which time previously accrued but uncollected interest is reversed.

            Loan origination costs are amortized on a straight-line basis over the anticipated life of the loan. Loan origination fees are amortized on a straight-line basis or the interest method, depending upon the loan classification.

                               NOTES TO FINANCIAL STATEMENTS

            Construction loans are stated at the amount of unpaid principal, reduced by unearned discount and fees.

         Bank premises and equipment:

            Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is computed principally by the straight-line method over the following estimated useful lives:

                                                                 Years

                  Buildings                                      20 - 35
                  Furniture and equipment                         3 - 10
                  Computer software                               3 -  5
                  Vehicles                                        3 -  4


            Improvements to leased property are amortized over the lesser of the life of the lease or life of the improvements.

            Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

         Other real estate:

            Other real estate consists of real estate held for resale which was acquired through foreclosure on loans secured by real estate.
            Other real estate is carried at the lower of cost or appraised market value. Write-downs to market value at the date of foreclosure are charged to the allowance for loan losses. Subsequent declines in market value are charged to expense.

         Earnings per common share:

            Earnings per common share were computed based on the assumption that all stock dividends issued or declared for the periods covered were outstanding for the entire period.

         Income taxes:

            The bank has adopted FASB Statement No. 109, Accounting for Income Taxes.

            Deferred income taxes are provided on the difference between the financial reporting and the income tax reporting for depreciation expense, reserve for loan losses and cash fees.

                               NOTES TO FINANCIAL STATEMENTS




Note 2.  Investment Securities and Securities Available for Sale


         Investment securities:

         The carrying values and approximate market values of investment securities are as follows:

                                      1994                      1993
                             Carrying       Market      Carrying      Market
                              Value         Value        Value        Value

         U.S. Treasury      $         -  $         -  $ 3,562,225  $ 3,571,252
         U.S. Agency          4,888,028    4,840,532    9,795,151    9,775,149
         Other securities        50,000       49,757       11,050       11,050

             Total          $ 4,938,028  $ 4,890,289  $13,368,426  $13,357,451

         At June 30, 1994, gross unrealized gains were $7,404, and gross unrealized losses were $55,143. At June 30, 1993, gross unrealized gains were $34,971, and gross unrealized losses were $45,946. The majority of U.S. Agency securities have a stated maturity of over five years.

         Securities available for sale:

         The carrying values and approximate market values of investment securities are as follows:

                                       1994                      1993
                               Carrying      Market      Carrying      Market
                                Value        Value        Value        Value

         U.S. Treasury       $ 7,106,302  $ 6,932,656  $         -  $         -
         U.S. Agency          14,915,024   14,285,889            -            -
         Other securities         22,100       22,100            -            -

             Total           $22,043,426  $21,240,645  $         -  $         -

         At June 30, 1994, gross unrealized gains were $2,055, and gross unrealized losses were $804,836. The majority of U.S. Treasury securities mature within one to five years. The majority of U.S. Agency securities have a stated maturity of over five years. See Note 12 to the financial statements for a discussion of accounting changes applicable to these securities.

         Investment securities with values of $9,031,013 and $8,781,000 at June 30, 1994 and 1993 respectively, were pledged as collateral.

         Proceeds from sales and maturities of debt securities during 1994 and 1993 were $4,918,038 and $4,923,565, respectively.

                               NOTES TO FINANCIAL STATEMENTS



Note 3.  Loans

         The composition of the net loans is as follows:

                                                        1994          1993

         Commercial                                 $ 10,408,706  $ 10,567,823
         Real estate - mortgage                       34,318,040    37,852,874
         Real estate - construction                    2,070,555     2,297,587
         Installment to individuals                    5,485,666     5,355,518
         Other loans                                     787,831       607,931

            Total loans                             $ 53,070,798  $ 56,681,733

         Less:
           Unearned discount                              95,125       188,515
           Deferred loan fees, net                        56,034        15,402

         Loans, net of unearned discount and
           deferred fees                            $ 52,919,639  $ 56,477,816

         Less:
           Allowance for loan losses                     915,354       950,669

         Loans, net                                 $ 52,004,285  $ 55,527,147

         Loans on which the accrual of interest has been discontinued or reduced amounted to $3,087,731 at June 30, 1994. Approximately 42 percent, or $1,275,000, of the non-accrual loans related to a piece of real estate in the local community. The bank has a first and second deed of trust on the property; however, action by the bank has been delayed because of bankruptcy proceedings related to the property. If interest on non-accrual loans had been accrued, such income would have approximated $112,235 for 1994. Interest income on those loans, which is recorded only when received, amounted to $16,795 for 1994.

Note 4.  Allowance for Possible Loan Losses

         The Allowance for Possible Loan Losses represents management's judgment as to the amount necessary to be transferred to the allowance to bring it to a level considered adequate in relation to the risk of future losses in the loan portfolio. While it is the bank's policy to write off in the current period those loans or portions of loans on which a loss is considered probable, there continues to exist the risk of future losses which cannot be quantified precisely or attributed to specific loans. In assessing the adequacy of the allowance for loan losses, management relies on its ongoing review of the loan portfolio, general economic conditions, and specific client composition within the loan portfolio. This review takes into consideration the judgments not only of the responsible lending officers and senior management, but in addition, bank regulatory agencies that review the loan portfolio as a part of the regular bank examination process.

                               NOTES TO FINANCIAL STATEMENTS

         Changes in the Allowance for Possible Loan Losses are as follows:

                                                              1994          1993
         Beginning balance, January 1                     $    917,815  $    903,577
            Provision for possible loan losses                 155,000       540,000

            Loans charged off                             $   (209,816) $   (558,458)
            Recovery of amounts charged off                     52,355        65,550
            Net loans charged off                         $   (157,461) $   (492,908)

         Ending balance, June 30                          $    915,354  $    950,669

Note 5.  Other Real Estate

         Real estate acquired through foreclosure amounted to $2,141,705 and $3,951,386 at June 30, 1994 and 1993. During the six months ended June 30, 1994, $34,904 was charged to expense for other real estate activities, including $-0- for subsequent declines in market value. The bank is in the process of foreclosing on property amounting to $85,000. This property will then be transferred into real estate acquired through foreclosure. This $85,000 is included in the $2,141,705.

         The loans which relate to other real estate for which accrual of interest has been discontinued totaled $2,050,511 at the date of foreclosure.


Note 6.  Bank Premises and Equipment, Net

         The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                                     1994          1993

         Land                                    $    785,611  $    310,611
         Buildings                                  1,107,867     1,107,867
         Leasehold improvements                        39,151        39,151
         Furniture and equipment                    1,660,768     1,510,762
         Computer software                            161,960       141,385
         Vehicles                                      52,321        52,321
                                                 $  3,807,678  $  3,162,097
         Less accumulated depreciation              1,972,422     1,790,000

         Bank premises and equipment, net        $  1,835,256  $  1,372,097

                               NOTES TO FINANCIAL STATEMENTS



Note 7.  Deposits

         The composition of the deposits by their source is as follows:

                                                       1994           1993

         Demand deposits of individuals,
            partnerships and corporations          $  43,066,252  $  42,742,164
         Time and savings deposits of individuals,
            partnerships and corporations             41,793,436     40,913,977
         Certified and official checks                   563,751      1,491,435

                                                   $  85,423,439  $  85,147,576


         The bank held time deposits in denominations of $100,000 or more totaling approximately $2,398,902 and $1,624,383 at June 30, 1994 and 1993, respectively.


Note 8.  Corporate Income Tax Expense

         The company's total deferred tax liabilities and deferred tax assets at June 30, 1994 and 1993, are as follows:

                                                     1994        1993

         Total deferred tax asset                 $  187,830  $  211,896
         Less valuation allowance                          -           -
                                                  $  187,830  $  211,896
         Total deferred tax liabilities              (94,835)    (86,236)

         Net deferred tax asset                   $   92,995  $  125,660


         A reconciliation between the amount of reported Federal income tax expense and the amount computed by multiplying the applicable statutory Federal income tax rate is as follows:

                                                       1994        1993

         Income before income taxes                 $  395,210  $  398,389
         Applicable statutory income tax rate              34%         34%
         Computed "expected" Federal
            tax expense                             $  134,371  $  135,452
         Adjustments to Federal income
            tax resulting from:
              Tax-exempt income                            (99)       (953)
              Other                                      6,628      10,530

         Provision for Federal income taxes         $  140,900  $  145,029

                               NOTES TO FINANCIAL STATEMENTS

         Income tax expense is composed of the following:

                                                                 1994        1993
            Current                                           $  138,593  $  145,029
            Deferred                                               2,307           -
                                                              $  140,900  $  145,029


         Difference between the depreciation methods
            used for book and income tax purposes             $    1,384  $        -
         Difference between loan loss provision charged
            to operating expense and the bad debt deduction
            taken for income tax purposes                            837           -
         Other                                                        86           -
                                                              $    2,307  $        -

Note 9.  Lease Commitments

         The bank has leased office space for two branches. These leases expire in December 1996 and April 2014, and require minimum annual rentals. The bank has the option to renew both leases. One of the leases is with a partnership which consists of the members of the bank's Board of Directors. Under this lease the bank has the option to purchase the building after the fifth year of the lease based on the average of appraised values of independently contracted appraisals. The rent shall be adjusted yearly by the percentage increase in the Consumer Price Index.

         The total minimum future rental commitment at June 30, 1994, under the leases mentioned above is $4,200,103, which is due as follows:

                    For the year ended June 30, 1995              $  227,501
                                                1996                 227,501
                                                1997                 218,501
                                                1998                 209,501
                                                1999                 209,501
                 July 1, 1999 through April 30, 2014               3,107,598
                                                                  $4,200,103

         The total minimum future rental commitment due to related parties at June 30, 1994, under the leases mentioned above is $4,155,103.

         The total rental expense included in the income statements for the six months ended June 30, 1994 and 1993, is $114,963 and $96,309, respectively.

         The total rental expense paid to related parties included in the income statements for the six months ended June 30, 1994 and 1993, is $104,750 and $86,097, respectively.

                               NOTES TO FINANCIAL STATEMENTS



Note 10. Financial Instruments With Off-Balance-Sheet Risk

         The bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the bank has in particular classes of financial instruments.

         The bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                       Contract Amount
                                                     6/30/94       6/30/93
         Financial instruments whose contract
           amounts represent credit risk:

            Commitments to extend credit           $10,257,779   $10,157,663

            Standby letters of credit                  548,069       486,575
                                                   $10,805,848   $10,644,238


         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank evaluates each customer's credit worthiness on case-by-case basis. The amount of collateral obtained if deemed necessary by the bank upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties and residential properties.

         Standby letters of credit are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The bank requires collateral supporting this type of commitment on the same basis as other commitments to extend credit. The extent of collateral held for those commitments at June 30, 1994, varies from - 0- percent to 100 percent; the average amount collateralized is 41.4 percent. The extent of collateral held for those commitments at June 30, 1993, varies from -0- percent to 100 percent; the average amount collateralized was 55.0 percent.

                               NOTES TO FINANCIAL STATEMENTS



Note 11. Significant Group Concentration of Credit Risk


         Most of the bank's business activity is with customers located within the metropolitan area, principally in Manassas and Woodbridge, Virginia.

         Although the portfolio is well diversified among industries, a substantial portion of its debtors' ability to honor their contracts is dependent upon the employment and economic trends of the regional Northern Virginia economy. Generally, the loans are secured by assets or stock. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the company upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include cash; securities; accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties and residential properties.


Note 12. New Accounting Standards


         Effective January 1, 1994, the bank adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS 115, securities are classified as held to maturity (investment securities), securities available for sale, or trading account securities. Investment securities are carried at amortized cost, as the bank has the ability and positive intent to hold these securities to maturity. Securities available for sale are carried at fair value and represent securities not intended to be held to maturity or on a long-term basis.

         With the adoption of SFAS 115, unrealized holding gains and losses on securities available for sale are excluded from the Statement of Income and reported, net of tax, as a separate component of stockholders' equity. On January 1, 1994, securities having an amortized cost of approximately $20 million were classified as securities available for sale. The initial effect of adopting SFAS 115 is not material.

         At June 30, 1994, on after tax basis, the amortized cost of securities available for sale exceeded the fair value of such securities by $512,558. The net unrealized gain or loss of securities available for sale, which is recorded as a component of stockholders' equity, will continue to be subject to change in future periods due to fluctuations in market value, acquisition activities, and sales, purchases, maturities, and calls of securities classified as available for sale.

         In accordance with SFAS 115, the bank's financial statements for periods prior to January 1, 1994, have not been retroactively changed to conform to current securities classifications. Prior to January 1, 1994, investment securities were accounted for in a manner similar to securities held to maturity.

                                                                     Annex I






                      AGREEMENT AND PLAN OF REORGANIZATION

                                     among

                         CRESTAR FINANCIAL CORPORATION,

                                 CRESTAR BANK,

                                      and

                                INDEPENDENT BANK










                                August 26, 1994

                               TABLE OF CONTENTS

                                                                          Page


                                      ARTICLE I
                                       General

      1.1. Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.2. Issuance of Crestar Common Stock and Payment of Cash . . . . . .  1
      1.3. Taking of Necessary Action . . . . . . . . . . . . . . . . . . .  2

                                     ARTICLE II
                Effect of Merger on Common Stock, Assets, Liabilities
             and Capitalization of Crestar, Crestar Bank and Independent

      2.1. Conversion of Stock; Exchange Ratio; Cash Election . . . . . . .  2
      2.2. Manner of Exchange . . . . . . . . . . . . . . . . . . . . . . .  3
      2.3. No Fractional Shares . . . . . . . . . . . . . . . . . . . . . .  5
      2.4. Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
      2.5. Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . .  5

                                     ARTICLE III
                           Representations and Warranties

      3.1. Representations and Warranties of Independent. . . . . . . . . .  5
           (a)  Organization, Standing and Power. . . . . . . . . . . . . .  5
           (b)  Capital Structure . . . . . . . . . . . . . . . . . . . . .  6
           (c)  Authority . . . . . . . . . . . . . . . . . . . . . . . . .  6
           (d)  Investments . . . . . . . . . . . . . . . . . . . . . . . .  7
           (e)  Financial Statements. . . . . . . . . . . . . . . . . . . .  7
           (f)  Absence of Undisclosed Liabilities. . . . . . . . . . . . .  8
           (g)  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .  8
           (h)  Options, Warrants and Related Matters . . . . . . . . . . .  9
           (i)  Property. . . . . . . . . . . . . . . . . . . . . . . . . .  9
           (j)  Additional Schedules Furnished to Crestar . . . . . . . . . 10
           (k)  Agreements in Force and Effect. . . . . . . . . . . . . . . 11
           (l)  Legal Proceedings; Compliance with Laws . . . . . . . . . . 11
           (m)  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . 12
           (n)  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . 14
           (o)  Loan Portfolio. . . . . . . . . . . . . . . . . . . . . . . 15
           (p)  Absence of Changes. . . . . . . . . . . . . . . . . . . . . 15
           (q)  Brokers and Finders . . . . . . . . . . . . . . . . . . . . 15
           (r)  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . 16
           (s)  Reports . . . . . . . . . . . . . . . . . . . . . . . . . . 16
           (t)  Environmental Matters . . . . . . . . . . . . . . . . . . . 16
           (u)  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . 17
      3.2. Representations and Warranties of Crestar and Crestar Bank . . . 18
           (a)  Organization, Standing and Power. . . . . . . . . . . . . . 18
           (b)  Capital Structure . . . . . . . . . . . . . . . . . . . . . 18
           (c)  Authority . . . . . . . . . . . . . . . . . . . . . . . . . 19
           (d)  Financial Statements. . . . . . . . . . . . . . . . . . . . 20
           (e)  Absence of Undisclosed Liabilities. . . . . . . . . . . . . 20
           (f)  Absence of Changes. . . . . . . . . . . . . . . . . . . . . 21
           (g)  Brokers and Finders . . . . . . . . . . . . . . . . . . . . 21
           (h)  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . 21
           (i)  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . 21
           (j)  Property. . . . . . . . . . . . . . . . . . . . . . . . . . 22
           (k)  Agreements in Force and Effect. . . . . . . . . . . . . . . 22
           (l)  Legal Proceedings; Compliance with Laws . . . . . . . . . . 22
           (m)  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . 23
           (n)  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . 24
                                   ARTICLE IV
                          Conduct and Transactions Prior to
                            Effective Time of the Merger

      4.1. Access to Records and Properties of Crestar, Crestar Bank
           and Independent; Confidentiality . . . . . . . . . . . . . . . . 25
      4.2. Registration Statement, Proxy Statement, Shareholder
           Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
      4.3. Operation of the Business of Independent . . . . . . . . . . . . 26
      4.4. No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . 27
      4.5. Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
      4.6. Regulatory Filings; Best Efforts . . . . . . . . . . . . . . . . 28
      4.7. Public Announcements . . . . . . . . . . . . . . . . . . . . . . 28
      4.8. Operating Synergies; Conformance to Reserve Policies, Etc. . . . 29
      4.9. Crestar Rights Agreement . . . . . . . . . . . . . . . . . . . . 29
      4.10.Agreement as to Efforts to Consummate . . . . . . . . . . . . .  29
      4.11.Adverse Changes in Condition. . . . . . . . . . . . . . . . . .  30
      4.12.NYSE Listing. . . . . . . . . . . . . . . . . . . . . . . . . .  30
      4.13.Updating of Schedules . . . . . . . . . . . . . . . . . . . . .  30

                                      ARTICLE V
                                Conditions of Merger

      5.1. Conditions of Obligations of Crestar and Crestar Bank. . . . . . 31
           (a)  Representations and Warranties; Performance of
                    Obligations; No Adverse Change. . . . . . . . . . . . . 31
           (b)  Authorization of Merger . . . . . . . . . . . . . . . . . . 31
           (c)  Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . 31
           (d)  The Registration Statement. . . . . . . . . . . . . . . . . 31
           (e)  Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . 32
           (f)  Regulatory Approvals. . . . . . . . . . . . . . . . . . . . 32
           (g)  Affiliate Letters . . . . . . . . . . . . . . . . . . . . . 32
           (h)  Title Matters . . . . . . . . . . . . . . . . . . . . . . . 32
           (i)  Accruals for Loan Loss Reserves and Expenses; Tax/Bad
                Debt Reserve. . . . . . . . . . . . . . . . . . . . . . . . 32
           (j)  Acceptance by Crestar and Crestar Bank Counsel. . . . . . . 33
      5.2. Conditions of Obligations of Independent . . . . . . . . . . . . 33
           (a)  Representations and Warranties; Performance of
                Obligations; No Adverse Change. . . . . . . . . . . . . . . 33
           (b)  Authorization of Merger . . . . . . . . . . . . . . . . . . 33
           (c)  Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . 33
           (d)  The Registration Statement. . . . . . . . . . . . . . . . . 34
           (e)  Regulatory Approvals. . . . . . . . . . . . . . . . . . . . 34
           (f)  Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . 34
           (g)  Fairness Opinion. . . . . . . . . . . . . . . . . . . . . . 35
           (h)  NYSE Listing. . . . . . . . . . . . . . . . . . . . . . . . 35
           (i)  Acceptance by Independent's Counsel . . . . . . . . . . . . 35

                                     ARTICLE VI
                            Closing Date; Effective Time

      6.1. Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . 35
      6.2. Filings at Closing . . . . . . . . . . . . . . . . . . . . . . . 35
      6.3. Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . 36

                                  ARTICLE VII
                      Termination; Survival of Representations,
                   Warranties and Covenants; Waiver and Amendment

      7.1. Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . 36
      7.2. Effect of Termination. . . . . . . . . . . . . . . . . . . . . . 38
      7.3. Survival of Representations, Warranties and Covenants. . . . . . 38
      7.4. Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . 38

                                    ARTICLE VIII
                                Additional Covenants

      8.1. Indemnification and Independent Officers and Directors;
           Liabilities Insurance. . . . . . . . . . . . . . . . . . . . . . 39
      8.2. Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . 39
      8.3. Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . 40

                                     ARTICLE IX
                                    Miscellaneous

      9.1. Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
      9.2. Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . 41
      9.3. Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . 42
      9.4. Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
      9.5. Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 42
      9.6. Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . 42

                        AGREEMENT AND PLAN OF REORGANIZATION


      This Agreement and Plan of Reorganization (the "Agreement") dated as of August 26, 1994 among CRESTAR FINANCIAL CORPORATION, a Virginia corporation ("Crestar"), CRESTAR BANK, a Virginia banking corporation wholly-owned by Crestar ("Crestar Bank"), and INDEPENDENT BANK, a Virginia banking corporation ("Independent"), recites and provides:

      A. The boards of directors of Crestar, Crestar Bank and Independent deem it advisable to merge Independent into Crestar Bank (the "Merger") pursuant to this Agreement and the Plan of Merger attached as Exhibit A (the "Plan of Merger") whereby the holders of shares of common stock of Independent, par value $1.00, ("Independent Common Stock") will receive in exchange therefor common stock of Crestar ("Crestar Common Stock") and/or cash.

      B. To effectuate the foregoing, the parties desire to adopt a plan of reorganization in accordance with the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

      NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions and promises herein contained, Crestar, Crestar Bank, and Independent hereby adopt this Agreement whereby at the "Effective Time of the Merger" (as defined in Article VI hereof): Independent shall be merged into Crestar Bank in accordance with the Plan of Merger; the outstanding shares of Independent Common Stock shall be converted into shares of Crestar Common Stock and/or cash as provided in this Agreement on the basis, terms and conditions contained herein and in the Plan of Merger; and thereafter the outstanding shares of Independent Common Stock shall be canceled. In connection therewith, the parties hereto agree as follows:


                                      ARTICLE I
                                       General

      1.1. Merger. Subject to the provisions of this Agreement and the Plan of Merger, at the Effective Time of the Merger the separate existence of Independent shall cease and Independent shall be merged with and into Crestar Bank (the "Surviving Bank").

      1.2. Issuance of Crestar Common Stock and Payment of Cash. Crestar agrees that at the Effective Time of the Merger it will issue to the holders of Independent Common Stock Crestar Common Stock and/or pay cash to the extent set forth in, and in accordance with, the terms of this Agreement and the Plan of Merger.

      1.3. Taking of Necessary Action. In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of Independent, the officers and directors of Crestar and of the Surviving Bank shall take all such necessary action.


                                     ARTICLE II
                Effect of Merger on Common Stock, Assets, Liabilities
             and Capitalization of Crestar, Crestar Bank and Independent

      2.1. Conversion of Stock; Exchange Ratio; Cash Election. At the Effective Time of the Merger:

                 (a) Conversion of Stock. Each share of Independent Common Stock which is issued and outstanding at the Effective Time of the Merger (other than shares held of record by Crestar and shares to be exchanged for cash) shall, and without any action by the holder thereof, be converted into the number of shares of Crestar Common Stock determined in accordance with subsection 2.1(b). All such shares of Crestar Common Stock shall be validly issued, fully paid and nonassessable.

                 (b) Exchange Ratio. Each share of Independent Common Stock (other than shares held by Crestar of record and shares to be exchanged for cash) shall be converted into the number of shares of Crestar Common Stock determined by dividing $12.25 (the "Price Per Share") by the average closing price of Crestar Common Stock as reported on the New York Stock Exchange (the "NYSE") for each of the 10 trading days ending on the 10th day prior to the day of the Effective Time of the Merger (the "Average Closing Price") (the result of the quotient determined by dividing the Price Per Share by the Average Closing Price and rounded to the nearest thousandths decimal point being hereinafter called the "Exchange Ratio"), but in no case shall the Exchange Ratio be less than .2269 shares or greater than .3063 shares of Crestar Common Stock for each share of Independent Common Stock.

                 The Exchange Ratio at the Effective Time of the Merger shall be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of Crestar Common Stock, any dividend payable in Crestar Common Stock, or any capital reorganization involving the reclassification of Crestar Common Stock on or subsequent to the date of this Agreement.

                 (c) Cash Election. All holders of shares of Independent Common Stock will be given the option by Crestar of exchanging their shares for the Price Per Share in cash (subject to all applicable withholding taxes), provided that the number of shares that may be exchanged for cash shall not exceed 40% of the outstanding shares of Independent Common Stock immediately prior to the Effective Time of the Merger. The cash election must be made at or prior to the time Independent shareholders vote on the Merger, and, once such vote has been taken, cash elections shall be irrevocable. If the number of shares for which a cash election is made exceeds 40% of the outstanding shares of Independent Common Stock immediately prior to the Effective Time of the Merger, Crestar first will pay cash for shares submitted for cash exchange by each holder of 100 or fewer Independent shares (if such holder has submitted all his shares for cash exchange) and then will pay cash for the remaining shares submitted for cash pro rata. Shares not exchanged for cash after proration will be exchanged for Crestar Common Stock at the Exchange Ratio.

      2.2. Manner of Exchange. (a) Independent shareholders who elect to exchange some or all of their shares of Independent Common Stock for cash must submit to Crestar Bank certificates for the Independent shares being exchanged for cash at or prior to the meeting of Independent's shareholders referred to in Section 4.2. At the direction of Independent and subject to an escrow agreement, such shares shall be held by Crestar Bank subject to release or exchange as described in the foregoing sentence. If the Merger is approved by Independent's shareholders at the shareholders meeting, a shareholder's election to receive cash shall be irrevocable and Crestar Bank will retain certificates for shares submitted for cash purchase until either (i) termination of this Agreement, upon which Crestar Bank promptly will return such certificates, or (ii) the Effective Time of the Merger, when Crestar Bank (which shall act as exchange agent) will exchange such certificates for cash to the extent required by this Agreement and the Plan of Merger.

                 (b) After the Effective Time of the Merger, each holder of a certificate for theretofore outstanding shares of Independent Common Stock, upon surrender of such certificate to Crestar Bank (which shall act as exchange agent), unless previously surrendered to Crestar Bank in connection with exercise of the cash option, and a Letter of Transmittal shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Crestar Common Stock for which shares of Independent Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in this Article II or cash if the cash option provided in subsection 2.1(c) is properly elected, or, in the event of proration, a combination of cash and Crestar Common Stock. Until so surrendered after the Effective Time of the Merger, each outstanding certificate which, prior to the Effective Time of the Merger, represented Independent Common Stock will be deemed to evidence the right to receive either (i) the number of full shares of Crestar Common Stock into which the shares of Independent Common Stock represented thereby may be converted in accordance with the Exchange Ratio or (ii) the Price Per Share multiplied by the number of shares represented by such certificate (subject to all applicable withholding taxes) in cash if the cash option provided in subsection 2.1(c) was properly elected, or (iii) a combination thereof; and, after the Effective Time of the Merger (unless the cash option was properly elected) will be deemed for all corporate purposes of Crestar to evidence ownership of the number of full shares of Crestar Common Stock into which the shares of Independent Common Stock represented thereby were converted.

                 (c) For shares of Independent Common Stock to be converted into Crestar Common Stock, until such outstanding certificates formerly representing Independent Common Stock are surrendered, no dividend payable to holders of record of Crestar Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time of the Merger, there shall be no further registry of transfer on the records of Independent of shares of Independent Common Stock. If a certificate representing such shares is presented to Crestar, it shall be canceled and exchanged for a certificate representing shares of Crestar Common
      Stock as herein provided. Upon surrender of certificates of Independent Common Stock in exchange for Crestar Common Stock, there shall be paid to the recordholder of the certificates of Crestar
      Common Stock issued in exchange therefor (i) the amount of dividends theretofore paid for such full shares of Crestar Common Stock as of any date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date the amount of dividends with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender. No interest shall be payable for such dividends upon surrender of outstanding certificates.

                 (d) At the Effective Time of the Merger, each share of Independent Common Stock held of record by Crestar shall be canceled, retired and cease to exist.

      2.3. No Fractional Shares. No certificates or scrip for fractional shares of Crestar Common Stock will be issued. In lieu thereof, Crestar will pay the value of such fractional shares in cash on the basis of the Average Closing Price.

      2.4. Assets. At the Effective Time of the Merger, the corporate existence of Independent shall be merged into and continued in Crestar Bank as the Surviving Bank. All rights, franchises and interests of Independent in and to any type of property and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer. The Surviving Bank without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Independent at the Effective Time of the Merger, which in any event shall include the vesting of such rights, franchises and interests in Crestar Bank without impairment or reversion to the fullest extent permitted in accordance with and as provided in Section 13.1-721 of the Virginia Stock Corporation Act
("VSCA").

      2.5. Liabilities. At the Effective Time of the Merger, the Surviving Bank shall be liable for all liabilities of Independent, as provided in Section 13.1-721 of the VSCA. All deposits, debts, liabilities and obligations of Independent, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts, or records of Independent shall be those of the Surviving Bank and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of Independent shall be preserved unimpaired.


                                     ARTICLE III
                           Representations and Warranties

      3.1. Representations and Warranties of Independent. Independent represents and warrants to Crestar and Crestar Bank as follows:

                 (a) Organization, Standing and Power. Independent is a banking corporation duly organized, validly existing and in good standing under the laws of Virginia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to perform this Agreement to effect the transactions contemplated thereby. Independent's deposits are insured by the Bank Insurance Fund of Federal Deposit Insurance Corporation (the "FDIC") to the maximum extent permitted by law. Independent has delivered to Crestar complete and correct copies of (i) its Articles of Incorporation and
      (ii) its By-laws.

                 (b) Capital Structure. The authorized capital stock of Independent consists of 5,000,000 shares of Independent Common Stock and no shares of preferred stock. On the date hereof, 1,020,000 shares of Independent Common Stock were outstanding. All of the outstanding shares of Independent Common Stock were validly issued, fully paid and nonassessable.

                 Independent knows of no person who beneficially owns 5% or more of the outstanding Independent Common Stock as of the date hereof, except as disclosed on Schedule A-1.

                 (c) Authority. Subject to the approval of this Agreement and the Plan of Merger by the shareholders of Independent as contemplated by Section 4.2, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and by the Plan of Merger have been duly and validly authorized by all necessary action on the part of Independent, and this Agreement is a valid and binding obligation of Independent, enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and by the Plan of Merger and compliance by Independent with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Articles of Incorporation or By-laws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Independent is a party, or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Independent or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws, and regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC and the Bureau of Financial Institutions of the Virginia State Corporation Commission ("SCC"), is required in connection with the execution and delivery by Independent of this Agreement or the consummation by Independent of the transactions contemplated hereby or by the Plan of Merger.

                 (d) Investments. All securities owned by Independent of record and beneficially are free and clear of all mortgages, liens, pledges, encumbrances or any other restriction, whether contractual or statutory, which would materially impair the right of Independent freely to dispose of any such security at any time, except as noted on Schedule A-1. Any securities owned of record by Independent in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer thereof have been noted on such Schedule A-1. There are no voting trusts or other agreements or undertakings binding on Independent with respect to the voting of such securities. With respect to all repurchase agreements pursuant to which Independent has sold securities, Independent has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Since May 31, 1994, there has been no significant deterioration in the quality of the portfolio of investment securities owned by Independent.

                 (e) Financial Statements. Schedule A-2 contains copies of the following financial statements of Independent (the "Independent Financial Statements"):

                       (i) Balance Sheets as of December 31, 1993, 1992 and 1991 (audited) and as of March 31, 1994 and March 31, 1993 (unaudited);

                       (ii) Statements of Operations for each of the years ended December 31, 1993, 1992, and 1991 (audited) and the three months ended March 31, 1994 and 1993 (unaudited);

                       (iii) Statements of Shareholders' Equity for each of
                 the years ended December 31, 1993, 1992 and 1991 (audited);
                 and

                       (iv) Statements of Cash Flows for each of the years ended December 31, 1993, 1992 and 1991 (audited).

      Such financial statements and the notes thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated unless otherwise noted in the Independent Financial Statements. Each of such balance sheets, together with the notes thereto, presents fairly as of its date the financial condition and assets and liabilities of Independent. The statements of operations, shareholders' equity and cash flows, together with the notes thereto, present fairly the results of operations, shareholders' equity and cash flows of Independent for the periods indicated.

                 (f) Absence of Undisclosed Liabilities. At March 31, 1994 and December 31, 1993, Independent had no material obligations or liabilities (contingent or otherwise) of any nature which were not reflected in the Independent Financial Statements as of such dates, or disclosed in the notes thereto, except for those which are disclosed in Schedules specifically referred to herein or which in the aggregate are immaterial.

                 (g) Tax Matters. Independent has filed or caused to be filed or (in the case of returns or reports not yet due) will file all tax returns and reports required to have been filed by or for it before the Effective Time of the Merger, and all information set forth in such returns or reports is or (in the case of such returns or reports not yet due) will be accurate and complete. Independent has paid or made adequate provision for or (with respect to returns or reports not yet filed) before the Effective Time of the Merger will pay or make adequate provision for all taxes, additions to tax, penalties, and interest for all periods covered by those returns or reports. Except as set forth on Schedule B, there are, and at the Effective Time of the Merger will be, no unpaid taxes, additions to tax, penalties, or interest due and payable by Independent or by any other person that are or could become a lien on any asset or otherwise adversely affect the business, property or financial condition of Independent. Independent has collected or withheld, or will collect or withhold before the Effective Time of the Merger, all amounts required to be collected or withheld by it for any taxes, and all such amounts have been, or before the Effective Time of the Merger will have been, paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due. Independent is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local laws, rules, and regulations, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. The balance sheets contained in the Independent Financial Statements fully and properly reflect, as of the dates thereof, the aggregate liabilities of Independent for all accrued taxes, additions to tax, penalties and interest. For periods ending after December 31, 1993, the books and records of Independent fully and properly reflect its liability for all accrued taxes, additions to tax, penalties and interest. Except as disclosed in Schedule B, Independent has not granted (nor is it subject to) any waiver of the period of limitations for the assessment of tax for any currently open taxable period, and no unpaid tax deficiency has been asserted against or with respect to Independent by any taxing authority. Independent has not made or entered into, nor does Independent hold any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former
      Section 168(f)(8) of the Code and the regulations thereunder.
      Schedule B describes all tax elections, consents and agreements affecting Independent. To the knowledge of Independent, no Independent shareholder is a "foreign person" for purposes of Section 1445 of the Code.

                 (h) Options, Warrants and Related Matters. There are no outstanding unexercised options, warrants, calls, commitments or agreements of any character to which Independent is a party or by which it is bound, calling for the issuance of securities of Independent or any security representing the right to purchase or otherwise receive any such security.

                 (i) Property. Independent owns (or enjoys use of under capital leases) all property reflected on the balance sheets included in the Independent Financial Statements as of March 31, 1994 and December 31, 1993 (except property sold or otherwise disposed of in the ordinary course of business). All property shown as being owned is owned free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in such Independent Financial Statements or the notes thereto, liens for current taxes not yet due and payable, any unfiled mechanics' liens and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or otherwise impair Independent's business operations. The leases relating to leased property are fairly reflected in such Independent Financial Statements.

                 All property and assets material to the business or operations of Independent are in substantially good operating condition and repair and such property and assets are adequate for the business and operations of Independent as currently conducted.

                 (j) Additional Schedules Furnished to Crestar. In addition to any Schedules furnished to Crestar pursuant to other provisions of this Agreement, Independent has furnished to Crestar the following Schedules which are correct and complete as of the date hereof:

                       (1)  Employees.  Schedule C lists as of the date hereof
                 (A) the names of and current annual salary rates for all present employees of Independent who received, respectively, $60,000 or more in aggregate compensation, whether in salary or otherwise, during the year ended December 31, 1993, or are presently scheduled to receive salary in excess of $60,000 during the year ending December 31, 1994, (B) the number of shares of Independent Common Stock owned beneficially by each director of Independent, and (C) the names of and the number of shares of Independent Common
                 Stock owned by each person who Independent has reason to believe beneficially owns 5% or more of the outstanding Independent Common Stock.

                       (2) Certain Contracts. Schedule D lists all notes, bonds, mortgages, indentures, licenses, lease agreements and other contracts and obligations to which Independent is a party as of the date hereof except for those entered into by Independent in the ordinary course of its banking and trust business consistent with its prior practice and that do not involve an amount greater than $25,000.

                       (3) Employment Contracts and Related Matters. Independent is not a party to any employment contract or severance arrangement not terminable at the option of Independent without liability. Except in all cases as set forth on Schedule E, Independent is not a party to (A) any retirement, profit sharing or pension plan or thrift plan or agreement or employee benefit plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA")), (B) any management or consulting agreement not terminable at the option of Independent without liability or
                 (C) any union or labor agreement.

                       (4) Real Estate. Schedule F describes, as of the date hereof, all interests in real property owned, leased or otherwise claimed by Independent, including Other Real
                 Estate Owned.

                       (5) Affiliates. Schedule G sets forth the names and number of shares of Independent Common Stock owned as of the date hereof beneficially or of record by any persons Independent considers to be affiliates of Independent ("Independent Affiliates") as that term is defined for purposes of Rule 145 under the 1933 Act.

                 (k) Agreements in Force and Effect. All contracts, agreements, plans, leases, policies and licenses referred to in any Schedule of Independent referred to herein are valid and in full force and effect, and Independent has not breached any material provision of, nor is in material default in any respect under the terms of, any such contract, agreement, lease, policy or license.

                 (l) Legal Proceedings; Compliance with Laws. Except as set forth in Schedule H, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the knowledge of Independent's management, threatened or probable of assertion against Independent. Except as set forth in Schedule H, Independent has complied in all material respects with any laws, ordinances, requirements, regulations or orders applicable to its business. Independent has all material licenses, permits, orders or approvals (collectively, the "Permits") of any federal, state, local or foreign governmental or regulatory body that are necessary for the conduct of its business; the Permits are in full force and effect; no violations are or have been recorded in respect of any Permits nor has Independent received notice of any violations; and no proceeding is pending or, to the knowledge of Independent, threatened to revoke or limit any Permit. Except as set forth in Schedule H, Independent has not entered into any agreements or written understandings during the last three years with the SCC, the FDIC or any other regulatory agency having authority over it. Independent is not subject to any judgment, order, writ, injunction or decree which materially adversely affects, or might reasonably be expected materially adversely to affect, the financial condition, results of operations, business or prospects of Independent.

                 (m)  Employee Benefit Plans.

                       (1) Schedule E includes a correct and complete list of, and Crestar has been furnished a true and correct copy of (A) all qualified pension and profit-sharing plans, all deferred compensation, consultant, severance, thrift, option, bonus and group insurance contracts and all other incentive, welfare and employee benefit plans, trust, annuity or other funding agreements, and all other agreements that are presently in effect, or have been approved prior to the date hereof, maintained for the benefit of employees or former employees of Independent or the dependents or beneficiaries of any employee or former employee of Independent, whether or not subject to ERISA (the "Employee Plans"), (B) the most recent actuarial and financial reports prepared or required to be prepared with respect to any Employee Plan and (C) the most recent annual reports filed with any governmental agency, the most recent favorable determination letter issued by the Internal Revenue Service, and any open requests for rulings or determination letters, that pertain to any such Employee Plan. Schedule E identifies each Employee Plan that is intended to be qualified under Section 401(a) of the Code and each such plan is qualified.

                       (2) Neither Independent nor any employee pension benefit plan (as defined in Section 3(2) of ERISA (a "Pension Plan")) maintained or previously maintained by it, has incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or to the Internal Revenue Service with respect to any Pension Plan. There is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made.

                       (3) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to Closing under the terms of each Employee Plan, ERISA, or a collective bargaining agreement, no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, exists with respect to any Pension Plan (including any Pension Plan previously maintained by Independent), and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Pension Plan.

                       (4) No Employee Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA). Independent has not incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA). Independent has not participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA).

                       (5)  All "employee benefit plans," as defined in
                 Section 3(3) of ERISA, that are maintained by Independent and all "employee benefit plans," as defined in Section 3(3) of ERISA that were previously maintained by Independent comply and have been administered in compliance in all material respects with ERISA and all other applicable legal requirements, including the terms of such plans, collective bargaining agreements and securities laws. Independent has no material liability under any such plan that is not reflected in the Independent Financial Statements.

                       (6) No prohibited transaction has occurred with respect to any Employee Plan that is an "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Independent or any "employee benefit plan" as defined in
                 Section 3(3) of ERISA that was previously maintained by Independent that would result, in material liability to Independent under ERISA or in the imposition of a material excise tax on Independent under Section 4975 of the Code.

                       (7) Schedule E identifies each Employee Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and which is funded. The funding under each such plan does not exceed the limitations under Section 419A(b) or 419A(c) of the Code. Independent is not subject to taxation on the income of any such plan or any such plan previously maintained by Independent.

                       (8) Schedule E identifies the method of funding (including any individual accounting) for all post-retirement medical or life insurance benefits provided by Independent for the employees of Independent. Schedule E also discloses the funded status of these Employee Plans.

                       (9) Schedule E identifies each corporate owned life insurance policy, including any key man insurance policy and policy insuring the life of any director or employee of Independent, and indicates for each such policy, the face amount of coverage, cash surrender value, if any, and annual premiums.

                       (10) No trade or business is, or has ever been, treated
                 as a single employer with Independent for employee benefit purposes under ERISA and the Code.

                 (n) Insurance. All policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of Independent are described on
      Schedule I and are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner deemed appropriate and sufficient by Independent. Independent is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Independent has not received notice of cancellation or non-renewal of any such policy or binder. Independent has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance. Independent has no knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. Independent has not received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                 (o) Loan Portfolio. Each loan outstanding on the books of Independent is in all respects what it purports to be, was made in the ordinary course of business, was not known to be uncollectible at the time it was made, accrues interest in accordance with the terms of the loan (except for loans shown in the Independent Financial Statements as non-accrual loans), and was made in accordance with Independent's standard loan policies. The records of Independent regarding all loans outstanding and Other Real Estate Owned by Independent on its books are accurate in all material respects and the risk classifications assigned by Independent for the loans outstanding are, in the best judgment of the management of Independent, appropriate. The reserves for possible loan losses on the outstanding loans of Independent, as reflected in the Independent Financial Statements, have been established in accordance with generally accepted accounting principles and with the requirements of the SCC and the FDIC and in the best judgment of the management of Independent are adequate to absorb all known and anticipated loan losses in the loan portfolio of Independent. Except as identified on Schedule J, no loan in excess of $50,000 has been classified by examiners (regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", or words of similar import. The Other Real Estate Owned included in any nonperforming asset of Independent is carried net of reserves at the lower of cost or fair market value based on independent appraisals that comply with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and Uniform Standards of Professional Appraisal Practice. To the best knowledge of the management of Independent, each loan reflected as an asset on the Independent Financial Statements is the legal, valid and binding obligation of the obligor and any guarantor, and except as to loans subject to collection actions (which in the aggregate do not exceed $250,000) no defense, offset or counterclaim has been asserted with respect to any such loan).

                 (p) Absence of Changes. Since May 31, 1994 as to its investment securities portfolio and since December 31, 1993 as to its other assets, there has not been any material adverse change in the aggregate assets or liabilities, earnings or business of Independent. Since December 31, 1993 the business of Independent has been conducted only in the ordinary course.

                 (q) Brokers and Finders. Neither Independent nor its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein except for the engagement of Baxter Fentriss and Company, whose fee for its engagement shall not exceed $160,000.

                 (r) Subsidiaries, Partnerships and Joint Ventures. Independent has no subsidiaries and is not a party to any joint venture agreement or partnership.

                 (s) Reports. Since January 1, 1989, Independent has filed all material reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the SCC and (iii) any other governmental or regulatory authority or agency having jurisdiction over its operations. No such report or statement, or any amendments thereto, contains any statement which, at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements contained therein not false or misleading.

                 (t) Environmental Matters. For purposes of this subsection, the following terms shall have the indicated meaning:

                 "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "Environmental Law" includes without limitation
      (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.
      Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C.
      Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                 "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

                 "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by Independent, including those properties serving as collateral for any loans made by Independent or for which Independent serves in a trust relationship.

                 Except as disclosed in Schedule K, to the knowledge of Independent after inquiry of Independent's loan officers,

                       (i) Independent has not been or is not in violation of or liable under any Environmental Law;

                       (ii) none of the Loan Portfolio Properties and Other Properties Owned by Independent has been or is in violation of or liable under any Environmental Law; and

                       (iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by Independent under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

                 (u) Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Independent at any time to Crestar, in connection with this Agreement, when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Independent to Crestar is or will be a true and complete copy of such document, unmodified except by another document delivered by Independent to Crestar.

                 (v) Subject to the limitations imposed by federal and state banking laws and except as disclosed in the Independent Financial Statements, there are no restrictions precluding Independent from paying dividends when, as and if declared by its board of directors.


      3.2. Representations and Warranties of Crestar and Crestar Bank. Crestar and Crestar Bank represent and warrant to Independent as follows:

                 (a) Organization, Standing and Power. Crestar is a corporation duly organized, validly existing and in good standing under the laws of Virginia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                 (b) Capital Structure. The authorized capital stock of Crestar consists of 100,000,000 shares of Common Stock, of which 37,482,661 shares were issued and outstanding as of March 31, 1994, and 2,000 shares of Preferred Stock of which none were issued and outstanding as of March 31, 1994. All of such issued and outstanding shares of Crestar Common were validly issued, fully paid and nonassessable at such date.

                 (c) Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Crestar; and this Agreement is a valid and binding obligation of Crestar, enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Crestar with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Articles of Incorporation or By-laws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Crestar is a party, or by which it or any of its properties or assets may be bound or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Crestar or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws, rules of the NYSE and regulations of the Federal Reserve Board, the FDIC and the SCC is required in connection with the execution and delivery by Crestar of this Agreement or the consummation by Crestar of the transactions contemplated hereby or by the Plan of Merger.

                 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Plan of Merger have been duly and validly authorized by all necessary action on the part of Crestar Bank, and this Agreement is a valid and binding obligation of Crestar Bank, enforceable in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and by the Plan of Merger and compliance by Crestar Bank with any of the provisions hereof or thereof will not (i) conflict with or result in a breach of any provision of its Articles of Incorporation or By-laws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Crestar Bank is a party, or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Crestar Bank or any of its properties or assets. No consent or approval by any government authority, other than compliance with applicable federal and state securities and banking laws, and regulations of the Federal Reserve Board, the FDIC and the SCC, is required in connection with the execution and delivery by Crestar Bank of this Agreement or the consummation by Crestar Bank of the transactions contemplated hereby or by the Plan of Merger.

                 (d) Financial Statements. Crestar has on or prior to the date hereof delivered to Independent copies of the following consolidated financial statements of Crestar (the "Crestar Financial Statements"):

                       (i) Consolidated Balance Sheets as of December 31, 1993 and 1992 (audited) and as of March 31, 1994 and 1993 (unaudited);

                     (ii) Consolidated Income Statements for each of the years ended December 31, 1993, 1992, and 1991 (audited) and the three months ended March 31, 1994 and 1993 (unaudited);

                    (iii)   Consolidated Statements of Changes in
                 Shareholders' Equity for each of the years ended December 31, 1993, 1992 and 1991 (audited) and the three months ended March 31, 1994 and 1993 (unaudited); and

                     (iv) Consolidated Statements of Cash Flows for each of the years ended December 31, 1993, 1992 and 1991 (audited) and the three months ended March 31, 1994 and 1993 (unaudited).

      Such consolidated financial statements and the notes thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated unless otherwise noted in the Crestar Financial Statements. Each of such consolidated balance sheets, together with the notes thereto, presents fairly as of its date the financial condition and assets and liabilities of Crestar. The consolidated income statements, statements of changes in shareholders' equity and statements of cash flows, together with the notes thereto, present fairly the results of operations, shareholders' equity and cash flows of Crestar for the periods indicated.

                 (e) Absence of Undisclosed Liabilities. At March 31, 1994 and December 31, 1993, Crestar and its consolidated subsidiaries had no material obligations or liabilities, (contingent or otherwise) of any nature which were not reflected in the Crestar Financial Statement as of such dates, or disclosed in the notes thereto, except for those which are disclosed in Schedules specifically referred to herein or which in the aggregate are immaterial.

                 (f) Absence of Changes. Since March 31, 1994 there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, earnings or business of Crestar. Since March 31, 1994 the business of Crestar has been conducted only in the ordinary course.

                 (g) Brokers and Finders. Neither Crestar, Crestar Bank nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

                 (h) Subsidiaries. Crestar's first-tier subsidiaries are Crestar Bank, Crestar Bank N.A., Crestar Bank MD, Crestar Insurance Agency, Inc., and Crestar Securities Corporation. Such corporations are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all requisite corporate power and authority to own, lease and operate their properties and to carry on their business as now being conducted in all material respects.

                 (i) Tax Matters. Each of Crestar, Crestar Bank, and all other corporations that are members of the same "affiliated group," as defined in Section 1504(a)(1) of the Code, as Crestar (collectively, the "Crestar Group") has filed or caused to be filed or (in the case of returns or reports not yet due) will file all tax returns and reports required to have been filed by or for it before the Effective Time of the Merger. Each member of the Crestar Group has paid or made adequate provision for or (with respect to returns or reports not yet filed) before the Effective Time of the Merger will pay or make adequate provision for all taxes, additions to tax, penalties, and interest for all periods covered by those returns or reports. The balance sheets contained in the Crestar Financial Statements fully and properly reflect, as of the dates thereof, the aggregate liabilities of the members of the Crestar Group for all accrued taxes, additions to tax, penalties and interest. For periods ending after March 31, 1994, the books and records of each member of the Crestar Group fully and properly reflect its liability for all accrued taxes, additions to tax, penalties and interest. Except as disclosed in Schedule L, no member of the Crestar Group has granted (nor is it subject to) any waiver of the period of limitations for the assessment of tax for any currently open taxable period, and no unpaid tax deficiency has been asserted against or with respect to any member of the Crestar Group by any taxing authority.

                 (j) Property. Crestar and Crestar Bank own (or enjoy use of under capital leases) all property reflected on the balance sheets included in the Crestar Financial Statements as of March 31, 1994 and December 31, 1993 as being owned by them (except property sold or otherwise disposed of in the ordinary course of business). All property shown as being owned is owned free and clear of mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in such Crestar Financial Statements or the notes thereto, liens for current taxes not yet due and payable, any unfiled mechanic's liens and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or otherwise would materially impair Crestar's consolidated business operations. The leases relating to leased property are fairly reflected in such Crestar Financial Statements.

                 All property and assets material to the business or operations of Crestar and Crestar Bank are in substantially good operating condition and repair.

                 (k) Agreements in Force and Effect. All material contracts, agreements, plans, leases, policies and licenses of Crestar and Crestar Bank are valid and in full force and effect; and Crestar and Crestar Bank have not breached any material provision of, nor are in default in any material respect under the terms of, any such contract, agreement, lease, policy or license, the effect of which breach or default would have a material adverse effect upon Crestar and its subsidiaries taken as a whole.

                 (l) Legal Proceedings; Compliance with Laws. There is no legal, administrative, arbitration or other proceeding or governmental investigation pending, or, to the knowledge of Crestar's and Crestar Bank's management, threatened or probable of assertion which, if decided adversely, would have a material adverse effect on the financial condition, results of operations, business or prospects of Crestar on a consolidated basis. Crestar and Crestar Bank have complied with any laws, ordinances, requirements, regulations or orders applicable to their respective businesses, except where noncompliance would not have a material adverse effect on the financial condition, results of operations, business or prospects of Crestar on a consolidated basis. Crestar and Crestar Bank have all licenses, permits, orders or approvals of any federal, state, local or foreign governmental or regulatory body that are necessary for the conduct of the respective businesses of Crestar and Crestar Bank and the absence of which would have a material adverse effect on the financial condition, results of operations, business or prospects of Crestar on a consolidated basis; the Permits are in full force and effect; neither Crestar nor Crestar Bank is aware of any material violations that are or have been recorded in respect of any Permit nor has Crestar or Crestar Bank received notice of any violations; and no proceeding is pending or, to the knowledge of Crestar or Crestar Bank, threatened to revoke or limit any Permit. Neither Crestar nor Crestar Bank is subject to any judgment, order, writ, injunction or decree which materially adversely affects, or might reasonably be expected to materially adversely affect, the financial condition, results of operations, business or prospects of Crestar on a consolidated basis.

                 (m)  Employee Benefit Plans.

                       (1) Neither Crestar nor any of its subsidiaries, nor any employee benefit pension plan (as defined in Section 3(2) of ERISA (a "Pension Plan")) maintained by it, has incurred any material liability to the PBGC or to the Internal Revenue Service with respect to any Pension Plan, deferred compensation, consultant, severance, thrift, option, bonus and group insurance contract or any other incentive, welfare and employee benefit plan and agreement presently in effect, or approved prior to the date hereof, for the benefit of employees or former employees of Crestar and its subsidiaries or the dependents or beneficiaries of any employee or former employee of Crestar or any subsidiary (the "Crestar Employee Plans"). There is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made.

                       (2) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the Closing Date under the terms of each Crestar Employee Plan, ERISA, or a collective bargaining agreement, and no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, exists with respect to any Pension Plan.

                       (3) No Crestar Employee Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA). Neither Crestar nor Crestar Bank has incurred any material liability under
                 Section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA). Neither Crestar nor Crestar Bank has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA).

                       (4)  All "employee benefit plans," as defined in
                 Section 3(3) of ERISA, that are maintained by Crestar comply and have been administered in compliance in all material respects with ERISA and all other applicable legal requirements, including the terms of such plans, collective bargaining agreements and securities laws. Neither Crestar nor Crestar Bank has any material liability under any such plan that is not reflected in the Crestar Financial Statements.

                       (5) No prohibited transaction has occurred with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Crestar or Crestar Bank that would result, directly or indirectly, in material liability to Crestar or Crestar Bank under ERISA or in the imposition of a material excise tax on Crestar or Crestar Bank under Section 4975 of the Code.

                 (n) Disclosure. Except to the extent of any subsequent correction or supplement with respect thereto furnished prior to the date hereof, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Crestar at any time to Independent, in connection with this Agreement when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Crestar to Independent is or will be a true and complete copy of such document, unmodified except by another document delivered by Crestar to Independent.


                                     ARTICLE IV
                          Conduct and Transactions Prior to
                            Effective Time of the Merger

      4.1. Access to Records and Properties of Crestar, Crestar Bank and Independent; Confidentiality. Between the date of this Agreement and the Effective Time of the Merger, each of Crestar and Crestar Bank on the one hand, and Independent on the other, agree to give to the other reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the representations and warranties set forth herein and determining that there has been no material adverse change in the quality of Independent's securities portfolio since May 31, 1994 and Independent's loan portfolio since December 31, 1993, preparing the Registration Statement (as defined in Section 4.2) and applicable regulatory filings (as set forth in Section 4.6), and preparing financial statements of Independent as of a date prior to the Effective Time of the Merger in order to facilitate Crestar in performance of its post-Closing Date financial reporting requirements; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other. Crestar and Independent shall each maintain the confidentiality of all confidential information furnished to it by the other party hereto concerning the business, operations, and financial condition of the party furnishing such information, and shall not use any such information except in furtherance of the Merger. If this Agreement is terminated, each party hereto shall promptly return all documents and copies of, and all workpapers containing, confidential information received from the other party hereto. The obligations of confidentiality under this Section 4.1 shall survive any such termination of this Agreement and shall remain in effect, except to the extent that (a) one party shall have directly or indirectly acquired the assets and business of the other party; (b) as to any particular confidential information with respect to one party, such information (i) shall become generally available to the public other than as a result of an unauthorized disclosure by the other party or (ii) was available to the other party on a nonconfidential basis prior to its disclosure by the first party; or (c) disclosure by any party is required by subpoena or order of a court of competent jurisdiction or by order of a regulatory authority of competent jurisdiction.

      4.2. Registration Statement, Proxy Statement, Shareholder Approval. Independent will duly call and will hold a meeting of its shareholders as soon as practicable for the purpose of approving the Merger and will comply fully with the provisions of the VSCA, the 1933 Act and the 1934 Act and the rules and regulations of the Securities and Exchange Commission (the "SEC") under such acts to the extent applicable, and the Articles of Incorporation and By-laws of Independent relating to the call and holding of a meeting of shareholders for such purpose. Subject to action taken by its Board of Directors pursuant to or as a result of the exception clause to the first sentence of Section 4.4 hereof, the Board of Directors of Independent will recommend to and encourage shareholders that they vote in favor of the Merger. Crestar and Independent will jointly prepare the proxy statement-prospectus to be used in connection with such meeting (the "Proxy Statement-Prospectus") and Crestar will prepare and file with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), of which such Proxy Statement-Prospectus shall be a part, and use its best efforts promptly to have the Registration Statement declared effective. In connection with the foregoing, Crestar will comply with the requirements of the 1933 Act, the 1934 Act, the NYSE and the rules and regulations of the SEC under such acts with respect to the offering and sale of Crestar Common Stock in connection with the Merger and with all applicable state Blue Sky and securities laws. The notices of such meetings and the Proxy Statement-Prospectus shall not be mailed to Independent shareholders until the Registration Statement shall have become effective under the 1933 Act. Independent covenants that none of the information supplied by Independent and Crestar covenants that none of the information supplied by Crestar in the Proxy Statement-Prospectus will, at the time of the mailing of the Proxy Statement-Prospectus to Independent shareholders, contain any untrue statement of a material fact nor will any such information omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; and at all times subsequent to the time of the mailing of the Proxy Statement-Prospectus, up to and including the date of the meeting of Independent shareholders to which the Proxy Statement-Prospectus relates, none of such information in the Proxy Statement-Prospectus, as amended or supplemented, will contain an untrue statement of a material fact or omit any material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

      Crestar, as the sole shareholder of Crestar Bank, hereby approves this Agreement and the Plan of Merger.

      4.3. Operation of the Business of Independent. Independent agrees that from December 31, 1993 to the Effective Time of the Merger, it has operated, and it will operate, its business substantially as presently operated and only in the ordinary course and in general conformity with applicable laws and regulations, and, consistent with such operation, it will use its best efforts to preserve intact its present business organizations and its relationships with persons having business dealings with it. Without limiting the generality of the foregoing, Independent agrees that it will not, without the prior written consent of Crestar,
(i) make any change in the salaries, bonuses or title of any officer;
(ii) make any change in the title, salaries or bonuses of any other employee, other than those permitted by current employment policies in the ordinary course of business, any of which changes shall be reported promptly to Crestar; (iii) enter into any bonus, incentive compensation, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement or increase benefits under existing plans; (iv) create or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness except in the ordinary course of business; (v) amend its Articles of Incorporation or By-laws; (vi) issue or contract to issue any shares of Independent capital stock or securities exchangeable for or convertible into capital stock; (vii) purchase any shares of Independent capital stock; (viii) enter into or assume any material contract or obligation, except in the ordinary course of business; (ix) waive, release, compromise or assign any right or claim of substantial value; (x) propose or take any other action which would make any representation or warranty in
Section 3.1 hereof untrue; (xi) introduce any new products or services or change the rate of interest on any deposit instrument to above-market interest rates; (xii) make any change in policies respecting extensions of credit or loan charge-offs; (xiii) change reserve requirement policies;
(xiv) change securities portfolio policies; (xv) acquire a policy or enter into any new agreement, amendment or endorsement or make any changes relating to insurance coverage, including coverage for its directors and officers, which would result in an additional annual payment obligation of $50,000 or more; (xvi) propose or take any action with respect to the closing of any branches; or (xvii) make any change in any tax election or accounting method or system of internal accounting controls, except as may be appropriate to conform to any change in regulatory accounting requirements or generally accepted accounting principles. Independent further agrees that, between the date of this Agreement and the Effective Time of the Merger, it will consult and cooperate with Crestar regarding
(i) loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures, including notice to Crestar's Credit Review Department Management of any new nonresidential loans in excess of $150,000, and (ii) securities portfolio and funds management, including management of interest rate risk.

      4.4. No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither Independent nor any of its executive officers, directors, representatives, agents or affiliates shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations (with any person other than Crestar) concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving Independent or (except as required in the Proxy-Statement Prospectus or otherwise required by law) disclose, directly or indirectly, any information not customarily disclosed to the public concerning Independent, afford to any other person access to the properties, books or records of Independent or otherwise assist any person preparing to make or who has made such an offer, or enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of significant amount of assets, except in a situation in which a majority of the full Board of Directors of Independent has determined in good faith, upon advice of counsel, that such Board has a fiduciary duty to consider and respond to a bona fide proposal by a third party (which proposal was not directly or indirectly solicited by Independent or any of its officers, directors, representatives, agents or affiliates) and provides written notice of its intention to consider such proposal and the material terms thereof to Crestar at least three business days before responding to the proposal. Independent will promptly communicate to Crestar the terms of any proposal which it may receive in respect to any of the foregoing transactions.

      4.5. Dividends. Independent agrees that since March 31, 1994 and prior to the Effective Time of the Merger it will not declare or pay any dividends other than cash dividends, which shall not exceed $0.05 per share per quarter; provided that Independent's earnings shall, in the reasonable judgment of Independent management after consultation with Crestar, be sufficient to support any such dividend; and further provided that, following the date of this Agreement, the record date for each Independent dividend shall be the same as Crestar's record date for its dividend for the same quarter for which the Independent dividend is paid with the result that, if the Independent Board of Directors declares a dividend, shareholders of Independent will be entitled to receive either an Independent cash dividend or Crestar regular cash dividend for the fiscal quarter for which the dividend is declared.

      4.6. Regulatory Filings; Best Efforts. Crestar and Independent shall jointly prepare all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the Federal Reserve Board and the SCC as soon as practicable after the date hereof. Crestar and Independent shall use their commercially reasonable best efforts to obtain approvals of such filings. Subject to action taken by the Board of Directors of Independent pursuant to or as a result of the exception clause to the first sentence of Section 4.4 hereof, each of Crestar, Crestar Bank and Independent shall use its commercially reasonable best efforts in good faith, and each of them shall cause its subsidiaries to use their commercially reasonable best efforts in good faith, to take all such action as may be necessary or appropriate in order to effect the Merger.

      4.7. Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger and except as may be required by law, shall not issue any press release or make any such public statement prior to such consultations and approval of the other party, which approval shall not be unreasonably withheld.

      4.8. Operating Synergies; Conformance to Reserve Policies, Etc. Between the date hereof and the Effective Time of the Merger, Independent's management will work with Crestar Bank to achieve appropriate operating efficiencies following the Closing Date. Customer notification and direct contact with Independent's deposit customers by Crestar Bank will commence 30 days prior to the Closing Date. At the request of Crestar Bank and upon receipt by Independent of written confirmation from Crestar and Crestar Bank that (i) all regulatory approvals have been obtained, (ii) they have no knowledge of any circumstances allowing them to terminate this Agreement under Article VII, and (iii) there are no conditions to the obligations of Crestar and Crestar Bank under this Agreement set forth in Article V, which they believe will not be fulfilled so as to permit them to consummate the Merger and the other transactions contemplated hereby, on the day prior to the Effective Time of the Merger, Independent shall establish such additional accruals, reserves and charge-offs, through appropriate entries in its accounting books and records, as may be necessary to conform Independent's accounting and credit loss reserve practices and methods to those of Crestar Bank (as such practices and methods are to be applied from and after the Effective Time of the Merger) and to Crestar Bank's plans with respect to the conduct of the business of Independent following the Merger and the costs and expenses relating to the consummation by Independent of the Merger and the other transactions contemplated hereby. Any such change in Independent's practices and methods agreed to by Independent prior to the Effective Time of the Merger, and any effects thereof, including any such accruals, reserves and charge-offs, shall not be deemed to cause any representation, warranty or covenant of Independent to be untrue and inaccurate as of the Effective Time of the Merger or any other date.

      4.9. Crestar Rights Agreement. Crestar agrees that any rights issued pursuant to the Rights Agreement adopted by it in 1989 shall be issued with respect to each share of Crestar Common Stock issued pursuant to the terms hereof and the Plan of Merger, regardless of whether there has occurred a Distribution Date under the terms of such Rights Agreement prior to the Effective Time of the Merger.

      4.10. Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of Crestar and Independent agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using reasonable effort to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated herein. Each of Crestar and Independent shall use its commercially reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

      4.11. Adverse Changes in Condition. Crestar and Independent each agrees to give written notice promptly to the other concerning any material adverse change in its condition (financial or other) from the date of this Agreement until the Effective Time of the Merger that might adversely affect the consummation of the transactions contemplated hereby or upon becoming aware of the occurrence or impending occurrence of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Each of Crestar and Independent shall use its commercially reasonable best efforts to prevent or promptly to remedy the same.

      4.12. NYSE Listing. If the shares of Crestar Common Stock to be issued in the Merger are not repurchased on the open market, Crestar will file with the NYSE a Supplemental Listing Application for the shares of Crestar Common Stock to be issued in the Merger and use its best efforts to have such shares approved for listing on the NYSE prior to the Effective Time of the Merger.

      4.13. Updating of Schedules. Independent shall notify Crestar, and Crestar shall notify Independent, of any changes, additions or events which may cause any material change in or material addition to any Schedules delivered by it under this Agreement, promptly after the occurrence of same by delivery of updates of all Schedules, which shall include all updated Independent Financial Statements as are prepared by Independent in the ordinary course of its business. At the Closing Date, Independent shall notify Crestar, and Crestar shall notify Independent, of any changes, additions or events which may cause any change in or addition to any Schedules delivered by it under this Agreement by delivery of updates of all Schedules. No notification made on or before the Closing Date pursuant to this Section 4.13 shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Schedule unless Crestar or Independent, as the case may be, specifically agree thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Independent on the one hand, or Crestar or Crestar Bank, on the other hand, of any condition set forth in this Agreement.


                                      ARTICLE V
                                Conditions of Merger

      5.1. Conditions of Obligations of Crestar and Crestar Bank. The obligations of Crestar and Crestar Bank to consummate the Merger in accordance with this Agreement are subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions unless waived by Crestar and Crestar Bank.

                 (a) Representations and Warranties; Performance of Obligations; No Adverse Change. The representations and warranties of Independent set forth in Section 3.l hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); Independent shall have performed all obligations required to be performed by it under this Agreement prior to the Effective Time of the Merger; there shall have occurred no material adverse change in the condition (financial or otherwise) of Independent from May 31, 1994 with respect to Independent's investment securities portfolio, or from December 31, 1993 with respect to Independent's other assets to the Effective Time of the Merger (exclusive of actions taken by Independent at Crestar's request pursuant to Section 4.8 hereof); and Crestar and Crestar Bank shall have received a certificate signed by the Chief Executive Officer and by the Chief Financial Officer of Independent, which may be to their best knowledge after due inquiry, to such effects.

                 (b) Authorization of Merger. All action necessary to authorize the execution, delivery and performance of this Agreement by Independent and the consummation of the transactions contemplated herein (including the shareholder action referred to in Section 4.2) shall have been duly and validly taken by the Board of Directors of Independent and by the shareholders of Independent and Independent shall have full power and right to merge on the terms provided herein.

                 (c) Opinion of Counsel. Crestar and Crestar Bank shall have received an opinion of Davis, Graham & Stubbs, counsel to Independent, dated the Closing Date and satisfactory in form and substance to counsel to Crestar and Crestar Bank, substantially in the form attached hereto as Exhibit B.

                 (d) The Registration Statement. The Registration Statement shall be effective under the 1933 Act and shall not be subject to a stop order or threatened stop order by the SEC or any state securities authority.

                 (e) Tax Opinion. Crestar and Crestar Bank shall have received, in form and substance satisfactory to them, an opinion of Hunton & Williams to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" under Section 368(a) of the Code, and no taxable gain will be recognized by Crestar, Crestar Bank or Independent in the Merger (i) upon the transfer of Independent's assets to Crestar Bank in exchange for Crestar Common Stock, cash and the assumption of Independent's liabilities (but Independent or Crestar Bank may be required to include certain amounts in income as a result of the termination of any bad-debt reserve maintained by Independent for federal income tax purposes and other possible required changes in tax accounting methods) or (ii) upon the distribution of such Crestar Common Stock and cash to Independent shareholders.

                 (f) Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit Crestar and Crestar Bank to consummate the Merger and to issue Crestar Common Stock to Independent shareholders shall have been received and shall have contained no conditions deemed in good faith to be materially disadvantageous by Crestar.

                 (g) Affiliate Letters. Within 60 days of the date hereof, each shareholder of Independent who is an Independent Affiliate shall have executed and delivered a commitment and undertaking in the form of Exhibit E to the effect that (1) such shareholder will dispose of the shares of Crestar Stock received by him in connection with the Merger only in accordance with the provisions of paragraph (d) of Rule 145 under the 1933 Act; (2) such shareholder will not dispose of any of such shares until Crestar has received, at its expense, an opinion of counsel acceptable to it that such proposed disposition will not violate the provisions of any applicable securities laws; and (3) the certificates representing said shares may bear a legend referring to the foregoing restrictions.

                 (h) Title Matters. Crestar shall have received evidence satisfactory to it as to the accuracy of the representations made by Independent in Section 3.1(i).

                 (i) Accruals for Loan Loss Reserves and Expenses; Tax/Bad Debt Reserve. Independent shall have cooperated with Crestar Bank to make no later than the time provided for in Section 4.8 hereof, appropriate accruals for loan loss reserves and expenses, and, when indicated, charge-offs. Any such accruals for reserves for loan losses or expenses, or charge-offs, shall not be deemed to cause any representations, warranty or covenant of Independent not to be true and accurate as of the Effective Time of the Merger or as of any other time.

                 (j) Acceptance by Crestar and Crestar Bank Counsel. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to counsel for Crestar and Crestar Bank.

      5.2. Conditions of Obligations of Independent. The obligations of Independent to consummate the Merger in accordance with this Agreement are subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions unless waived by Independent:

                 (a) Representations and Warranties; Performance of Obligations; No Adverse Change. The representations and warranties of Crestar and Crestar Bank set forth in Section 3.2 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); Crestar and Crestar Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Effective Time of the Merger; there shall have occurred no material adverse change in the condition (financial or otherwise), assets, liabilities, properties, business or prospects of Crestar or Crestar Bank from March 31, 1994 to the Effective Time of the Merger; and Independent shall have received a certificate signed by the Chief Executive Officer and by the Chief Financial Officer of Crestar and Crestar Bank, which may be to their best knowledge after due inquiry, to such effects.

                 (b) Authorization of Merger. All action necessary to authorize the execution, delivery and performance of this Agreement by Crestar and Crestar Bank and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of Crestar and Crestar Bank and the shareholders of Independent and Crestar Bank and Independent shall have full power and right to merge on the terms provided herein.

                 (c) Opinion of Counsel. Independent shall have received an opinion of Hunton & Williams, counsel to Crestar and Crestar Bank, dated the Closing Date and satisfactory in form and substance to counsel to Independent, substantially in the form attached hereto as Exhibit C.

                 (d) The Registration Statement. The Registration Statement shall be effective under the 1933 Act and shall not be subject to a stop order or threatened stop order by the SEC or any state securities authority.

                 (e) Regulatory Approvals. All required approvals from federal and state regulatory authorities having jurisdiction to permit Independent to consummate the Merger and to permit Crestar to issue Crestar Common Stock to Independent shareholders shall have been received.

                 (f) Tax Opinion. Crestar, Crestar Bank and Independent shall have received, in form and substance reasonably satisfactory to them, an opinion of Hunton & Williams to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" under Section 368(a) of the Code; no taxable gain will be recognized by Crestar, Crestar Bank or Independent in the Merger (i) upon the transfer of Independent's assets to Crestar in exchange for Crestar Common Stock, cash and the assumption of Independent's liabilities (but Independent or Crestar Bank may be required to include certain amounts in income as a result of the termination of any bad-debt reserve maintained by Independent for federal income tax purposes and other possible required changes in tax accounting methods) or
      (ii) upon the distribution of such Crestar Common Stock and cash to Independent shareholders; no taxable gain will be recognized by an Independent shareholder on the exchange by such shareholder of shares of Independent Common Stock solely for shares of Crestar Common Stock (including any fractional share interest) in the Merger; an Independent shareholder who receives cash and shares of Crestar Common Stock (including any fractional share interest) for shares of Independent Common Stock in the Merger pursuant to the cash election will recognize any gain realized (including any gain treated as a dividend) up to the amount of cash received (excluding cash in lieu of a fractional share of Crestar Common Stock), but will not recognize any loss; an Independent shareholder's basis in Crestar Common Stock (including any fractional share interest) received in the Merger will be the same as the shareholder's basis in the Independent Common Stock surrendered in exchange therefor, decreased by the amount of any cash received (excluding cash in lieu of a fractional share of Crestar Common Stock) and increased by the amount of any gain recognized (including any gain treated as a dividend) by the shareholder; the holding period of such Crestar Common Stock (including any fractional share interest) for an Independent shareholder will include the holding period of the Independent Common Stock surrendered in exchange therefor, if such Independent Common Stock is held as a capital asset by the shareholder at the Effective Time of the Merger; and an Independent shareholder who receives cash in lieu of a fractional share of Crestar Common Stock will recognize gain or loss equal to any difference between the amount of cash received and the shareholder's basis in the fractional share interest.

                 (g) Fairness Opinion. Independent shall have received an opinion from Baxter Fentriss and Company that the consideration to be paid to shareholders of Independent pursuant to Section 2.1 is fair from a financial point of view to the shareholders of Independent and such opinion shall not have been rescinded or modified in any way between the date it is issued and the Effective Time of the Merger.

                 (h) NYSE Listing. If the shares of Crestar Common Stock to be issued in the Merger are not repurchased on the open market, such shares to be issued in the Merger shall have been approved for listing, upon notice of issuance, on the NYSE.

                 (i) Acceptance by Independent's Counsel. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be acceptable to counsel for Independent.


                                     ARTICLE VI
                            Closing Date; Effective Time

      6.1. Closing Date. Unless another date or place is agreed to in writing by the parties, the closing of the transactions contemplated in this Agreement shall take place at the offices of Crestar, 919 East Main Street, Richmond, Virginia, at 10:00 o'clock A.M., local time, on such date as Crestar shall designate to Independent at least 10 days prior to the designated Closing Date and as reasonably acceptable to Independent; provided, that the date so designated shall not be earlier than 30 days after Federal Reserve Board approval, and no later than March 31, 1995 (the "Closing Date").

      6.2. Filings at Closing. Subject to the provisions of Article V, on the Closing Date, Crestar shall cause Articles of Merger relating to the Plan of Merger to be filed in accordance with the VSCA, and each of Crestar and Independent shall take any and all lawful actions to cause the Merger to become effective.

      6.3. Effective Time. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Merger shall become effective on the day after the Closing Date (the "Effective Date") and before the opening of business on the Effective Date as provided in the Articles of Merger filed with the Virginia State Corporation Commission are made effective (the "Effective Time of the Merger").


                                     ARTICLE VII
                      Termination; Survival of Representations,
                   Warranties and Covenants; Waiver and Amendment

      7.1. Termination. This Agreement shall be terminated, and the Merger abandoned, if the shareholders of Independent shall not have given the approval required by Section 4.2. Notwithstanding such approval by such shareholders, this Agreement may be terminated at any time prior to the Effective Time of the Merger, by:

                 (a) The mutual consent of Crestar, Crestar Bank and Independent, as expressed by their respective Boards of Directors;

                 (b) Either Crestar or Crestar Bank on the one hand or Independent on the other hand, as expressed by their respective Boards of Directors, after March 31, 1995;

                 (c) By Crestar and Crestar Bank in writing authorized by its respective Board of Directors if Independent has, or by Independent in writing authorized by its Board of Directors, if Crestar or Crestar Bank has, in any material respect, breached (i) any covenant or agreement contained herein, or (ii) any representation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date; provided that it is understood and agreed that any party may terminate this Agreement on the basis of any such material breach of any representation or warranty contained herein notwithstanding any qualification therein relating to the knowledge of the other party;

                 (d) Either Crestar or Crestar Bank on the one hand or Independent on the other hand, as expressed by their respective Boards of Directors, in the event that any of the conditions precedent to the obligations of such parties to consummate the Merger have not been satisfied or fulfilled or waived by the party entitled to so waive on or before the Closing Date, provided that no party shall be entitled to terminate this Agreement pursuant to this subparagraph (d) if the condition precedent or conditions precedent which provide the basis for termination can reasonably be and are satisfied within a reasonable period of time, in which case, the Closing Date shall be appropriately postponed but not beyond March 31, 1995;

                 (e) (A) Crestar and Crestar Bank, or by Independent, if the Boards of Directors of Crestar and Crestar Bank, or the Board of Directors of Independent shall have determined in their sole discretion, exercised in good faith, that the Merger, has become inadvisable or impracticable by reason of the threat or the institution of any litigation, proceeding or investigation to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain other relief in connection with this Agreement, or (B) Crestar and Crestar Bank, if the Boards of Directors of Crestar and Crestar shall have determined in their sole discretion exercised in good faith, that the Merger has been deemed inadvisable or impractical by reason of commencement of a competing offer for Independent Common Stock which is significantly better than Crestar's offer, and which Crestar certifies to Independent, in writing, it is unwilling to meet;

                 (f) Crestar, Crestar Bank or Independent, if the Federal Reserve Board, or the SCC deny approval of the Merger and the time period for all appeals or requests for reconsideration has run;

                 (g) Crestar, following Crestar's due diligence audit of Independent, which audit shall be conducted reasonably, if such due diligence audit reveals that (i) Independent has unrecorded or unfunded liabilities or employee benefit plans not disclosed on the Independent Financial Statements or the other Schedules hereto, unrecognized depreciation, material legal proceedings (pending or threatened) not disclosed on the Independent Financial Statements or the other Schedules hereto, material liability arising from non-compliance with existing law, or that (ii) there are potential losses in the loan portfolio since December 31, 1993 and the securities portfolio since May 31, 1994 of Independent for which additional reserves are required in accordance with generally accepted accounting practices as consistently applied by Independent, with the aggregate result of (i) and (ii) causing a reduction of Independent's shareholders' equity in excess of $650,000 from that as reflected in the Independent Financial Statements at December 31, 1993; provided, however, that such reduction in excess of $650,000 of Independent's shareholders' equity shall be in addition to the amount of all accruals, reserves, charge-offs or other actions taken in accordance with Section 4.8.


      7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement and the Merger pursuant to Section 7.1, this Agreement, other than the provisions of Sections 4.1 (last three sentences) and 9.1, shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement.

      7.3. Survival of Representations, Warranties and Covenants. The respective representations and warranties, obligations, covenants and agreements (except for those contained in Sections 1.3, 2.1, 2.2, 2.3, 2.4, 2.5, 4.1 (last three sentences), 8.1, 8.2, 8.3, 9.1, 9.2, 9.3, 9.4 and 9.6, which shall survive the effectiveness of the Merger) of Crestar, Crestar Bank and Independent contained herein shall expire with, and be terminated and extinguished by, the effectiveness of the Merger and shall not survive the Effective Time of the Merger.

      7.4. Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof and this Agreement may be amended or supplemented by written instructions duly executed by all parties hereto at any time, whether before or after the meeting of Independent shareholders referred to in Section 4.2 hereof, excepting statutory requirements and requisite approvals of shareholders and regulatory authorities, provided that any such amendment or waiver executed after shareholders of Independent have approved this Agreement and the Plan of Merger shall not modify either the amount or form of the consideration to be received by such shareholders for their shares of Independent Common Stock or otherwise materially adversely affect such shareholders without their approval.


                                    ARTICLE VIII
                                Additional Covenants

      8.1. Indemnification and Independent Officers and Directors; Liabilities Insurance. After the Effective Time of the Merger, Crestar acknowledges its obligation to provide and agrees to provide, indemnification to the directors, employees and officers of Independent following the Effective Time of the Merger to the same extent as if Independent were maintaining its separate existence after such time. Such indemnification shall continue for a period of not less than five years to the extent permitted under the VSCA and the Articles of Incorporation and Bylaws of Crestar, provided that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Crestar will provide officers and directors liability insurance coverage to all Independent directors and officers, whether or not they become part of the Crestar organization after the Effective Time of the Merger to the same extent it is provided to Crestar's officers and directors, provided that coverage will not extend to acts as to which notice has been given prior to the Effective Time of the Merger.

      8.2. Employee Matters. Any Independent senior manager who might be displaced as a result of the Merger, will be interviewed by his/her Crestar Bank counterpart with the goal of determining if there are mutually beneficial employment opportunities available within Crestar Bank or an affiliate of Crestar.

      Crestar Bank will undertake to continue employment of all branch personnel who meet Crestar's employment qualification requirements, either at existing Independent offices or at Crestar or Crestar Bank offices. Independent non-branch personnel terminated as a result of the Merger will be interviewed prior to the Effective Time of the Merger for open positions with Crestar Bank. Except as provided on Exhibit D, Crestar or Crestar Bank will pay a severance benefit to each person who is an employee of Independent at the Effective Time of the Merger and who (x) is not offered a comparable position with Crestar or a subsidiary of Crestar (the acceptance of a position with Crestar or a subsidiary of Crestar shall establish that such position was comparable) or (y) is terminated without cause within six months after the Effective Time of the Merger. The amount of such severance benefit will equal one week of such employee's base pay immediately before the Effective Time of the Merger for each full year of service with Independent up to 20 years, and two weeks of such base pay for each full year of service with Independent over 20 years; provided, however, that the severance benefit shall not be less than four weeks of base pay. Out-placement counseling will be available through the Virginia Employment Commission for any such Independent employees terminated without cause. Independent shall take or cause to be taken such actions as are necessary to terminate its severance pay policies or plans effective prior to the Effective Time of the Merger.

      8.3. Employee Benefit Matters. (a) Transferred Employees. All employees of Independent immediately prior to the Effective Time of the Merger who are employed by Crestar, Crestar Bank or another Crestar subsidiary following the Effective Time of the Merger ("Transferred Employees") will be covered by Crestar's employee benefit plans as to which they are eligible based on their length of service, compensation, job classification, and position, including, where applicable, any incentive compensation plan. Notwithstanding the foregoing, Crestar may determine to continue any of the Independent benefit plans for Transferred Employees in lieu of offering participation in Crestar's benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of the Independent benefit plans, or to merge any such benefit plans with Crestar's benefit plans. Except as specifically provided in this Section
8.3 and as otherwise prohibited by law, Transferred Employees' service with Independent shall be recognized as service with Crestar for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under Crestar's benefit plans, subject to applicable break-in-service rules.

                 (b) Health Plans. Crestar agrees that any pre-existing condition, limitation or exclusion in its health plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by Independent on the date of the Merger and who then change coverage to Crestar's medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll in Crestar's health plans.

                 (c) Independent Profit Sharing Plan. Crestar agrees that immediately following the Merger, all participants who then have accounts in the profit sharing plan maintained by Independent (the "Profit Sharing Plan") shall be fully vested in their account balances. Crestar, at its election, may continue the Profit Sharing Plan for the benefit of Transferred Employees (with such amendments as Crestar may deem appropriate or necessary to coordinate benefits with benefits provided under the Crestar Employees' Thrift and Profit Sharing Plan (the "Crestar Thrift Plan")), or may merge the Profit Sharing Plan into the Crestar Thrift Plan or the Crestar Merger Plan for Transferred Employees, provided that any such merger shall comply with Internal Revenue Code Section 414(l), or may cease additional benefit accruals under and contributions to the Profit Sharing Plan and continue to hold the assets of such Plan until they are distributable in accordance with its terms, or may terminate the Profit Sharing Plan and distribute benefits. In the event of a merger of the Profit Sharing Plan and the Crestar Thrift Plan or a cessation of accruals and contributions under the Profit Sharing Plan or a termination of the Profit Sharing Plan, the Crestar Thrift Plan will recognize for purposes of eligibility to participate, early retirement, and eligibility for vesting, all Transferred Employees' service with Independent, subject to applicable break-in-service rules. Independent agrees to cooperate with Crestar in implementing any decision under this subsection (c) with respect to the Profit Sharing Plan. Independent also agrees that prior to the earlier of December 31, 1994, or the Closing Date, it will submit a request to Internal Revenue Service for a new favorable determination letter on the Profit Sharing Plan.

                 (d) Crestar Retirement Plan. The Retirement Plan for Employees of Crestar Financial Corporation and Affiliated Corporations will recognize for purposes of eligibility to participate, vesting and eligibility for early retirement, but not for benefit accrual purposes all Transferred Employees' service with Independent, subject to applicable break-in-service rules.


                                     ARTICLE IX
                                    Miscellaneous

      9.1. Expenses. Each party hereto shall bear and pay the costs and expenses incurred by it relating to the transactions contemplated hereby.

      9.2. Entire Agreement. This Agreement contains the entire agreement among Crestar, Crestar Bank and Independent with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

      9.3. Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

      9.4. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

                 If to Crestar or Crestar Bank:

                       Crestar Financial Corporation
                       919 East Main Street
                       Richmond, Virginia 23219
                       Attention:  John C. Clark III
                                   Corporate Senior Vice President,
                                     Secretary and General Counsel

                 Copy to:

                       Lathan M. Ewers, Jr.
                       Hunton & Williams
                       951 East Byrd Street
                       Richmond, Virginia  23219

                 If to Independent:

                       Eugene F. Peters
                       Chairman of the Board of Directors
                       Independent Bank
                       8751 Sudley Road
                       Manassas, Virginia 22110-4533

                 Copy to:

                       Harold I. Freilich
                       Davis, Graham & Stubbs
                       1225 New York Avenue, NW #1200
                       Washington, DC 20005

      9.5. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      9.6. Governing Law. Except as may otherwise be required by the laws of the United States, this Agreement shall be governed by and construed in accordance with the laws of Virginia.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, all as of the day and year first above written.

                                  CRESTAR FINANCIAL CORPORATION


                                  By
                                      Name:
                                      Title:


                                  CRESTAR BANK


                                  By
                                      Name:
                                      Title:


                                  INDEPENDENT BANK


                                  By
                                      Name:
                                      Title:


______________________________               ______________________________

______________________________               ______________________________

______________________________               ______________________________

______________________________               ______________________________

                                             ______________________________

At least two-thirds of the Directors of Independent Bank affix their signatures hereto for the purpose of agreeing, subject to the exceptions and circumstances contemplated in Section 4.4 above, to vote all shares of Independent Common Stock owned by them and with respect to which they have power to vote in favor of the Merger and to cause the Merger to be recommended by the Board of Directors of Independent to the shareholders of Independent in the proxy statement sent to shareholders in connection with such shareholders' meeting.

                                                                   Exhibit A


                                   PLAN OF MERGER
                                         OF
                                  INDEPENDENT BANK
                                        INTO
                                    CRESTAR BANK

      Section 1. Independent Bank ("Independent") shall, upon the time that Articles of Merger are made effective by the State Corporation Commission of Virginia (the "Effective Time of the Merger"), be merged (the "Merger") into Crestar Bank, which shall be the "Surviving Bank".

      Section 2.  Conversion of Stock.  At the Effective Time of the Merger:

                 (i) Each share of Crestar Bank Common Stock outstanding immediately prior to the Effective Time of the Merger shall continue unchanged as an outstanding share of Common stock of the Surviving Bank.

                 (ii) Subject to Section 4, each share of Independent Common Stock which is issued and outstanding immediately prior to the Effective Time of the Merger (other than shares held of record by Crestar Financial Corporation ("Crestar") and shares to be exchanged for cash) and which, under the terms of Section 3 is to be converted into Crestar Common Stock, shall be converted into the number of shares of Crestar Common Stock determined by dividing $12.25 (the "Price Per Share") by the average closing price of Crestar Common Stock as reported on the New York Stock Exchange for each of the 10 trading days ending on the 10th day prior to the day of the Effective Time of the Merger (the "Average Closing Price"). The result of the quotient determined by dividing the Price Per Share by the Average Closing Price and rounded to the nearest thousandths decimal point being hereinafter called the "Exchange Ratio", but in no case shall the Exchange Ratio be less than .2269 shares or greater than .3063 shares of Crestar Common Stock for each share of Independent Common Stock.

                 (iii) Subject to Section 4, each share of Independent Common Stock outstanding immediately prior to the Effective Time of the Merger which, under the terms of Section 3, is to be converted into the right to receive cash, shall be converted into the right to receive the Price Per Share in cash (subject to all applicable withholding taxes).

                 (iv) At the Effective Time of the Merger, Independent's transfer books shall be closed and no further transfer of Independent Common Stock shall be permitted.

      Section 3. Manner of Conversion. The manner in which each outstanding share of Independent Common Stock shall be converted into Crestar Common Stock or cash, as specified in Section 2, after the Effective Time of the Merger, shall be as follows:

                 (i) All cash elections which shall have been made for shares of Independent Common Stock and for which certificates shall have been delivered to Crestar Bank subject to the terms of the Agreement (as hereinafter defined) at or prior to the meeting of Independent shareholders at which the Merger is considered, shall, if the Merger is approved by Independent's shareholders at this meeting, be irrevocable. Pursuant to the terms of the Agreement Crestar Bank shall retain certificates for such shares submitted for cash purchase until either (i) termination of the Agreement (as hereinafter defined), upon which Crestar Bank promptly shall return such certificates, or (ii) the Effective Time of the Merger, when Crestar Bank (which shall act as exchange agent) shall exchange such certificates for cash, at the Price Per Share, subject to Section 4. Certificates for shares of Independent Common Stock shall be submitted in exchange for cash accompanied by a Letter of Transmittal (to be promptly furnished by Crestar Bank, as exchange agent, to Independent shareholders of record as of the Effective Time of the Merger). Until so surrendered, each outstanding certificate which prior to the Effective Time of the Merger represented Independent Common Stock shall be deemed to evidence only the right to receive the Price Per Share (subject to all applicable withholding taxes) multiplied by the number of shares evidenced by the certificates, without interest thereon.

                 (ii) Each share of Independent Common Stock, other than shares held of record by Crestar and shares for which a cash election has been made (and are not exchanged for cash because of Section 4), shall be exchanged for shares of Crestar Common Stock as determined by the Exchange Ratio.

                 (iii) No fractional shares of Crestar Common Stock shall be issued, but instead the value of fractional shares shall be paid in cash (subject to all applicable withholding taxes), for which purpose the Average Closing Price shall be employed.

                 (iv) Certificates for shares of Independent Common Stock shall be submitted in exchange for Crestar Common Stock accompanied by a Letter of Transmittal (to be promptly furnished by Crestar Bank to Independent's shareholders of record as of the Effective Time of the Merger). Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Merger, represented Independent Common Stock, shall be deemed to evidence only the right to receive
      (a) shares of Crestar Common Stock as determined by the Exchange Ratio, or (b) in the case of shares for which cash elections shall have been made, cash (subject to all applicable withholding taxes) multiplied by the number of shares evidenced by the certificates without interest thereon. Until such outstanding shares formerly representing Independent Common Stock are so surrendered, no dividend payable to holders of record of Crestar Common Stock as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. Upon such surrender, dividends accrued or declared on Crestar Common Stock shall be paid in accordance with Section 2.2 of the Agreement and Plan of Reorganization dated as of August 25, 1994 (the "Agreement") among Crestar, Crestar Bank and Independent.

      Section 4. Proration of Shares Purchased with Cash. The number of shares of Independent Common Stock to be exchanged for cash cannot exceed 40% of the outstanding shares of Independent Common Stock immediately prior to the Effective Time of the Merger. If shareholders of Independent elect to exchange for cash more than this number of shares of Independent Common Stock, Crestar shall purchase all shares submitted by holders of 100 or fewer shares (if such holder has submitted all his shares for cash exchange) and then purchase shares submitted by other holders pro rata so as to require Crestar to pay cash for no more than 40% of the shares of Independent Common Stock. A shareholder submitting shares for cash purchase all of whose shares are not exchanged for cash because of the proration provisions of this Section 4 shall receive shares of Crestar Common Stock at the Exchange Ratio for all shares of Independent Common Stock not exchanged for cash.

      Section 5. Articles of Incorporation, Bylaws and Directors of the Surviving Bank. At the Effective Time of the Merger, there shall be no change caused by the Merger in the Articles of Incorporation (except any change caused by the filing of Articles of Merger relating to the Merger), By-laws, or Board of Directors of the Surviving Bank.

      Section 6. Conditions to Merger. Consummation of the Merger is subject to the following conditions:

                 (i) The approving vote of the holders of more than a two-thirds majority of the outstanding shares of Independent Common Stock entitled to vote.

                 (ii) The approval of the Merger by the Board of Governors of the Federal Reserve System and the State Corporation Commission of Virginia.

                 (iii) The satisfaction of the conditions or the waiver of such conditions by the party for whose benefit they were imposed, as contained in the Agreement.

      Section 7. Effect of the Merger. The Merger shall have the effect provided by Section 6.1-44 and Section 13.1-721 of the Code of Virginia.

      Section 8. Amendment. Pursuant to Section 13.1-718(I) of the Virginia Stock Corporation Act, the Boards of Directors of Crestar Bank and Independent reserve the right to amend this Plan of Merger at any time prior to issuance of the certificate of merger by the State Corporation Commission of Virginia, provided, however, that any such amendment made subsequent to the submission of this Plan of Merger to the shareholders of Independent, may not: (i) alter or change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or in conversion of all or any of the shares of any class or series of Independent; (ii) alter or change any of the terms and conditions of this Plan of Merger if such alteration or change would adversely affect the shares of any class or series of Independent; or (iii) alter or change any term of the certificate of incorporation of Independent (except as provided herein).

                                                                     Annex II
                             BAXTER FENTRISS AND COMPANY
                          9100 Arboretum Parkway, Suite 280
                              Richmond, Virginia  23236


                                  September 22, 1994



The Board of Directors
Independent Bank
8751 Sudley Road
Manassas, Virginia  22110


Dear Members of the Board:

Independent Bank of Manassas, Virginia ("Independent") and Crestar Financial Corporation of Richmond, Virginia ("Crestar") have entered into an Agreement providing for the acquisition of Independent by Crestar ("Merger"). The terms of the Merger are set forth in an Agreement and Plan of Reorganization dated August 26, 1994.

The terms of the Merger provide that, each common share of Independent ($1.00 par value) will be converted into the number of shares of Crestar common stock ($5.00 par value) determined by dividing by $12.25, subject to certain adjustments for the changing market price of Crestar, or cash equal to $12.25 per share.

You have asked our opinion as to whether the proposed transaction pursuant to the terms of the Agreement and Plan of Reorganization are fair to the shareholders of Independent from a financial point of view.

In rendering our opinion, we have evaluated the financial statements of Independent and the consolidated financial statements of Crestar which were available to us from published sources. In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared Independent and Crestar from a financial point of view to the other financial institutions; (b) reviewed the historical market price ranges of the common stock of Independent;
(c) compared the terms of the Merger with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (d) reviewed the Agreement and Plan of Reorganization and related documents; and (e) made such other analyses and examinations as we deemed necessary. We have also met with various senior officers of Independent and Crestar to discuss the foregoing as well as other matters we believe relevant to our opinion.

We have not independently conducted a due diligence review of Crestar nor have we reviewed registration statements, proxy materials, regulatory applications or other documents which must be prepared prior to the completion of the acquisition.

We have not independently verified the financial and other information concerning Independent, or Crestar or other data which we have considered in our review. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Independent and Crestar as they exist and are known to us as of June 30, 1994.

We have acted as financial advisor to Independent in connection with the Merger and will receive from Independent a fee for our services, a significant portion of which is contingent upon the consummation of Merger.


It is understood that this opinion may be included in its entirety in any communication by Independent or the Board of Directors to the stockholders of Independent. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based on the foregoing, and subject to the limitations described above, we are of the opinion that the terms of the Merger are fair to the shareholders of Independent from a financial point of view.

Very truly yours,




/s/ Baxter Fentriss and Company

                                       PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Officers and Directors

      Crestar's Articles of Incorporation implement the provisions of the VSCA, which provide for the indemnification of Crestar's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933. Under sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Crestar's Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them be reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. Crestar also carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act of 1933. In addition, the VSCA and Crestar's Articles of Incorporation eliminate the liability of a director or officer of Crestar in a shareholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 to -704 of the VSCA are hereby incorporated herein by reference.

Item 21.  Exhibits and Financial Statement Schedules

     (a)         Exhibits

                 2(a) Agreement and Plan of Reorganization dated as of August 26, 1994, among Crestar, Crestar Bank and Independent (attached to the Proxy Statement/ Prospectus as Annex I)

                 4(a) Crestar's Restated Articles of Incorporation (incorporated by reference herein from Crestar's Annual Report on Form 10-K for the year ended December 31, 1993

                 4(b) Rights Agreement dated June 23, 1994 between Crestar and Mellon Bank, N.A., as rights agent (incorporated by reference herein from Crestar's Registration Statement on Form 8-A filed June 26, 1989)

                 5      Opinion of Hunton & Williams with respect to legality

                 8 Opinion of Hunton & Williams with respect to tax consequences of the Merger

                 23(a)  Consent of KPMG Peat Marwick LLP

                 23(b)  Consent of Homes, Lowry, Horn & Johnson Ltd.

                 23(c)  Consent of Baxter Fentriss and Company

                 23(d) Consent of Hunton & Williams (included in Exhibit 5 and Exhibit 8)

                 24     Power of Attorney (included in the Registration
                        Statement)

                 99(a)  Form of Proxy

                 99(b)  Form of Cash Option Election

             (b)  Financial Statement Schedules -- None

             (c) Report, Opinion or Appraisal -- (attached to the Proxy Statement/Prospectus as Annex II)

Item 22. Undertakings

     (a)         The undersigned Registrant hereby undertakes as follows:

                 1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                              Provided, however, that paragraphs (a)(1)(i) and
                              (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 4. That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                 5. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of the post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                     SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on September 27, 1994.

                                       CRESTAR FINANCIAL CORPORATION
                                       (Registrant)

                                       By:  /s/ John C. Clark, III
                                            John C. Clark, III,
                                            Corporate Senior Vice
                                            President, General Counsel
                                                and Secretary


                                  POWER OF ATTORNEY

                 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 27, 1994. Each of the directors and/or officers of Crestar Financial Corporation whose signature appears below hereby appoints John C. Clark, III, Lathan M. Ewers, Jr. and David M. Carter, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Crestar Financial Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

         Signature                            Title

 /s/ Richard G. Tilghman                   Chairman of the Board and Chief
Richard G. Tilghman                        Executive Officer and Director
                                           (Principal Executive Officer)

 /s/ James M. Wells, III                   President and Director
James M. Wells, III

 /s/ Patrick D. Giblin                     Vice Chairman of the Board and Chief
Patrick D. Giblin                          Financial Officer and Director
                                           (Principal Financial and Accounting
                                           Officer)

 /s/ Richard M. Bagley                     Director
Richard M. Bagley

 /s/ J. Carter Fox                         Director
J. Carter Fox

 /s/ Bonnie Guiton Hill                    Director
Bonnie Guiton Hill

 /s/ Gene A. James                         Director
Gene A. James

 /s/ Charles R. Longsworth                 Director
Charles R. Longsworth

 /s/ Patrick J. Maher                      Director
Patrick J. Maher

 /s/ Frank E. McCarthy                     Director
Frank E. McCarthy

 /s/ G. Gilmer Minor, III                  Director
G. Gilmer Minor, III

 /s/ Gordon F. Rainey, Jr.                 Director
Gordon F. Rainey, Jr.

 /s/ Frank S. Royal                        Director
Frank S. Royal, M.D.

 /s/ L. Dudley Walker                      Director
L. Dudley Walker

 /s/ Karen Hastie Williams                 Director
Karen Hastie Williams

                                    EXHIBIT INDEX

       Exhibit          Description                   Location


         2(a)       Agreement and Plan of    Filed herewith as Annex I.
                    Reorganization
         4(a)       Crestar's Restated       Incorporated by reference
                    Articles of              herein from Crestar's
                    Incorporation            Annual Report on Form 10-K
                                             for the year ended
                                             December 31, 1993

        4(b)        Rights Agreement dated   Incorporated by reference
                    June 23, 1994 between    herein from Crestar's
                    Crestar and Mellon       Registration Statement on
                    Bank, N.A., as rights    Form 8-A filed June 26,
                    agent                    1989

         5          Opinion of Hunton &      Filed herewith
                    Williams with respect
                    to legality
         8          Opinion of Hunton &      Filed herewith
                    Williams with respect
                    to tax consequences

        23(a)       Consent of KPMG Peat     Filed herewith
                    Marwick LLP
        23(b)       Consent of Homes,        Filed herewith
                    Lowry, Horn & Johnson
                    Ltd.

        23(c)       Consent of Baxter        Filed herewith
                    Fentriss and Company

        23(d)       Consent of Hunton &      Included in Exhibit 5 and
                    Williams                 Exhibit 8
        24          Power of Attorney        Included in the
                                             Registration Statement

        99(a)       Form of Proxy            Filed herewith
        99(b)       Form of Cash Option      Filed herewith
                    Election